Exhibit 2.1

EXECUTION VERSION

NEWMONT MINING CORPORATION

AND

GOLDCORP INC.

ARRANGEMENT AGREEMENT

Date: January 14, 2019

5.2	Covenants of Newmont Regarding the Conduct of Business	39
5.3	Covenants Relating to the Consideration Shares and Replacement RSUs	41
5.4	Covenants of Newmont Regarding Blue-Sky Laws	42
5.5	Mutual Covenants of the Parties Relating to the Arrangement	42
5.6	Covenants Relating to Goldcorp Employment Matters	43
5.7	Regulatory Approvals	45
5.8	Certain Goldcorp Covenants Regarding Non-Solicitation	48
5.9	Certain Newmont Covenants Regarding Non-Solicitation	52
5.10	Access to Information; Confidentiality	56
5.11	Insurance and Indemnification	57
5.12	Pre-Acquisition Reorganization	58
5.13	Financing Cooperation	60

ARTICLE 6 CONDITIONS		61
6.1	Mutual Conditions Precedent	61
6.2	Additional Conditions Precedent to the Obligations of Newmont	62
6.3	Conditions Precedent to the Obligations of Goldcorp	63
6.4	Satisfaction of Conditions	64
6.5	Notice of Breach	64
6.6	Frustration of Conditions	64

ARTICLE 7 TERM, TERMINATION, AMENDMENT AND WAIVER		64
7.1	Term	64
7.2	Termination	64
7.3	Termination Fees	67
7.4	Amendment	70
7.5	Waiver	70

ARTICLE 8 GENERAL PROVISIONS		71
8.1	Notices	71
8.2	Governing Law	72
8.3	Injunctive Relief	72
8.4	Time of Essence	73
8.5	Entire Agreement, Binding Effect and Assignment	73
8.6	No Liability	73
8.7	Severability	73
8.8	Waiver of Jury Trial	73
8.9	Third Party Beneficiaries	74
8.10	Counterparts, Execution	74

Schedule A FORM OF PLAN OF ARRANGEMENT

Schedule B FORM OF ARRANGEMENT RESOLUTION

Schedule C FORM OF NEWMONT RESOLUTION

Schedule D KEY REGULATORY APPROVALS

Schedule 3.1 REPRESENTATIONS AND WARRANTIES OF GOLDCORP

Schedule 4.1 REPRESENTATIONS AND WARRANTIES OF NEWMONT

ARRANGEMENT AGREEMENT

THIS ARRANGEMENT AGREEMENT is made as of January 14, 2019

BETWEEN:

NEWMONT MINING CORPORATION, a corporation existing under the laws of the State of Delaware (“Newmont”)

- and -

GOLDCORP INC., a corporation existing under the laws of the Province of Ontario (“Goldcorp”)

RECITALS:

A.                                    The board of directors of each of Newmont and Goldcorp has determined that it would be in the best interests of Newmont and Goldcorp, respectively, to combine the businesses conducted by the two corporations; and

B.                                    The Parties intend to carry out the transactions contemplated by this Agreement by way of a plan of arrangement under the provisions of the Business Corporations Act (Ontario).

THEREFORE, the Parties agree as follows:

ARTICLE 1
INTERPRETATION

1.1                               Definitions

Whenever used in this Agreement, the following words and terms have the meanings set out below:

“Advance Ruling Certificate” means an advance ruling certificate issued by the Commissioner pursuant to Section 102 of the Competition Act in respect of the transactions contemplated by this Agreement;

“affiliate” has the meaning given to it in NI 45-106;

“Agreement” means this arrangement agreement, including all schedules annexed hereto, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof;

“Antitrust Laws” shall mean all Laws and Orders that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade, or lessening of competition through merger or acquisition.

“Arrangement” means the arrangement of Goldcorp under Section 182 of the OBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the terms of this Agreement and the Plan of Arrangement or made at the direction of the Court in the Interim Order or Final Order with the consent of Newmont and Goldcorp, each acting reasonably;

“Arrangement Resolution” means the special resolution of Goldcorp Shareholders approving the Arrangement which is to be considered at the Goldcorp Meeting substantially in the form of Schedule B hereto;

“Articles of Arrangement” means the articles of arrangement to be filed in accordance with the OBCA evidencing the Arrangement;

“Authorization” means, with respect to any Person, any authorization, order, permit, approval, grant, licence, registration, consent, right, notification, condition, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decision, decree, by-law, rule or regulation, of, from or required by any Governmental Entity having jurisdiction over the Person;

“Business Day” means any day, other than a Saturday, a Sunday or a statutory or civic holiday in the Province of Ontario, the Province of British Columbia or in the State of New York;

“Canadian Securities Authorities” means the securities commission or other securities regulatory authority of each province and territory of Canada;

“Canadian Securities Laws” means the Securities Act, together with all other applicable securities Laws, rules and regulations and published policies thereunder or under the securities laws of any other province or territory of Canada;

“Cash Consideration” means, for each Goldcorp Share, $0.02 in cash;

“Certificate of Arrangement” means the certificate giving effect to the Arrangement issued by the Director pursuant to Section 183 of the OBCA;

“Closing VWAP” means the volume weighted average price of a Newmont Share on the NYSE, rounded to four decimal places, and determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours, for the five consecutive trading days ending on the third complete trading day prior to (and excluding) the Effective Date, as reported by Bloomberg;

“Code” means the U.S. Internal Revenue Code of 1986;

“Commissioner” means the Commissioner of Competition appointed under subsection 7(1) of the Competition Act and includes any Person designated by the Commissioner to act on his behalf;

“Competition Act” means the Competition Act (Canada) and the regulations promulgated thereunder;

“Competition Act Approval” means that, in connection with the transactions contemplated by this Agreement, either (i) the (a) applicable waiting periods under subsection 123(1) of the Competition Act shall have expired or have been waived in accordance with subsection 123(2) of the Competition Act or the obligation to provide a pre-merger notification in accordance with Part IX of the Competition Act shall have been waived in accordance with paragraph 113(c) of the Competition Act, and (b) the Commissioner shall have issued a written confirmation that he does not, at that time, intend to make an application under section 92 of the Competition Act in respect of the transactions contemplated by this Agreement; or (ii) the Commissioner shall have issued an Advance Ruling Certificate under Section 102 of the Competition Act in respect of the transactions contemplated by this Agreement;

“Confidentiality Agreement” means the confidentiality agreement between Newmont and Goldcorp dated December 14, 2018;

“Consideration” means, for each Goldcorp Share, (a) a fraction of a Newmont Share equal to the Exchange Ratio, plus (b) the Cash Consideration;

“Consideration Shares” means the Newmont Shares to be issued as Consideration pursuant to the Arrangement;

“Contract” means any contract, agreement, license, franchise, lease, arrangement, commitment, understanding, joint venture, partnership or other right or obligation (written or oral) to which a Party or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which any of their respective properties or assets is subject;

“Court” means the Ontario Superior Court of Justice (Commercial List);

“Current ESPP Offering Period” has the meaning given to it in Section 5.6(a)(v);

“Depositary” means any Person that Goldcorp may appoint to act as depositary for the Goldcorp Shares in relation to the Arrangement, with the approval of Newmont, acting reasonably;

“Director” means the Director appointed pursuant to Section 278 of the OBCA;

“Dissent Rights” means the rights of dissent in respect of the Arrangement described in the Plan of Arrangement;

“Effective Date” means the date upon which the Arrangement becomes effective, as set out in Section 2.12, which will be the date shown in the Certificate of Arrangement;

“Effective Time” means the time on the Effective Date that the Arrangement becomes effective, as set out in the Plan of Arrangement;

“Environmental Laws” means all applicable Laws relating to pollution or the protection or quality of the environment or to the Release of Hazardous Substances to the environment and all Authorizations issued pursuant to such Laws;

“Equity Award Exchange Ratio” means the sum of (a) the Exchange Ratio, and (b) a fraction of a Newmont Share equal to the quotient (rounded to the nearest four decimal places) obtained by dividing (i) the Cash Consideration, by (ii) the Closing VWAP;

“Exchange Ratio” means, for each Goldcorp Share, 0.3280 of a Newmont Share;

“Final Order” means the final order of the Court pursuant to Section 182 of the OBCA, in form and substance acceptable to Newmont and Goldcorp, each acting reasonably, after a hearing upon the procedural and substantive fairness of the terms and conditions of the Arrangement, approving the Arrangement, as such order may be amended, modified, supplemented or varied by the Court (with the consent of Newmont and Goldcorp, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended on appeal (provided that any such affirmation, amendment, modification, supplement or variation is acceptable to Newmont and Goldcorp, each acting reasonably);

“Goldcorp Acquisition Proposal” means, other than the transactions contemplated by this Agreement and other than any transaction involving only Goldcorp and/or one or more of its wholly-owned Subsidiaries, any offer, proposal, expression of interest or inquiry from, or public announcement of intention by, any Person or group (as defined in Section 13(d) of the U.S. Exchange Act) of Persons (other than Newmont or any affiliate of Newmont), whether or not in writing and whether or not delivered to Goldcorp Shareholders, relating to: (a) any acquisition or purchase (or any lease, royalty, agreement, joint venture, long-term supply agreement or other arrangement having the same economic effect as an acquisition or purchase), direct or indirect, through one or more transactions, of (i) the assets of Goldcorp and/or one or more of its Subsidiaries that, individually or in the aggregate, constitute 20% or more of the consolidated assets of Goldcorp and its Subsidiaries, taken as a whole, or which contribute 20% or more of the consolidated revenue of Goldcorp and its Subsidiaries, taken as a whole (in each case, determined based upon the most recent publicly available consolidated financial statements of Goldcorp), or (ii) 20% or more of any voting or equity securities of Goldcorp or 20% or more of any voting or equity securities of any one or more of any of Goldcorp’s Subsidiaries that, individually or in the aggregate, contribute 20% or more of the consolidated revenues or constitute 20% or more of the consolidated assets of Goldcorp and its Subsidiaries, taken as a whole (in each case, determined based upon the most recent publicly available consolidated financial statements of Goldcorp); (b) any direct or indirect take-over bid, tender offer, exchange offer, treasury issuance or other transaction that, if consummated, would result in such Person or group (as defined in Section 13(d) of the U.S. Exchange Act) of Persons beneficially owning 20% or more of any class of voting or equity securities (and/or securities convertible into, or exchangeable or exercisable for voting or equity securities) of Goldcorp; (c) a plan of arrangement, merger, amalgamation, consolidation, share exchange, share reclassification, business combination, reorganization, recapitalization, liquidation, dissolution, winding up or other similar transaction or series of transactions involving Goldcorp or any of its Subsidiaries that, individually or in the aggregate, constitute 20% or more of the consolidated assets of Goldcorp and its Subsidiaries, taken as a whole, or which contribute 20% or more of the consolidated revenue of Goldcorp and its Subsidiaries, taken as a whole (in each case, determined based upon the most recent publicly available consolidated financial statements of

Goldcorp), or (d) any other transaction, the consummation of which would reasonably be expected to impede, interfere with, prevent or delay the transactions contemplated by this Agreement or the Arrangement or which would reasonably be expected to materially reduce the benefits to Newmont of the Arrangement;

“Goldcorp Benefit Plans” means all health, welfare, supplemental unemployment benefit, bonus, profit sharing, option, insurance, incentive, incentive compensation, deferred compensation, share purchase, share compensation, disability, pension or retirement income or savings plans or other employee compensation arrangement or agreement or benefit plans, trust, funds, policies, programs, arrangements, agreements, practices, or other Contracts, whether written or oral, which are maintained by or binding upon Goldcorp or any of its Subsidiaries for which Goldcorp or its Subsidiaries could have any liability or contingent liability, or pursuant to which payments are made, or benefits are provided to, or an entitlement to payments or benefits may arise with respect to any of its employees or former employees, directors or officers, individuals working on contract with Goldcorp or other individuals providing services to Goldcorp of a kind normally provided by employees (or any spouses, dependents, survivors or beneficiaries of any such persons), excluding Statutory Plans (but including the Goldcorp Employee Purchase Plan);

“Goldcorp Board” means the board of directors of Goldcorp as the same is constituted from time to time;

“Goldcorp Board Recommendation” has the meaning given to it in Section 2.7(c);

“Goldcorp Change in Recommendation” has the meaning given to it in Section 5.8(a)(iv);

“Goldcorp Circular” means the notice of the Goldcorp Meeting and accompanying management information circular, including all schedules, appendices and exhibits thereto and enclosures therewith, to be sent to Goldcorp Shareholders in connection with the Goldcorp Meeting, as amended, supplemented or otherwise modified from time to time;

“Goldcorp Data Room” means the material contained in the virtual data room established by Goldcorp as at 11:59 p.m. (Toronto time) on January 12, 2019, the index of documents of which is appended to the Goldcorp Disclosure Letter;

“Goldcorp Disclosure Letter” means the disclosure letter dated the date of this Agreement executed and delivered by Goldcorp to Newmont in connection with the execution of this Agreement;

“Goldcorp Equity Award Holders” means the holders of Goldcorp Options, Goldcorp PSUs, Goldcorp Phantom RSUs and Goldcorp RSUs;

“Goldcorp ESPP” means the Company’s current employee share purchase plan;

“Goldcorp Fairness Opinions” has the meaning given to it in 2.3(b);

“Goldcorp Equity Incentive Plans” means, collectively, the Goldcorp Option Plan, the Goldcorp PSU Plan, the Goldcorp RSU Plan and the Goldcorp Phantom RSU Plan;

“Goldcorp JV Entities” has the meaning given to it in Schedule 3.1;

“Goldcorp Locked-Up Shareholders” means the directors and executive leadership team of Goldcorp;

“Goldcorp Material Adverse Effect” means a Material Adverse Effect in relation to Goldcorp;

“Goldcorp Material Contract” means in respect of Goldcorp, any of its Subsidiaries or any of the Material JV Entities, any Contract: (a) that if terminated or modified or if it ceased to be in effect, would reasonably be expected to have a Goldcorp Material Adverse Effect; (b) under which Goldcorp, any of its Subsidiaries or any Material JV Entity has directly or indirectly guaranteed any liabilities or obligations of a third party (other than ordinary course endorsements for collection) in excess of $100 million in the aggregate; (c) that is a lease, sublease, license or right of way or occupancy agreement for real property which has a value in excess of $100 million and that is material to the business or to an operation of Goldcorp and its Subsidiaries, taken as a whole; (d) that provides for the establishment of, investment in or formation of any partnership or joint venture with an arm’s length Person in which the interest of Goldcorp, any of its Subsidiaries or any of the Material JV Entities exceeds $100 million (book value); (e) relating to indebtedness for borrowed money, whether incurred, assumed, guaranteed or secured by any asset, with an outstanding principal amount in excess of $100 million; (f) under which Goldcorp, any of its Subsidiaries or any of the Material JV Entities is obligated to make or expects to receive payments in excess of $100 million over the remaining term of the Contract; (g) that limits or restricts Goldcorp, any of its Affiliates or any of the Material JV Entities from engaging in any line of business or in any geographic area, except for any such Contract entered into in the normal course of business; (h) that is a collective bargaining agreement, a labour union contract or any other memorandum of understanding or other agreement with a union; (i) that restricts Goldcorp from paying dividends or other distributions to its shareholders; (j) that is a contractual royalty, production payment, net profits, earn-out, streaming agreement, metal pre-payment or similar agreement that has a value in excess of $100 million; (k) that relates to an acquisition or divestiture for value in excess of $100 million; (l) that purports to bind Goldcorp’s affiliates other than Subsidiaries of Goldcorp; or (m) that is a material agreement with a Governmental Entity, or an agreement with any first nation or aboriginal group, or other organizations with authority to represent such groups.

“Goldcorp Meeting” means the special meeting of Goldcorp Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution;

“Goldcorp Mineral Rights” has the meaning given to it in Schedule 3.1;

“Goldcorp Option Plan” means the amended and restated 2005 Goldcorp Stock Option Plan, last amended April 28, 2016;

“Goldcorp Options” means options to purchase Goldcorp Shares granted under the Goldcorp Option Plan and options to purchase Goldcorp Shares granted under the stock option plan of Exeter Resource Corporation;

“Goldcorp Phantom RSU Plan” means the Goldcorp phantom restricted share unit plan dated January 22, 2013 and last amended February 12, 2014;

“Goldcorp Phantom RSUs” means phantom restricted share units issued under the Goldcorp Phantom RSU Plan;

“Goldcorp PSU Plan” means the Goldcorp performance share unit plan, amended effective July 28, 2010, and last amended February 14, 2018;

“Goldcorp PSUs” means performance share units issued under the Goldcorp PSU Plan;

“Goldcorp Public Documents” means all forms, reports, schedules, statements, certifications and other documents (including all exhibits and other information incorporated therein, amendments and supplements thereto) filed or furnished by Goldcorp pursuant to the Canadian Securities Laws and the U.S. Exchange Act since January 1, 2016 and on or before January 12, 2019 which are publicly available;

“Goldcorp Response Period” has the meaning given to it in Section 5.9(f)(v);

“Goldcorp RSU Plan” means the Goldcorp restricted share unit plan, amended effective May 20, 2008, and last amended April 28, 2016;

“Goldcorp RSUs” means restricted stock units issued under the Goldcorp RSU Plan;

“Goldcorp Security” means a Goldcorp Share or a Goldcorp RSU;

“Goldcorp Securityholder” means a holder of one or more Goldcorp Securities;

“Goldcorp Shareholder Approval” means the approval of the Arrangement Resolution by Goldcorp Shareholders at the Goldcorp Meeting in accordance with Section 2.4;

“Goldcorp Shareholders” means the holders of Goldcorp Shares;

“Goldcorp Shares” means the common shares in the authorized share capital of Goldcorp;

“Goldcorp Special Committee” means the special committee of independent members of the Goldcorp Board formed in relation to the proposal to effect the transactions contemplate by this Agreement;

“Goldcorp Superior Proposal” means an unsolicited bona fide written Goldcorp Acquisition Proposal from a Person or Persons who is or are, as at the date of this Agreement, a party that deals at arm’s length with Goldcorp, that is not obtained in violation of this Agreement, or any agreement between the Person making such Superior Proposal and Goldcorp, to acquire 100% of the outstanding Goldcorp Shares (other than Goldcorp Shares beneficially owned by the Person or Persons making such Goldcorp Superior Proposal) or all or substantially all of the assets of Goldcorp and its Subsidiaries on a consolidated basis made after the date of this Agreement: (a) that is not subject to any financing condition and in respect of which any required financing to complete such Goldcorp Acquisition Proposal has been demonstrated to be available to the satisfaction of the Goldcorp Board, acting in good faith; (b) that is not subject to a due diligence and/or access condition; (c) that is reasonably capable of being consummated without undue delay, taking into account all legal, financial, regulatory and other aspects of such Goldcorp Acquisition Proposal and the Person making such Goldcorp Acquisition Proposal; and (d) in respect of which the Goldcorp Board determines in good faith, after consultation with its outside financial and legal advisors, and after taking into account all the terms and conditions of such Goldcorp Acquisition Proposal and all factors and matters considered appropriate in good faith by the Goldcorp Board, would, if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction that is more favourable, from a financial point of view, to Goldcorp Shareholders, than the Arrangement (including any adjustment to the terms and conditions of the Arrangement proposed by Newmont pursuant to Section 5.8(h));

“Goldcorp Term Loans” means, collectively, (a) the US$75,000,000 non-revolving term credit facility governed by the credit agreement dated March 14, 2018 between Goldcorp and ING Capital LLC, (b) the US$250,000,000 non-revolving term credit facility governed by the credit agreement dated March 14, 2018 between Goldcorp and National Bank Of Canada, and (c) the US$75,000,000 non-revolving term credit facility governed by the credit agreement dated March 14, 2018 between Goldcorp and Sumitomo Mitsui Banking Corporation, Canada Branch;

“Goldcorp Termination Fee” means $350,000,000;

“Goldcorp Termination Fee Event” has the meaning given to it in Section 7.3(b);

“Goldcorp Voting Agreements” means the voting agreements dated the date hereof and made between Newmont and the Goldcorp Locked-Up Shareholders setting forth the terms and conditions on which the Goldcorp Locked-Up Shareholders have agreed to vote their Goldcorp Shares in favour of the Arrangement Resolution;

“Governmental Entity” means: (a) any multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, ministry, bureau or agency, domestic or foreign; (b) any stock exchange, including the TSX and NYSE; (c) any subdivision, agent, commission, board or authority of any of the foregoing; or (d) any quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, antitrust, foreign investment, expropriation or taxing authority under or for the account of any of the foregoing;

“Hazardous Substances” means any material or substance that is prohibited, listed, defined, designated or classified as dangerous, hazardous, radioactive, explosive, corrosive, flammable, leachable, oxidizing, or toxic or a pollutant or a contaminant under or pursuant to any applicable Environmental Laws, and including petroleum and all derivatives thereof or synthetic substitutes therefor (including polychlorinated biphenyls);

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended;

“IFRS” means generally accepted accounting principles in Canada from time to time including, for the avoidance of doubt, the standards prescribed in Part I of the CPA Canada Handbook - Accounting (International Financial Reporting Standards) as the same may be amended, supplemented or replaced from time to time;

“including” means including without limitation, and “include” and “includes” have a corresponding meaning;

“Interim Order” means the order made after the application to the Court pursuant to subsection 182 of the OBCA after being informed of the intention to rely upon the exemption from the registration requirements of the U.S. Securities Act under Section 3(a)(10) thereof with respect to the Newmont Shares and Replacement RSUs issued pursuant to the Arrangement, in form and substance acceptable to Newmont and Goldcorp, each acting reasonably, providing for, among other things, the calling and holding of the Goldcorp Meeting, as the same may be amended, affirmed, modified, supplemented or varied by the Court with the consent of Newmont and Goldcorp, each acting reasonably;

“Investment Canada Act” means the Investment Canada Act (Canada) and the regulations promulgated thereunder;

“Investment Canada Act Approval” means the responsible Minister under the Investment Canada Act shall have sent a notice stating that such Minister is satisfied that the transactions contemplated by this Agreement are likely to be of net benefit to Canada, or such Minister having been deemed in accordance with the Investment Canada Act to be satisfied that the transactions contemplated by this Agreement are likely to be of net benefit to Canada;

“Key Regulatory Approvals” means Competition Act Approval, Investment Canada Act Approval and the other regulatory approvals described in Schedule D;

“Law” or “Laws” means all laws (including common law), by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, ordinances, judgments, injunctions, determinations, awards, decrees or other legally binding requirements, whether domestic or foreign, and the terms and conditions of any Authorization of or from any Governmental Entity, and, for greater certainty, includes Canadian Securities Laws and U.S. Securities Laws and the term “applicable” with respect to such Laws and in a context that refers to one or more Persons, means such Laws as are applicable to such Persons or its business, undertaking, assets, property or securities and emanate from a Persons having jurisdiction over the Person or Persons or its or their business, undertaking, assets, property or securities;

“Liens” means any hypothecs, mortgages, pledges, assignments, liens, charges, security interests, statutory or deemed trusts, encumbrances and adverse rights or claims, other third party interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;

“Material Adverse Effect” means, in relation to a Party, any event, change, occurrence, effect or state of facts that, individually or in the aggregate with other events, changes, occurrences, effects or states of facts is, or would reasonably be expected to be, material and adverse to the business, results of operations or financial condition of such Party and its Subsidiaries taken as a whole; provided that no event, change, occurrence, effect or state of facts shall be deemed to constitute, nor shall any of the foregoing be taken into account in determining whether there has been a Material Adverse Effect, to the extent that such event, change, occurrence, effect or state of facts results from or arises out of:

(a)                                 any change or development generally affecting the gold mining, silver mining or copper mining industries;

(b)                                 any change or development in political conditions in Canada, the United States, other states or countries in which such Party has material operations or globally (including any act of terrorism or sabotage or any outbreak of hostilities or war or any escalation or worsening thereof) or any natural disaster;

(c)                                  any change in general economic, business or regulatory conditions or in financial, credit, currency or securities markets in Canada, the United States, other states or countries in which such Party has material operations or globally;

(d)                                 any change (on a current or forward basis) in the price of gold, silver or copper;

(e)                                  any adoption, proposed implementation or change in applicable Law or any interpretation or application (or non-application) thereof by any Governmental Entity, or that result from any action taken for the purpose of complying with any of the foregoing;

(f)                                   any change in IFRS or U.S. GAAP, as applicable, or changes in applicable regulatory accounting requirements applicable to the industries in which it conducts business, or that result from any action taken for the purpose of complying with any of the foregoing;

(g)                                  the execution, announcement or performance of this Agreement or the consummation of the transactions contemplated herein (provided that this clause (g) shall not apply to any representation or warranty in this Agreement to the extent the purpose of such representation or warranty is to expressly address the consequences resulting from the execution and delivery of this Agreement or the consummation of the transactions contemplated herein);

(h)                                 compliance with the terms of, or the taking of any actions expressly required by, this Agreement;

(i)                                     any actions taken which Newmont or Goldcorp, as applicable, has requested in writing;

(j)                                    any failure by a Party to meet any analysts’ estimates or expectations of such Person’s revenue, earnings or other financial performance or results of operations for any period, or any failure by such Party or any of its Subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the facts or occurrences giving rise to or contributing to such failures may constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect);

(k)                                 any Proceedings made or brought by any of the current or former stockholders of such Party (on their own behalf or on behalf of such Party) against Newmont, Goldcorp or any of their directors or officers, arising out of this Agreement or the transactions contemplated hereby; or

(l)                                     any change in the market price or trading volume of any securities of such Party (it being understood, without limiting the applicability of paragraphs (a) through (k), that the causes underlying such changes in market price or trading volume may be taken into account in determining whether a Material Adverse Effect has occurred), or any suspension of trading in securities generally or on any securities exchange on which any securities of such Party trade;

except, however to the extent such effects directly or indirectly resulting from, arising out of, attributable to or related to the matters described in the foregoing clauses (a), (b), (c) (d), (e) or (f) disproportionately adversely affect such Person and its Subsidiaries, taken as a whole, as compared to other companies operating in the industry in which such Party operates;

“material fact” and “material change” have the meanings given to them in the Securities Act;

“Minister” means the Minister of Innovation, Science and Economic Development Canada and/or other Ministers responsible for the Investment Canada Act.

“misrepresentation” has the meaning given to it in the Securities Act;

“Newmont Acquisition Proposal” means, other than the transactions contemplated by this Agreement and other than any transaction involving only Newmont and/or one or more of its wholly-owned Subsidiaries, any offer, proposal, expression of interest or inquiry from, or public announcement of intention by, any Person or group (as defined in Section 13(d) of the U.S. Exchange Act) of Persons (other than Goldcorp or any affiliate of Goldcorp), whether or not in writing and whether or not delivered to Newmont Stockholders, relating to: (a) any acquisition or purchase (or any lease, royalty, agreement, joint venture, long-term supply agreement or other arrangement having the same economic effect as an acquisition or purchase), direct or indirect, through one or more transactions, of (i) the assets of Newmont and/or one or more of its Subsidiaries that, individually or in the aggregate, constitute 20% or more of the consolidated assets of Newmont and its Subsidiaries, taken as a whole, or which contribute 20% or more of the consolidated revenue of Newmont and its Subsidiaries, taken as a whole (in each case, determined based upon the most recent publicly available consolidated financial statements of Newmont), or (ii) 20% or more of any voting or equity securities of Newmont or 20% or more of any voting or equity securities of any one or more of any of Newmont’s Subsidiaries that, individually or in the aggregate, contribute 20% or more of the consolidated revenues or constitute 20% or more of the consolidated assets of Newmont and its Subsidiaries, taken as a whole (in each case, determined based upon the most recent publicly available consolidated financial statements of Newmont); (b) any direct or indirect take-over bid, tender offer, exchange offer, treasury issuance or other transaction that, if consummated, would result in such Person or group (as defined in Section 13(d) of the U.S. Exchange Act) of Persons beneficially owning 20% or more of any class of voting or equity securities (and/or securities convertible into, or exchangeable or exercisable for voting or equity securities) of Newmont; (c) a plan of arrangement, merger, amalgamation, consolidation, share exchange, share reclassification, business combination, reorganization, recapitalization, liquidation, dissolution, winding up or other similar transaction or series of transactions involving Newmont or any of its Subsidiaries that, individually or in the aggregate, constitute 20% or more of the consolidated assets of Newmont and its Subsidiaries, taken as a whole, or which contribute 20% or more of the consolidated revenue of Newmont and its Subsidiaries, taken as a whole (in each case, determined based upon the most recent publicly available consolidated financial statements of Newmont); or (d) any other transaction, the consummation of which would reasonably be expected to impede, interfere with, prevent or delay the transactions contemplated by this Agreement or the Arrangement;

“Newmont Board” means the board of directors of Newmont as the same is constituted from time to time;

“Newmont Board Recommendation” has the meaning given to it in Section 2.8(c);

“Newmont Change in Recommendation” has the meaning given to it in Section 5.9(a)(iv);

“Newmont Data Room” means the material contained in the virtual data room established by Newmont as at 11:59 p.m. (Toronto time) on January 12, 2019, the index of documents of which is appended to the Newmont Disclosure Letter;

“Newmont Disclosure Letter” means the disclosure letter dated the date of this Agreement executed and delivered by Newmont to Goldcorp in connection with the execution of this Agreement;

“Newmont Fairness Opinions” has the meaning given to it in Section 2.2(b);

“Newmont Incentive Plan” means Newmont’s 2013 Stock Incentive Plan;

“Newmont Locked-Up Shareholders” means the directors and executive leadership team of Newmont;

“Newmont Material Adverse Effect” means a Material Adverse Effect in relation to Newmont;

“Newmont Material Contract” means any Contract required to be filed by Newmont pursuant to Item 601(b)(10) of Regulation S-K.;

“Newmont Meeting” means the special meeting of Newmont Stockholders, including any adjournment or postponement thereof, to be called and held to consider the Newmont Resolutions;

“Newmont Proxy Statement” means a proxy statement, including all schedules, appendices and exhibits thereto and enclosed therewith, to be sent to Newmont Stockholders in connection with the Newmont Meeting, as amended, supplemented or otherwise modified from time to time;

“Newmont Public Documents” means all forms, periodic and current reports, schedules, statements, certifications and other documents (including all exhibits and other information incorporated therein, amendments and supplements thereto) filed or furnished by Newmont under the U.S. Exchange Act since January 1, 2016 and on or before January 12, 2019, which are publicly available;

“Newmont Response Period” has the meaning given to it in Section 5.8(f)(v);

“Newmont Resolutions” means a resolution of Newmont Stockholders amending Newmont’s Restated Certificate of Incorporation to increase the authorized shares of Newmont Shares to 1,280,000,000 shares of Newmont Shares and an ordinary resolution of Newmont Stockholders approving the issuance of Newmont Shares pursuant to the Arrangement;

“Newmont RSU” means a restricted stock unit issued under the Newmont Incentive Plan;

“Newmont Shares” means shares of common stock in the authorized share capital of Newmont;

“Newmont Stockholder Approval” means the approval of the Newmont Resolutions by Newmont Stockholders at the Newmont Meeting;

“Newmont Stockholders” means the holders of Newmont Shares;

“Newmont Superior Proposal” means an unsolicited bona fide written Newmont Acquisition Proposal from a Person or Persons who is or are, as at the date of this Agreement, a party that deals at arm’s length with Newmont, that is not obtained in violation of this Agreement, or any agreement between the Person making such Superior Proposal and Newmont, to acquire 100% of the outstanding Newmont Shares (other than Newmont Shares beneficially owned by the Person or Persons making such Newmont Superior Proposal) or all or substantially all of the assets of Goldcorp and its Subsidiaries on a consolidated basis made after the date of this Agreement: (a) that is not subject to any financing condition and in respect of which any required financing to complete such Newmont Acquisition Proposal has been demonstrated to be available to the satisfaction of the Newmont Board, acting in good faith; (b) that is not subject to a due diligence and/or access condition; (c) that is reasonably capable of being consummated without undue delay, taking into account all legal, financial, regulatory and other aspects of such Newmont Acquisition Proposal and the Person making such Newmont Acquisition Proposal; and (d) in respect of which the Newmont Board determines in good faith, after consultation with its outside financial and legal advisors, and after taking into account all the terms and conditions of such Newmont Acquisition Proposal and all factors and matters considered appropriate in good faith by the Newmont Board, would, if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction that is more favourable, from a financial point of view, to Newmont Stockholders, than the Arrangement (including any adjustment to the terms and conditions of the Arrangement proposed by Goldcorp pursuant to Section 5.9(h));

“Newmont Termination Fee” means $650,000,000;

“Newmont Termination Fee Event” has the meaning given to it in Section 7.3(c).

“Newmont Voting Agreements” means the voting agreements dated the date hereof and made between Goldcorp and the Newmont Locked-Up Shareholders setting forth the terms and conditions on which the Newmont Locked-Up Shareholders have agreed to vote their Newmont Shares in favour of the Newmont Resolutions;

“NI 43-101” means National Instrument 43-101 Standards of Disclosure for Mineral Projects;

“NI 45-106” means National Instrument 45-106 Prospectus Exemptions;

“No-Action Letter” shall mean a letter or other notification in writing from the Commissioner to Newmont or Goldcorp, or any of their affiliates as the case may be, that the Commissioner does not, at that time, intend to make an application under Section 92 of the Competition Act in respect of any of the transactions contemplated by this Agreement, such letter or other written notification having not been modified or withdrawn prior to the Effective Time;

“NYSE” means The New York Stock Exchange;

“OBCA” means the Business Corporations Act (Ontario);

“Order” means all judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, injunctions, orders, decisions, rulings, determinations, awards, or decrees of any Governmental Entity (in each case, whether temporary, preliminary or permanent);

“ordinary course of business”, “ordinary course of business consistent with past practice”, or any similar reference, means, with respect to an action taken by a Person, that such action is consistent with the past practices of such Person, is commercially reasonable in the circumstances in which it is taken, and is taken in the ordinary course of the normal day-to-day business and operations of such Person;

“Outside Date” means July 31, 2019 or such later date as may be agreed to in writing by the Parties provided that if the Effective Date has not occurred by July 31, 2019 as a result of the failure to satisfy the condition set forth in Section 6.1(f), then any Party may elect by notice in writing delivered to the other Party by no later than 5:00 p.m. (Toronto time) on a date that is on or prior to such date or, in the case of subsequent extensions, the date that is on or prior to the Outside Date, as previously extended, to extend the Outside Date from time to time by a specified period of not less than 5 days and not more than 15 days, provided that in aggregate such extensions shall not exceed 60 days from July 31, 2019; provided further that, notwithstanding the foregoing, a Party shall not be permitted to extend the Outside Date if the failure to satisfy any such condition is primarily the result of the breach by such Party of its representations and warranties set forth in this Agreement or such Party’s failure to comply with its covenants herein;

“Parties” means Goldcorp and Newmont, and “Party” means either one of them, as the context requires;

“Person” includes an individual, partnership, association, body corporate, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;

“Plan of Arrangement” means the plan of arrangement of Goldcorp, substantially in the form of Schedule A hereto, and any amendments or variations thereto made in accordance with this Agreement and the Plan of Arrangement or upon the direction of the Court in the Final Order;

“Pre-Acquisition Reorganization” has the meaning given to it in Section 5.12(a);

“Proceeding” means any suit, claim, action, charge, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, any court or other Governmental Entity;

“Regulatory Approvals” means those sanctions, rulings, consents, orders, exemptions, Permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Entities required in relation to the transactions contemplated hereby, including the Key Regulatory Approvals;

“Release” means any spill, leak, pumping, addition, pouring, emission, emptying, discharge, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, incineration, seepage, placement or introduction of a Hazardous Substance into the environment;

“Replacement RSUs” means the Newmont RSUs issued in replacement of Goldcorp RSUs under and on the basis set forth in the Plan of Arrangement.

“Representatives” means, with respect to any Person, such Person’s officers, directors, employees and other representatives acting on its behalf, including any financial advisors, attorneys and accountants;

“SEC” means the United States Securities and Exchange Commission;

“SEC Clearance” the earliest of (a) confirmation from the SEC that the Newmont Proxy Statement is not to be reviewed by the SEC, (b) if Newmont has not otherwise been informed by the SEC that the SEC intends to review the Newmont Proxy Statement, on the eleventh (11th) calendar day immediately following the date of filing of the Newmont Proxy Statement with the SEC and (c) if Newmont receives comments from the SEC with respect to the Newmont Proxy

Statement, upon confirmation from the SEC that it has no further comments on the Newmont Proxy Statement

“Securities Act” means the Securities Act (Ontario) and the rules, regulations and published policies made thereunder;

“Senior Employee” means all employees of Goldcorp and its Subsidiaries holding a position of mine general manager, vice president or higher;

“Statutory Plans” means statutory benefit plans which a Party and any of its Subsidiaries are required to participate in or comply with, including any benefit plan administered by any federal or provincial government and any benefit plans administered pursuant to applicable health, tax, workplace safety insurance, and employment insurance legislation;

“Subsidiary” has the meaning given to it in NI 45-106, in force as of the date of this Agreement;

“Tax” or “Taxes” means any taxes, duties, fees, premiums, assessments, imposts, levies, expansion fees and other charges of any kind whatsoever imposed by any Governmental Entity, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity in respect thereof, and including, but not limited to, those levied on, or measured by, or referred to as, income, gross receipts, profits, windfall, royalty, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping, all licence, franchise and registration fees and all employment insurance, health insurance and federal, state, provincial and other pension plan premiums or contributions imposed by any Governmental Entity, and any transferee or secondary liability in respect of any of the foregoing;

“Tax Act” means the Income Tax Act (Canada);

“Tax Returns” means returns, reports, declarations, elections, designations, notices, filings, forms, statements and other documents (whether in tangible, electronic or other form) including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, in each case made, prepared, filed or required by a Governmental Entity to be made, prepared or filed by Law in respect of Taxes;

“Third Party Beneficiaries” has the meaning given to it in Section 8.9;

“TSX” means Toronto Stock Exchange;

“U.S. Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time and the rules and regulations of the SEC promulgated thereunder;

“U.S. GAAP” means generally accepted accounting principles in the United States of America in effect from time to time;

“U.S. Securities Act” means the U.S. Securities Act of 1933, as amended from time to time and the rules and regulations of the SEC promulgated thereunder;

“U.S. Securities Laws” means the U.S. Securities Act and all other applicable U.S. federal securities laws; and

“United States” or “U.S.” means the United States of America, its territories and possessions, any State of the United States and the District of Columbia.

1.2                               Interpretation not Affected by Headings

The division of this Agreement into Articles, Sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the contrary intention appears, references in this Agreement to an Article, Section, subsection, paragraph or Schedule by number or letter or both refer to the Article, Section, subsection, paragraph or Schedule, respectively, bearing that designation in this Agreement.

1.3                               Number and Gender

In this Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender shall include all genders.

1.4                               Date for any Action

If the date on which any action is required to be taken hereunder by a Party is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.5                               Currency

Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of the United States of America and “$” refers to United States dollars.

1.6                               Accounting Matters

Unless otherwise stated, all accounting terms used in this Agreement in respect of (a) Newmont shall have the meanings attributable thereto under U.S. GAAP and all determinations of an accounting nature in respect of Newmont required to be made shall be made in accordance with U.S. GAAP consistently applied; and (b) Goldcorp shall have the meanings attributable thereto under IFRS and all determinations of an accounting nature in respect of Goldcorp required to be made shall be made in accordance with IFRS consistently applied.

1.7                               Knowledge

(a)                                 In this Agreement, references to “the knowledge of Goldcorp” means the actual knowledge of any of the President and Chief Executive Officer, the Executive Vice President, Chief Financial Officer and Corporate Development, Executive

Vice President and Chief Operating Officer, Executive Vice President, Corporate Affairs and Sustainability and the Executive Vice President, General Counsel of Goldcorp, and is deemed to include the knowledge that each would have if he or she had made reasonable inquiries (provided that no inquiries are required to be made of any Person that is not a Representative of Goldcorp or its Subsidiaries).

(b)                                 In this Agreement, references to “the knowledge of Newmont” means the actual knowledge of any of the Chief Executive Officer, the Chief Financial Officer and the General Counsel and Corporate Secretary of Newmont, and is deemed to include the knowledge that each would have if he or she had made reasonable inquiries (provided that no inquiries are required to be made of any Person that is not a Representative of Newmont or its Subsidiaries).

1.8                               Statutes

Any reference to a statute refers to such statute and all rules, resolutions and regulations made under it, as it or they may have been or may from time to time be amended or re-enacted, unless stated otherwise.

1.9                               Disclosure Letters

Each of the Newmont Disclosure Letter and the Goldcorp Disclosure Letter itself and all information contained in it is confidential information and may not be disclosed unless (i) it is required to be disclosed pursuant to applicable Law unless such Law permits the Parties to refrain from disclosing the information for confidentiality or other purposes or (ii) a Party needs to disclose it in order to enforce its rights under this Agreement.

1.10                        Schedules

The following Schedules are annexed to this Agreement and are incorporated by reference into this Agreement and form a part hereof:

Schedule A -                            Form of Plan of Arrangement
Schedule B -                            Form of Arrangement Resolution
Schedule C -                            Form of Newmont Resolutions
Schedule D -                            Key Regulatory Approvals
Schedule 3.1 -                    Representations and Warranties of Goldcorp
Schedule 4.1 -                    Representations and Warranties of Newmont

ARTICLE 2
THE ARRANGEMENT

2.1                               Arrangement

Goldcorp and Newmont agree that the Arrangement will be implemented in accordance with the terms and subject to the conditions contained in this Agreement and the Plan of Arrangement.

2.2                               Newmont Approval

Newmont represents and warrants to Goldcorp that:

(a)                                 the Newmont Board has unanimously determined that:

(i)                                     this Agreement and the transactions contemplated hereby are in the best interests of Newmont; and

(ii)                                  it will recommend that Newmont Stockholders vote in favour of the Newmont Resolutions; and

(b)                                 the Newmont Board has received an oral opinion to be subsequently confirmed in writing (the “Newmont Fairness Opinions”) from BMO Capital Markets Corp., Citigroup Global Markets Inc. and Goldman Sachs & Co. LLC, the financial advisors to Newmont, that, as of the date of such opinions and subject to the assumptions, limitations and qualifications set out therein, the Consideration to be paid by Newmont pursuant to the Arrangement is fair from a financial point of view to Newmont.

2.3                               Goldcorp Approval

Goldcorp represents and warrants to Newmont that:

(a)                                 the Goldcorp Special Committee has unanimously determined that:

(i)                                     the Arrangement and entry into of this Agreement are in the best interests of Goldcorp; and

(ii)                                  it has unanimously recommended to the Goldcorp Board that that the Goldcorp Board recommend that Goldcorp Shareholders vote in favour of the Goldcorp Arrangement Resolution; and

(b)                                 the Goldcorp Board has unanimously determined that:

(i)                                     the Arrangement and entry into of this Agreement are in the best interests of Goldcorp; and

(ii)                                  it will recommend that Goldcorp Shareholders vote in favour of the Arrangement Resolution; and

(c)                                  the Goldcorp Special Committee has received an oral opinion to be subsequently confirmed in writing from Fort Capital Partners, the financial advisor to the Goldcorp Special Committee, that, as of the date of such opinion and subject to the assumptions, limitations and qualifications set out therein, the Consideration to be received by Goldcorp Shareholders pursuant to the Arrangement is fair, from a financial point of view, to Goldcorp Shareholders;

(d)                                 the Goldcorp Board has received oral opinions to be subsequently confirmed in writing (together with the opinion referred to in (c), above, the “Goldcorp Fairness Opinions”) from TD Securities Inc. and Bank of America Merrill Lynch, the financial advisors to Goldcorp, that, as of the date of such opinions and subject to the assumptions, limitations and qualifications set out therein, the Consideration to be received by Goldcorp Shareholders pursuant to the Arrangement is fair, from a financial point of view, to Goldcorp Shareholders.

2.4                               Interim Order

As soon as reasonably practicable following execution of this Agreement, but in any event no later than February 22, 2019, Goldcorp shall apply to the Court in a manner acceptable to Newmont, acting reasonably, pursuant to Section 182 of the OBCA and prepare, file and diligently pursue an application to the Court for the Interim Order, which shall provide, among other things:

(a)                                 for the class of Persons to whom notice is to be provided in respect of the Arrangement and the Goldcorp Meeting and for the manner in which such notice is to be provided;

(b)                                 for the confirmation of the record date for the Goldcorp Meeting;

(c)                                  that the requisite approval for the Arrangement Resolution shall be 66 2/3% of the votes cast on the Arrangement Resolution by Goldcorp Shareholders present in person or represented by proxy at the Goldcorp Meeting voting together as a single class;

(d)                                 that the Goldcorp Meeting may be adjourned or postponed from time to time by the Goldcorp Board subject to the terms of this Agreement without the need for additional approval of the Court;

(e)                                  that the record date for Goldcorp Securityholders entitled to notice of, and for Goldcorp Shareholders entitled to vote at, the Goldcorp Meeting will not change in respect of any adjournment(s) or postponement(s) of the Goldcorp Meeting;

(f)                                   that, in all other respects, other than as ordered by the Court, the terms, conditions and restrictions of the constating documents of Goldcorp, including quorum requirements and other matters, shall apply in respect of the Goldcorp Meeting;

(g)                                  for the grant of the Dissent Rights to registered holders of Goldcorp Shares as set forth in the Plan of Arrangement;

(h)                                 that each Goldcorp Shareholder entitled to receive the Consideration and each holder of Goldcorp RSUs entitled to receive Replacement RSUs pursuant to the Arrangement will have the right to appear before the Court so long as they enter an appearance within a reasonable time and in accordance with the procedures set out in the Interim Order;

(i)                                     that it is the Parties’ intention to rely upon the exemption from the registration requirements under the U.S. Securities Act provided under Section 3(a)(10) thereof with respect to the issuance of Newmont Shares to Goldcorp Shareholders and Replacement RSUs issued to holders of Goldcorp RSUs, as the case may be, pursuant to the Arrangement, subject to and conditioned on the Court’s determination that the Arrangement is substantively and procedurally fair to Goldcorp Shareholders and holders of Goldcorp RSUs, as the case may be, and based on the Court’s approval of the Arrangement;

(j)                                    for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(k)                                 for such other matters as Goldcorp or Newmont may reasonably require, subject to obtaining the prior consent of the other Party, such consent not to be unreasonably withheld or delayed.

2.5                               Goldcorp Meeting

Subject to the terms of this Agreement and (except in respect of Section 2.5(b)) receipt of the Interim Order, Goldcorp shall:

(a)                                 duly take all lawful action to call, give notice of, convene and conduct the Goldcorp Meeting in accordance with its constating documents, the Interim Order and applicable Laws to vote upon the Arrangement, and, provided that Newmont has complied with its obligations pursuant to Section 2.7(d) and Section 2.8(e), Goldcorp shall use its commercially reasonable efforts to schedule the Goldcorp Meeting on the date of the Newmont Meeting; provided that, subject to Section 2.5(d), in no event shall the Goldcorp Meeting be held later than April 11, 2019.

(b)                                 in consultation with Newmont, fix and publish a record date for the purposes of determining Goldcorp Securityholders entitled to receive notice of, and Goldcorp Shareholders entitled to vote at, the Goldcorp Meeting and give notice to Newmont of the Goldcorp Meeting;

(c)                                  allow Newmont’s representatives and legal counsel to attend the Goldcorp Meeting;

(d)                                 not adjourn, postpone or cancel (or propose or permit the adjournment, postponement or cancellation of) the Goldcorp Meeting without Newmont’s prior written consent, except:

(i)                                     as required for quorum purposes (in which case the meeting shall be adjourned and not cancelled), by Law or by a Governmental Entity or by valid Goldcorp Shareholder action (which action is not solicited or proposed by Goldcorp or the Goldcorp Board and subject to compliance by Goldcorp with Section 5.5(c)); or

(ii)                                  as otherwise expressly permitted under this Agreement;

(e)                                  solicit proxies in favour of the Arrangement Resolution, including, if so requested by Newmont using the services of dealers and proxy solicitation firms to solicit proxies in favour of the approval of the Arrangement Resolution;

(f)                                   provide Newmont with copies of or access to information regarding the Goldcorp Meeting generated by any dealer or proxy solicitation services firm engaged by Goldcorp, as requested from time to time by Newmont;

(g)                                  promptly advise Newmont as frequently as Newmont may reasonably request, and at least on a daily basis on each of the last ten Business Days prior to the date of the Goldcorp Meeting, as to the aggregate tally of the proxies received by Goldcorp in respect of the Arrangement Resolution;

(h)                                 promptly advise Newmont of any written communication from any Goldcorp Shareholder in opposition to the Arrangement (except for non-substantive communications from any Goldcorp Shareholder that purports to hold less than 0.1% of Goldcorp Shares (provided that communications from such Goldcorp Shareholder are not substantive in the aggregate)), written notice of dissent or purported exercise by any Goldcorp Shareholder of Dissent Rights received by Goldcorp in relation to the Arrangement and any withdrawal of Dissent Rights received by Goldcorp and any written communications sent by or on behalf of Goldcorp to any Goldcorp Shareholder exercising or purporting to exercise Dissent Rights in relation to the Arrangement;

(i)                                     not make any payment or settlement offer, or agree to any payment or settlement prior to the Effective Time with respect to Dissent Rights without the prior written consent of Newmont;

(j)                                    not change the record date for the Goldcorp Shareholders entitled to vote at the Goldcorp Meeting in connection with any adjournment or postponement of the Goldcorp Meeting unless required by Law; and

(k)                                 at the reasonable request of Newmont from time to time, promptly provide Newmont with a list (in both written and electronic form) of: (i) the registered Goldcorp Shareholders, together with their addresses and respective holdings of Goldcorp Shares; (ii) the names and addresses and holdings of all Persons having rights issued by Goldcorp to acquire Goldcorp Shares (including Goldcorp Equity Award Holders); and (iii) participants in book-based systems and non-objecting beneficial owners of Goldcorp Shares, together with their addresses and respective holdings of Goldcorp Shares. Goldcorp shall from time to time require that its registrar and transfer agent furnish Newmont with such additional information, including updated or additional lists of Goldcorp Shareholders and lists of holdings and other assistance as Newmont may reasonably request.

2.6                               Newmont Meeting

Subject to the terms of this Agreement, Newmont shall:

(a)                                 duly take all lawful action to call, give notice of, convene and conduct the Newmont Meeting in accordance with its constating documents and applicable Laws for the purpose of voting upon the approval of the Newmont Resolutions and, provided that Goldcorp has complied with its obligations pursuant to Section 2.8(f), Newmont shall use its commercially reasonable efforts to schedule the Newmont Meeting as promptly as reasonably practicable following SEC Clearance of the Newmont Proxy Statement and, if reasonably practicable, on the same date as the Goldcorp Meeting.

(b)                                 in consultation with Goldcorp, fix and publish a record date for the purposes of determining Newmont Stockholders entitled to receive notice of and vote at the Newmont Meeting and give notice to Goldcorp of the Newmont Meeting;

(c)                                  allow Goldcorp’s representatives and legal counsel to attend the Newmont Meeting;

(d)                                 not adjourn, postpone or cancel (or propose or permit the adjournment, postponement or cancellation of) the Newmont Meeting without Goldcorp’s prior written consent, except:

(i)                                     as required for quorum purposes (in which case the meeting shall be adjourned and not cancelled), by Law or by a Governmental Entity or by valid Newmont Stockholder action (which action is not solicited or proposed by Newmont or the Newmont Board) and subject to compliance by Newmont with Section 5.5(c)); or

(ii)                                  as otherwise expressly permitted under this Agreement;

(e)                                  solicit proxies in favour of the Newmont Resolutions, including, if so requested by Goldcorp, using the services of dealers and proxy solicitation firms to solicit proxies in favour of the approval of the Newmont Resolutions;

(f)                                   provide Goldcorp with copies of or access to information regarding the Newmont Meeting generated by any dealer or proxy solicitation services firm engaged by Newmont, as requested from time to time by Goldcorp;

(g)                                  promptly advise Goldcorp as frequently as Goldcorp may reasonably request, and at least on a daily basis on each of the last ten Business Days prior to the date of the Newmont Meeting, as to the aggregate tally of the proxies received by Newmont in respect of the Newmont Resolutions;

(h)                                 promptly advise Goldcorp of any written communication from any Newmont Stockholder in opposition to the Newmont Resolutions (except for non-

substantive communications from any Newmont Stockholder that purports to hold less than 0.1% of the Newmont Shares (provided that communications from such Newmont Stockholder are not substantive in the aggregate));

(i)                                     not change the record date for the Newmont Stockholders entitled to vote at the Newmont Meeting in connection with any adjournment or postponement of the Newmont Meeting unless required by Law; and

(j)                                    at the reasonable request of Goldcorp from time to time, promptly provide Goldcorp with a list (in both written and electronic form) of: (i) the registered Newmont Stockholders, together with their addresses and respective holdings of Newmont Shares; and (ii) the names and addresses and holdings of all Persons having rights issued by Newmont to acquire Newmont Shares. Newmont shall from time to time require that its registrar and transfer agent furnish Goldcorp with such additional information, including updated or additional lists of Newmont Stockholders and lists of holdings and other assistance as Goldcorp may reasonably request.

2.7                               Goldcorp Circular

(a)                                 As promptly as reasonably practicable following execution of this Agreement, Goldcorp shall prepare the Goldcorp Circular together with any other documents required by applicable Laws in connection with the Goldcorp Meeting; and, as promptly as reasonably practicable after obtaining the Interim Order, file the Goldcorp Circular in all jurisdictions where the same is required to be filed and mail the Goldcorp Circular to each Goldcorp Securityholder and any other Person as required under applicable Laws and by the Interim Order, in each case, so as to permit Goldcorp to comply with Section 2.5(a).

(b)                                 Goldcorp shall use reasonable best efforts to ensure that the Goldcorp Circular complies in all material respects with all applicable Laws and the Interim Order and shall contain sufficient detail to permit Goldcorp Securityholders to form a reasoned judgment concerning the matters to be placed before them at the Goldcorp Meeting, and, without limiting the generality of the foregoing, shall ensure that the Goldcorp Circular will not contain any misrepresentation (except that Goldcorp shall not be responsible for any information included in the Goldcorp Circular relating to Newmont and its affiliates and the Consideration Shares or Replacement RSUs that was provided by Newmont expressly for inclusion in the Goldcorp Circular pursuant to Section 2.7(d)). The Goldcorp Circular shall also contain such information as may be required to allow Newmont and Goldcorp to rely upon the exemption from registration provided under Section 3(a)(10) of the U.S. Securities Act with respect to the issuance of the Consideration Shares in exchange for Goldcorp Shares and the Replacement RSUs in exchange for the Goldcorp RSUs pursuant to the Arrangement.

(c)                                  The Goldcorp Circular shall: (i) include a copy of the Goldcorp Fairness Opinions; (ii) state that the Goldcorp Board has received the Goldcorp Fairness

Opinions, and, subject to the terms of this Agreement, has unanimously determined, after receiving legal and financial advice, that the Consideration to be received by the Goldcorp Shareholders is fair to the Goldcorp Shareholders and that the Arrangement and entry into this Agreement are in the best interests of Goldcorp; (iii), subject to the terms of this Agreement, contain the unanimous recommendation of the Goldcorp Board to Goldcorp Shareholders that they vote in favour of the Arrangement Resolution (the “Goldcorp Board Recommendation”); and (iv) include statements that each of the Goldcorp Locked-Up Shareholders has signed a Goldcorp Voting Agreement, pursuant to which, and subject to the terms thereof, they have agreed to, among other things, vote their Goldcorp Shares in favour of the Arrangement Resolution.

(d)                                 Newmont shall, and shall cause its officers and directors to, in a timely manner, provide Goldcorp with all information regarding Newmont, its affiliates and the Consideration Shares, including any pro forma financial statements (provided that Goldcorp has provided the financial information required for same on a timely basis) and other information relating to Newmont following completion of the transactions contemplated hereby, as required by applicable Laws for inclusion in the Goldcorp Circular or in any amendments or supplements to such Goldcorp Circular, and shall file reports pursuant to NI 43-101 in relation to its material properties for purposes of that instrument on or prior to the date of filing of the Goldcorp Circular. Newmont shall ensure that such information does not include any misrepresentation concerning Newmont, its affiliates and the Consideration Shares, and will indemnify Goldcorp for all claims, losses, costs and expenses incurred by Goldcorp in respect of any such misrepresentation or alleged misrepresentation contained in any information regarding Newmont, its affiliates and the Consideration Shares or Replacement RSUs included in the Goldcorp Circular that was provided by Newmont expressly for inclusion in the Goldcorp Circular pursuant to this Section 2.7(d). Newmont and Goldcorp shall also use their commercially reasonable efforts to obtain any necessary consents from any of their respective auditors and any other advisors to the use of any financial, technical or other expert information required to be included in the Goldcorp Circular and to the identification in the Goldcorp Circular of each such advisor.

(e)                                  Notwithstanding the foregoing, prior to mailing the Goldcorp Circular (or any amendment or supplement thereto), Goldcorp will (i) provide Newmont with a reasonable opportunity to review and comment on such document (including the proposed final version of such document), and (ii) consider in good faith including in such document all comments reasonably and promptly proposed by Newmont, provided that all information relating solely to Newmont included in the Goldcorp Circular must be in a form and content satisfactory to Newmont, acting reasonably.

(f)                                   If at any time prior to the Goldcorp Meeting, any information relating to Goldcorp, Newmont, or any of their respective Affiliates officers or directors, should be discovered by Goldcorp or Newmont that should be set forth in an amendment or supplement to the Goldcorp Circular, so that such document would not contain a misrepresentation, the Party which discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with applicable Governmental Entities and, to the extent required by applicable Law or the Interim Order, disseminated to the Goldcorp Securityholders.

(g)                                  Promptly advise Newmont of any communication (written or oral) received by Goldcorp from the TSX, NYSE, any of the Canadian Securities Authorities, or any other Governmental Entity in connection with the Goldcorp Circular.

2.8                               Newmont Proxy Statement

(a)                                 Newmont shall prepare the Newmont Proxy Statement together with any other documents required by applicable Laws in connection with the Newmont Meeting; and, as promptly as reasonably practicable after the date of this Agreement, but in any event no later than February 22, 2019, file the Newmont Proxy Statement with the SEC, and, as promptly as reasonably practicable, and in any event on or before the second Business Day after SEC Clearance of the Newmont Proxy Statement, duly take all lawful action to mail the Newmont Proxy Statement to each Newmont Stockholder and any other Person as required under applicable Laws.

(b)                                 Newmont shall use reasonable best efforts to ensure that the Newmont Proxy Statement complies with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. Newmont will advise Goldcorp promptly after it receives any request by the SEC for amendment of the Newmont Proxy Statement or comments thereon and responses thereto or any request by the SEC for additional information in connection with the Newmont Proxy Statement, and Newmont agrees to permit Goldcorp and its outside counsel, to participate in all meetings and conferences with the SEC. Newmont shall use reasonable best efforts to cause all documents that it is responsible for filing with the SEC in connection with this Agreement to comply as to form and substance in all material respects with the applicable requirements of the U.S. Securities Act and U.S. Exchange Act. Notwithstanding the foregoing, prior to mailing the Newmont Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Newmont will (i) provide Goldcorp with a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response), and (ii) consider in good faith including in such document or response all comments reasonably and promptly proposed by Goldcorp, provided that all information relating solely to Goldcorp included in the Newmont Proxy Statement must be in a form and content satisfactory to Goldcorp, acting reasonably.

(c)                                  The Newmont Proxy Statement shall: (i) include a copy of the Newmont Fairness Opinions; (ii) state that the Newmont Board has received the Newmont Fairness Opinions, and has unanimously determined, after receiving legal and financial advice, that the Arrangement and entry into this Agreement are in the best interests of Newmont; (iii), subject to the terms of this Agreement, contain the unanimous recommendation of the Newmont Board to Newmont Stockholders that they vote in favour of the Newmont Resolutions (the “Newmont Board Recommendation”); and (iv) include statements that each of the Newmont Locked-Up Shareholders has signed a Newmont Voting Agreement, pursuant to which, and subject to the terms thereof, they have agreed to, among other things, vote their Newmont Shares in favour of the Newmont Resolutions.

(d)                                 If at any time prior to the Newmont Meeting, any information relating to Newmont, Goldcorp, or any of their respective Affiliates officers or directors, should be discovered by Newmont or Goldcorp that should be set forth in an amendment or supplement to the Newmont Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the Newmont Stockholders.

(e)                                  Newmont shall provide to Goldcorp the technical reports for the properties set forth in Section 2.8(e) of the Newmont Disclosure Letter prepared in accordance with NI 43-101 as soon as is reasonably practicable after the date of this Agreement and, acting reasonably and in good faith, cooperate with Goldcorp in the preparation of such reports.

(f)                                   Goldcorp shall, and shall cause its officers and directors to, cooperate with Newmont in connection with the preparation of the Newmont Proxy Statement, including promptly providing Newmont with all information regarding Goldcorp and its affiliates, including any information required for the preparation by Newmont of pro forma financial statements, as required by applicable Laws for inclusion in the Newmont Proxy Statement or in any amendments or supplements to such Newmont Proxy Statement. Goldcorp shall ensure that such information does not include any misrepresentation concerning Goldcorp and its affiliates or contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and will indemnify Newmont for all claims, losses, costs and expenses incurred by Newmont in respect of any such misrepresentation, untrue statement or omission or alleged misrepresentation, untrue statement or omission in any information regarding Goldcorp and its affiliates in the Newmont Proxy Statement that was provided by Goldcorp expressly for inclusion in the Newmont Proxy Statement pursuant to this Section 2.8(f). Goldcorp and Newmont shall also use their commercially reasonable efforts to obtain any necessary consents from any of their respective auditors and any other advisors to the use of any financial, technical or other expert information required to be included in the Newmont Proxy Statement and to the identification in the Newmont Proxy Statement of each such advisor.

(g)                                  Promptly advise Goldcorp of any communication (written or oral) received by Newmont from the NYSE, the SEC or any other Governmental Entity in connection with the Newmont Proxy Statement.

2.9                               Final Order

If: (a) the Interim Order is obtained; (b) the Arrangement Resolution is approved at the Goldcorp Meeting by Goldcorp Shareholders as provided for in the Interim Order and as required by applicable Law; (c) the Newmont Resolutions are approved at the Newmont Meeting as required by applicable Law; and (d) the Regulatory Approvals are obtained subject to the terms of this Agreement, Goldcorp shall take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to Section 182 of the OBCA as soon as reasonably practicable, but in any event not later than three Business Days thereafter.

2.10                        Court Proceedings

Subject to the terms of this Agreement, Newmont shall cooperate with and assist Goldcorp in seeking the Interim Order and the Final Order, including by providing to Goldcorp, on a timely basis, any information reasonably required to be supplied by Newmont in connection therewith. Goldcorp shall provide Newmont’s legal counsel with reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, and will give reasonable consideration to all such comments. Subject to applicable Law, Goldcorp shall not file any material with the Court in connection with the Arrangement or serve any such material, and shall not agree to modify or amend materials so filed or served, except as contemplated by this Section 2.10 or with Newmont’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed; provided that, nothing herein shall require Newmont to agree or consent to any increase in or variation in the form of Consideration or other modification or amendment to such filed or served materials that expands or increases Newmont’s obligations, or diminishes or limits Newmont’s rights, set forth in any such filed or served materials or under this Agreement or the Arrangement. Goldcorp shall also provide to Newmont’s legal counsel on a timely basis, copies of any notice of appearance, evidence or other Court documents served on Goldcorp in respect of the application for the Interim Order or the Final Order or any appeal therefrom and of any notice, whether written or oral, received by Goldcorp indicating any intention to oppose the granting of the Interim Order or the Final Order or to appeal the Interim Order or the Final Order. Goldcorp shall ensure that all materials filed with the Court in connection with the Arrangement are consistent with the terms of this Agreement and the Plan of Arrangement. In addition, Goldcorp shall not object to Newmont’s legal counsel making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, provided that Goldcorp is advised of the nature of any submissions prior to the hearing and such submissions are consistent in all material respects with this Agreement and the Plan of Arrangement. Goldcorp shall also oppose any proposal from any party that the Final Order contain any provision inconsistent with this Agreement, and, if at any time after the issuance of the Final Order and prior to the Effective Date, Goldcorp is required by the terms of the Final Order or by Law to return to Court with respect to the Final Order, it shall do so after notice to, and in consultation and cooperation with, Newmont.

2.11                        U.S. Securities Law Matters

The Parties agree that the Arrangement will be carried out with the intention that, and will use their commercially reasonable best efforts to ensure that, all (i) Consideration Shares issued under the Arrangement will be issued by Newmont in exchange for Goldcorp Shares and (ii) Replacement RSUs to be issued to holders of Goldcorp RSUs in exchange for their Goldcorp RSUs, pursuant to the Plan of Arrangement, whether in the United States, Canada or any other country, in reliance on the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) thereof. In order to ensure the availability of the exemption under Section 3(a)(10) of the U.S. Securities Act and to facilitate Newmont’s compliance with other U.S. Securities Laws, the Parties agree that the Arrangement will be carried out on the following basis:

(a)                                 the Court will be asked to approve the procedural and substantive fairness of the terms and conditions of the Arrangement;

(b)                                 prior to the issuance of the Interim Order, the Court will be advised of the intention of Newmont and Goldcorp to rely on the exemption provided by Section 3(a)(10) of the U.S. Securities Act with respect to the issuance of Consideration Shares to Goldcorp Shareholders and Replacement RSUs to holders of Goldcorp RSUs, as the case may be, pursuant to the Arrangement, based on the Court’s approval of the Arrangement;

(c)                                  prior to the issuance of the Interim Order, Goldcorp will file with the Court a draft copy of the proposed text of the Goldcorp Circular together with any other documents required by Law in connection with the Goldcorp Meeting;

(d)                                 the Court will be advised prior to the hearing that its approval of the Arrangement will be relied upon as a determination that the Court has satisfied itself as to the procedural and substantive fairness of the terms and conditions of the Arrangement to all Persons who are entitled to receive Consideration Shares to Goldcorp Shareholders and Replacement RSUs to holders of Goldcorp RSUs, as the case may be, pursuant to the Arrangement;

(e)                                  Goldcorp will ensure that each Goldcorp Shareholder and other Person entitled to receive Consideration Shares and each holder of Goldcorp RSUs entitled to receive Replacement RSUs, as the case may be, pursuant to the Arrangement will be given adequate and appropriate notice advising them of their right to attend the hearing of the Court to approve the procedural and substantive fairness of the terms and conditions of the Arrangement and providing them with sufficient information necessary for them to exercise that right;

(f)                                   the Final Order will expressly state that the Arrangement is approved by the Court as being procedurally and substantively fair to all Persons entitled to receive Consideration Shares to Goldcorp Shareholders and Replacement RSUs to holders of Goldcorp RSUs, as the case may be, pursuant to the Arrangement;

(g)                                  Goldcorp shall request that the Final Order shall include a statement to substantially the following effect: “This Order will serve as a basis of a claim to an exemption, pursuant to Section 3(a)(10) of the United States Securities Act of 1933, as amended, from the registration requirements otherwise imposed by that act, regarding the distribution of securities of Newmont, pursuant to the Plan of Arrangement;”

(h)                                 the Interim Order will specify that each Person entitled to receive Consideration Shares or Replacement RSUs, as the case may be, pursuant to the Arrangement will have the right to appear before the Court at the hearing of the Court to give approval of the Arrangement;

(i)                                     the Court will hold a hearing before approving the fairness of the terms and conditions of the Arrangement and issuing the Final Order;

(j)                                    all Consideration Shares issued to Persons in the United States will be registered or qualified under the securities laws of each state, territory or possession of the United States in which any Person receiving Consideration Shares is located, unless an exemption from such state securities law registration or qualification requirements is available. In addition, each Person entitled to receive Consideration Shares will be advised that the Consideration Shares issued pursuant to the Arrangement have not been registered under the U.S. Securities Act and will be issued by Newmont in reliance on the exemption from registration under Section 3(a)(10) of the U.S. Securities Act; and

(k)                                 Holders of Goldcorp RSUs entitled to receive Replacement RSUs will be advised that the Replacement RSUs issued pursuant to the Arrangement have not been registered under the U.S. Securities Act and will be issued by Newmont in reliance on the exemption from registration under the U.S. Securities Act pursuant to Section 3(a)(10) thereof, but that such exemption does not exempt the issuance of securities upon the delivery of Newmont Shares covered by such securities; therefore, the underlying Newmont Shares issuable in respect of the Replacement RSUs, if any, cannot be issued in the U.S. or to a person in the U.S. in reliance upon the exemption from registration provided by Section 3(a)(10) and the Replacement RSUs may only be issued pursuant to an effective registration statement or a then available exemption from the registration requirements of the U.S. Securities Act and applicable state securities laws, if any.

2.12                        Arrangement and Effective Date

The Arrangement shall become effective on the date upon which Goldcorp and Newmont agree in writing as the Effective Date or, in the absence of such agreement, five Business Days following the satisfaction or waiver of all conditions to completion of the Arrangement set out in Article 6 (excluding any conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or, where not prohibited, waiver of those conditions as of the Effective Date by the applicable Party or Parties for whose benefit such conditions exist) and the Arrangement (and the Articles of Arrangement) shall be effective at the Effective Time on the Effective Date and will have all of the effects provided by applicable Law. The closing of the Arrangement will take place at the offices of Goodmans LLP on the Effective Date in Toronto, Ontario at the Effective Time, or at such other time and place as may be agreed to by the Parties.

2.13                        Payment of Consideration

Newmont will, following receipt by Goldcorp of the Final Order and prior to the Effective Time, deposit in escrow with the Depositary (the terms and conditions of such escrow to be satisfactory to the Parties, acting reasonably) sufficient funds and Newmont Shares to satisfy the aggregate Consideration payable to Goldcorp Shareholders pursuant to the Plan of Arrangement.

2.14                        Announcement and Shareholder Communications

The Parties agree to issue a joint press release with respect to this Agreement as soon as practicable after its due execution. Newmont and Goldcorp agree to cooperate in the preparation of presentations, if any, to Newmont Stockholders and Goldcorp Securityholders regarding the transactions contemplated by this Agreement. Each Party shall: (a) not issue any press release or otherwise make public statements with respect to this Agreement or the Arrangement without the consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed; and (b) not make any filing with any Governmental Entity with respect to this Agreement or the Arrangement without the consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. Each Party shall enable the other Party to review and comment on all such press releases prior to the release thereof and shall enable the other Party to review and comment on such filings prior to the filing thereof (other than with respect to confidential information contained in such filing); provided, however, that the foregoing shall be subject to each Party’s overriding obligation to make any disclosure or filing in accordance with applicable Laws, including U.S. Securities Laws, and if such disclosure or filing is required and the other Party has not reviewed or commented on the disclosure or filing, the Party making such disclosure or filing shall use commercially reasonable efforts to give prior oral or written notice to the other Party, and if such prior notice is not possible, to give such notice immediately following the making of such disclosure or filing. For the avoidance of doubt, the foregoing shall not prevent either Party from making internal announcements to employees and having discussions with shareholders and financial analysts and other stakeholders so long as the content of such statements and announcements are consistent with and limited in all material respects to the content contained in the most recent press releases, public disclosures or public statements made by the Parties. Notwithstanding the foregoing, the provisions of this Section 2.14 related to the approval or contents of filings with Governmental Entities will not apply with respect to filings in connection with the Regulatory Approvals, the Goldcorp Circular, the Newmont Proxy Statement, the Interim Order or the Final Order which are governed by other sections of this Agreement. The restrictions set forth in this Section 2.14 shall not apply to any release or public statement in connection with any dispute regarding this Agreement or the transactions contemplated hereby.

2.15                        Withholding Taxes

Newmont, Goldcorp, any of their affiliates and the Depositary, as applicable, shall be entitled to deduct and withhold, or direct any other Person to deduct and withhold on their behalf, from any amounts otherwise payable, issuable or otherwise deliverable to any Goldcorp Shareholders (including in their capacity as former Goldcorp Equity Award Holders), Goldcorp Equity Award Holders and any other Person under the Plan of Arrangement such amounts as are required or reasonably believed to be required to be deducted and withheld from such amounts under any provision of any Law in respect of Taxes. To the extent any such amounts are so deducted and withheld, such amounts shall be treated for all purposes under this Agreement and the Plan of Arrangement as having been paid to the Person in respect of which such deduction and withholding was made. To the extent that the amount so required to be deducted or withheld from any amounts payable, issuable or otherwise deliverable to a Person under the Plan of Arrangement exceeds the amount of cash otherwise payable to such Person, Newmont, Goldcorp, any of their affiliates and the Depositary are hereby authorized to sell or otherwise dispose, or direct any other Person to sell or otherwise dispose, of such portion of the non-cash consideration or non-cash amounts payable, issuable or otherwise deliverable hereunder to such Person as is necessary to provide sufficient funds to Newmont, Goldcorp, any of their affiliates and the Depositary, as the case may be, to enable it to comply with such deduction or withholding requirement and Newmont, Goldcorp, any of their affiliates and the Depositary, as applicable, shall notify the relevant Person of such sale or other disposition and remit to such Person any unapplied balance of the net proceeds of such sale or other disposition (after deduction for (x) the amounts required to satisfy the required withholding under the Plan of Arrangement in respect of such Person, (y) reasonable commissions payable to the broker and (z) other reasonable costs and expenses).

2.16                        Adjustment of Consideration

(a)                                 Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the issued and outstanding Newmont Shares shall have been changed into a different number of shares by reason of any split or consolidation of the issued and outstanding Newmont Shares, then the Consideration to be paid per Goldcorp Share shall be appropriately adjusted to provide to Goldcorp Shareholders the same economic effect as contemplated by this Agreement and the Arrangement prior to such action and as so adjusted shall, from and after the date of such event, be the Consideration to be paid per Goldcorp Share.

(b)                                 If on or after the date hereof, Goldcorp declares, sets aside or pays any dividend or other distribution to the Goldcorp Shareholders of record as of a time prior to the Effective Time, except for Goldcorp’s current regular quarterly dividend paid to Goldcorp shareholders in the ordinary course consistent with past practice, Newmont shall make such adjustments to the Consideration as it determines acting in good faith to be necessary to restore the original agreement of the parties in the circumstances. For greater certainty, if Goldcorp takes any of the actions referred to above, the aggregate Consideration to be paid by Newmont shall be decreased by an equivalent amount.

2.17                        Name Change and Governance and Transitional Matters

Newmont covenants with Goldcorp that it will take all actions necessary to ensure that, as of the Effective Time:

(a)                                 two-thirds of the members of the Newmont Board shall be existing members of the Newmont Board and one-third of the members of the Newmont Board shall be existing members of the Goldcorp Board;

(b)                                 the Deputy Chair of the Newmont Board shall be Ian Telfer; and

(c)                                  the name of Newmont will be changed to “Newmont Goldcorp Corporation”.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF GOLDCORP

3.1                               Representations and Warranties

Except as set forth in the Goldcorp Public Documents (excluding any disclosures in the Goldcorp Public Documents under the heading “Risk Factors” or “Forward-Looking Information” and any other disclosures contained in such documents that are predictive, cautionary or forward-looking in nature) or the Goldcorp Disclosure Letter (which disclosure shall apply against any representations or warranties to which it is reasonably apparent it should relate), Goldcorp hereby represents and warrants to Newmont the representations and warranties set forth in Schedule 3.1 hereto and acknowledges that Newmont is relying upon such representations and warranties in connection with the entering into of this Agreement and the carrying out of the transactions contemplated herein.

3.2                               Disclaimer

Newmont agrees and acknowledges that, except as set forth in this Agreement, Goldcorp makes no representation or warranty, express or implied, at law or in equity, with respect to Goldcorp, its businesses, its past, current or future financial condition or its assets, liabilities or operations, or its past, current or future profitability, performance or cash flows, individually or in the aggregate, and any such other representations or warranties are hereby expressly disclaimed.

3.3                               Survival of Representations and Warranties

The representations and warranties of Goldcorp contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF NEWMONT

4.1                               Representations and Warranties

Except as set forth in the Newmont Public Documents (excluding any disclosures in the Newmont Public Documents under the heading “Risk Factors” or “Forward-Looking Information” and any other disclosures contained in such documents that are predictive, cautionary or forward-looking in nature) or the Newmont Disclosure Letter (which disclosure shall apply against any representations or warranties to which it is reasonably apparent it should relate), Newmont hereby represents and warrants to Goldcorp the representations and warranties set forth in Schedule 4.1 hereto and acknowledges that Goldcorp is relying upon such representations and warranties in connection with the entering into of this Agreement and the carrying out of the transactions contemplated herein.

4.2                               Disclaimer

Goldcorp agrees and acknowledges that, except as set forth in this Agreement, Newmont makes no representation or warranty, express or implied, at law or in equity, with respect to Newmont, its businesses, its past, current or future financial condition or its assets, liabilities or operations, or its past, current or future profitability, performance or cash flows, individually or in the aggregate, and any such other representations or warranties are hereby expressly disclaimed.

4.3                               Survival of Representations and Warranties

The representations and warranties of Newmont contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

ARTICLE 5
COVENANTS

5.1                               Covenants of Goldcorp Regarding the Conduct of Business

Goldcorp covenants and agrees that during the period from the date of this Agreement until the earlier of the Effective Date and the time that this Agreement is terminated in accordance with its terms, except as set out in Section 5.1 of the Goldcorp Disclosure Letter, as expressly required by this Agreement or expressly permitted by this Section 5.1, as required by applicable Law or a Governmental Entity, or unless Newmont shall otherwise agree in writing:

(a)                                 Goldcorp shall and shall cause each of its Subsidiaries to: (i) in all material respects conduct its and their respective businesses only in, and not take any action except in, the ordinary course of business consistent with past practice; and (ii) use commercially reasonable efforts to preserve intact its and their present business organization, goodwill, business relationships and assets and to keep available the services of its and their officers and employees as a group;

(b)                                 without limiting the generality of Section 5.1(a), Goldcorp shall not, and shall cause each of its Subsidiaries not to, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, directly or indirectly:

(i)                                     amend or propose to amend its articles, by-laws or other constating documents, including partnership agreements, or those of its Subsidiaries;

(ii)                                  incur any indebtedness to fund, directly or indirectly the payment of any dividend or other distribution in respect of any Goldcorp Shares;

(iii)                               issue, sell, grant, award, pledge, dispose of or otherwise encumber or agree to issue, sell, grant, award, pledge, dispose of or otherwise encumber any Goldcorp Shares or other equity or voting interests or any options, stock appreciation rights, warrants, calls, conversion or exchange privileges or rights of any kind to acquire (whether on exchange, exercise, conversion or otherwise) any Goldcorp Shares or other equity or voting interests or other securities or any shares of its Subsidiaries (including, for greater certainty, Goldcorp Options, Goldcorp RSUs, Goldcorp Phantom RSUs, Goldcorp PSUs or any other equity based awards), other than (A) pursuant to the exercise or settlement (as applicable) of Goldcorp Options and Goldcorp RSUs that are outstanding as of the date of this Agreement in accordance with their terms (as such terms are disclosed in the Goldcorp Public Documents) and (B) grants of Goldcorp RSUs, Goldcorp Phantom RSUs and Goldcorp PSUs in the ordinary course of business consistent with past practice, provided, that (1) any such grant shall use the standard form of award agreements under the Goldcorp Equity Incentive Plans, and (2) no such grant shall contain terms providing for acceleration of vesting, exercisability or payment solely by virtue of the consummation of the transactions contemplated by this Agreement;

(iv)                              split, combine or reclassify any outstanding Goldcorp Shares or the securities of any of its Subsidiaries;

(v)                                 redeem, purchase or otherwise acquire or offer to purchase or otherwise acquire Goldcorp Shares or other securities of Goldcorp or any securities of its Subsidiaries other than purchases of Goldcorp Shares in satisfaction of the payment of the exercise price or tax withholdings upon the exercise or vesting of Goldcorp equity awards or in connection with the Goldcorp employee share purchase plan;

(vi)                              amend the terms of any securities of Goldcorp or any of its Subsidiaries;

(vii)                           adopt or propose a plan of liquidation or resolutions providing for the liquidation or dissolution of Goldcorp or any of its Subsidiaries;

(viii)                        reorganize, amalgamate or merge Goldcorp or its Subsidiaries with any other Person;

(ix)                              except as set forth in Section 5.1(b)(ix) of the Goldcorp Disclosure Letter, sell, pledge, lease, dispose of, mortgage, licence, encumber or otherwise transfer or agree to sell, pledge, lease, dispose of, mortgage, licence, encumber or otherwise transfer any assets of Goldcorp or any of its Subsidiaries or any interest in any assets of Goldcorp or any of its Subsidiaries (including, without limitation, any Goldcorp Mineral Rights), other than (A) sales and dispositions of raw materials, obsolete or surplus equipment, mine output and other inventories, in each case only if in the ordinary course of business, (B) encumbrances and Liens that are incurred in the ordinary course of business, or (C) sales of assets that do not exceed, individually or in the aggregate, a fair market value of $100 million;

(x)                                 except as set forth in Section 5.1(b)(x) of the Goldcorp Disclosure Letter, acquire (by merger, consolidation, acquisition of stock or assets or otherwise) or agree to acquire, directly or indirectly, in one transaction or in a series of related transactions, any Person, or, other than investments required by existing Contracts to which a Goldcorp JV Entity is a party or bound, make any investment or agree to make any investment, directly or indirectly, in one transaction or in a series of related transactions, either by purchase of shares or securities, contributions of capital (other than to wholly-owned Subsidiaries), property transfer or purchase of any property or assets of any other Person, other than such investments in securities that do not exceed in the aggregate $10,000,000;

(xi)                              incur any capital expenditures or enter into any agreement obligating Goldcorp or its Subsidiaries to provide for future capital expenditures other than (A) capital expenditures forming part of the budget for the 2019 fiscal year that has been approved by the Goldcorp Board in the ordinary course of business and disclosed to Newmont, and (B) capital expenditures set forth in Section 5.1(b)(xi) of the Goldcorp Disclosure Letter;

(xii)                           make any changes in financial accounting methods, principles, policies or practices, except as required, in each case, by IFRS or by applicable Law;

(xiii)                        reduce the stated capital of the shares of Goldcorp or any of its Subsidiaries;

(xiv)                       (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Goldcorp or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for (x) borrowings under credit facilities in effect as of the date of this Agreement in the ordinary course of business and/or to refinance the Goldcorp Term Loans (provided, that such new debt being incurred to refinance the Goldcorp Term Loans shall (1) not be in an aggregate principal amount in excess of the debt being refinanced (plus reasonable fees and expenses) and (2) be prepayable on the Effective Date by Newmont at par and without penalty or premium), or (y) letters of credit, reclamation bonds, financial assurances or other guarantees in respect of environmental or other obligations otherwise permitted to be incurred, or not prohibited, under this Agreement, or (z) borrowings under facilities entered into between two wholly-owned Subsidiaries of Goldcorp, or (B) make any loans, advances (other than any advances to employees in the ordinary course of business consistent with past practice) or capital contributions to, or investments in, any other person, other than to any joint venture of Goldcorp or any of its Subsidiaries in the ordinary course of business consistent with past practice or to Goldcorp or any of its Subsidiaries or in connection with sale-leaseback transactions;

(xv)                          pay, discharge, settle, satisfy, compromise, waive, assign or release any claims, rights, liabilities or obligations (including any litigation, proceeding or investigation by any Governmental Entity) other than:

(A)                               the payment, discharge or satisfaction, in the ordinary course of business, of liabilities reflected or reserved against in Goldcorp’s financial statements (or in those of any of its Subsidiaries) or incurred in the ordinary course of business; or

(B)                               payment of any fees related to the Arrangement;

(xvi)                       enter into any agreement that, if entered into prior to the date hereof, would have been a Goldcorp Material Contract, or modify, amend in any material respect, transfer or terminate any Goldcorp Material Contract, or waive, release, or assign any material rights or claims thereto or thereunder;

(xvii)                    enter into or terminate any interest rate, currency, equity or commodity swaps, hedges, derivatives, forward sales contracts or other financial instruments or like transaction, other than in the ordinary course of business consistent with Goldcorp financial risk management policy;

(xviii)                 materially change the business carried on by Goldcorp and its Subsidiaries, as a whole;

(xix)                       except (i) as required by the terms of the Goldcorp Benefit Plans in effect on the date of this Agreement; or (ii) as disclosed in Section 5.1(b)(xix) of the Goldcorp Disclosure Letter: (A) grant, accelerate, or increase any severance, change of control or termination pay to (or amend any existing arrangement relating to the foregoing with) any director, officer or employee of Goldcorp or any of its Subsidiaries; (B) grant, accelerate, or increase any payment, bonus, award (equity or otherwise) or other benefits payable to, or for the benefit of, any director, officer or employee of Goldcorp or any of its Subsidiaries; (C) increase the coverage, contributions, funding requirements or benefits available under any Goldcorp Benefit Plan or create any new plan which would be considered to be a Goldcorp Benefit Plan once created; (D) increase compensation (in any form), bonus levels or other benefits payable to any director, officer, employee or consultant of Goldcorp or any of its Subsidiaries, or grant any general increase in the rate of wages, salaries, bonuses or other remuneration, except for base salary increases for employees (other than Senior Employees) in the ordinary course of business; (E) make any material determination under any Goldcorp Benefit Plan that is not in the ordinary course of business; (F) establish, adopt, enter into, amend or terminate any collective bargaining agreement or Goldcorp Benefit Plan; or (G) take or propose any action to effect any of the foregoing;

(xx)                          terminate the employment of any Senior Employee, except for cause or hire any Senior Employee; or

(xxi)                       take any action or fail to take any action which action or failure to act would reasonably be expected to cause any Governmental Entities to institute proceedings for the suspension of, or the revocation or limitation of rights under, any material Authorizations necessary to conduct its businesses as now conducted, and use its commercially reasonable efforts to maintain such Authorizations;

(c)                                  Goldcorp shall use all commercially reasonable efforts to cause its current insurance (or re-insurance) policies maintained by Goldcorp or any of its Subsidiaries not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and reinsurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect; provided that, subject to Section 5.11(a), neither Goldcorp nor any of its Subsidiaries shall obtain or renew any insurance (or re-insurance) policy for a term exceeding 12 months;

(d)                                 Goldcorp and each of its Subsidiaries shall:

(i)                                     not take any action inconsistent with past practice relating to the filing of any Tax Return or the withholding, collecting, remitting and payment of any Tax;

(ii)                                  not amend any Tax Return or change any of its methods of reporting income, deductions for accounting or Tax purposes from those employed in the preparation of its Tax Returns for the taxation year ended December 31, 2017, except as may be required by applicable Laws (as determined in good faith consultation with Newmont);

(iii)                               not make, change or revoke any material election relating to Taxes, other than any election that has yet to be made in respect of any event or circumstance occurring prior to the date of the Agreement and which will be made in a manner consistent with the past practice of Goldcorp and its Subsidiaries, as applicable;

(iv)                              not enter into any Tax sharing, Tax allocation, Tax related waiver or Tax indemnification agreement, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(v)                                 other than as set out in Schedule 5.1(d)(v) of the Goldcorp Disclosure Letter, not settle (or offer to settle) any material Tax claim, audit, proceeding or re-assessment;

(vi)                              not make a request for a Tax ruling to any Governmental Entity;

(vii)                           keep Newmont reasonably informed, on a current basis, of any events, discussions, notices or changes with respect to any Tax investigation (other than ordinary course communications which could not reasonably be expected to be material to Goldcorp and its Subsidiaries, taken as a whole); and

(viii)                        not make any “investments” (as defined for purposes of section 212.3 of the Tax Act) in any corporation that is a “foreign affiliate” of Goldcorp and/or any of its Subsidiaries (including, for greater certainty, an indirect investment described in paragraph 212.3(10)(f) of the Tax Act), except to the extent that such investment is made in the ordinary course of business in accordance with spending plans pre-dating the signing of this Agreement and does not exceed $10 million; and

(e)                                  Goldcorp shall not authorize, agree to, propose, enter into or modify any Contract to do any of the matters prohibited by the other subsections of this Section 5.1 or resolve to do so.

5.2                               Covenants of Newmont Regarding the Conduct of Business

Newmont covenants and agrees that during the period from the date of this Agreement until the earlier of the Effective Date and the time that this Agreement is terminated in accordance with its terms, except as set out in Section 5.2 of the Newmont Disclosure Letter, as expressly required by this Agreement or expressly permitted by this Section 5.2, as required by applicable Law or a Governmental Entity, or unless Goldcorp shall otherwise agree in writing:

(a)                                 Newmont shall and shall cause each of its Subsidiaries to: (i) in all material respects conduct its and their respective business of Newmont and its Subsidiaries only in, and not take any action except in, the ordinary course of business consistent with past practice; and (ii) use commercially reasonable efforts to preserve intact its and their present business organization, goodwill, business relationships and assets and to keep available the services of their officers and employees as a group;

(b)                                 without limiting the generality of Section 5.2(a), Newmont shall not, and shall cause each of its Subsidiaries not to, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, directly or indirectly:

(i)                                     amend or propose to amend Newmont’s articles, by-laws or other constating documents;

(ii)                                  declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any Newmont Shares, except for regular quarterly dividends to Newmont Stockholders in the ordinary course consistent with past practice and any such action solely between or among Newmont and its Subsidiaries or between or among Subsidiaries of Newmont;

(iii)                               issue, sell, grant, award, pledge, dispose of or otherwise encumber or agree to issue, sell, grant, award, pledge, dispose of or otherwise encumber any Newmont Shares or other equity or voting interests or any options, stock appreciation rights, warrants, calls, conversion or exchange privileges or rights of any kind to acquire (whether on exchange, exercise, conversion or otherwise) any Newmont or other equity or voting interests or other securities or any shares of its Subsidiaries (including, for greater certainty, Newmont equity awards or any other equity based awards), other than (A) pursuant to the exercise of Newmont equity awards in accordance with their terms (as such terms are disclosed in the Newmont Public Documents) (B) grants of Newmont equity awards in the ordinary course of business consistent with past practice and (C) any such action solely between or among Newmont and its Subsidiaries or between or among Subsidiaries of Newmont;

(iv)                              split, combine or reclassify any outstanding Newmont Shares;

(v)                                 redeem, purchase or otherwise acquire or offer to purchase or otherwise acquire Newmont Shares or other securities of Newmont, other than (A) ordinary course purchases of Newmont Shares made in the public markets and at the prevailing market price and (B) purchases of Newmont Shares in satisfaction of the payment of the exercise price or tax withholdings upon the exercise or vesting of Newmont equity awards;

(vi)                              amend the terms of any securities of Newmont;

(vii)                           adopt or propose a plan of liquidation or resolutions providing for the liquidation or dissolution of Newmont;

(viii)                        reorganize, amalgamate or merge Newmont with any other Person;

(ix)                              make any changes in financial accounting methods, principles, policies or practices, except as required, in each case, by U.S. GAAP or by applicable Law;

(x)                                 reduce the stated capital of the Newmont Shares; or

(xi)                              sell, pledge, lease, dispose of, mortgage, licence, encumber or otherwise transfer or agree to sell, pledge, lease, dispose of, mortgage, licence, encumber or otherwise transfer any material assets of Newmont or any of its Subsidiaries or any interest in any assets of Newmont or any of its Subsidiaries, other than (A) in the ordinary course of business consistent with past practice and (B) any such action solely between or among Newmont and its Subsidiaries or between or among Subsidiaries of Newmont;

(xii)                           materially change the business carried on by Newmont and its Subsidiaries, taken as a whole;

(c)                                  Newmont shall not authorize, agree to, propose, enter into or modify any Contract to do any of the matters prohibited by the other subsections of this Section 5.2 or resolve to do so.

5.3                               Covenants Relating to the Consideration Shares and Replacement RSUs

Newmont shall apply for and use its reasonable best efforts to obtain approval of the listing for trading on the NYSE by the Effective Time of the Consideration Shares and the Newmont Shares issuable upon exercise of the Replacement RSUs issuable pursuant to the Arrangement, subject to official notice of issuance. Goldcorp shall use its reasonable best efforts to cooperate with Newmont in connection with the foregoing, including by providing information reasonably requested by Newmont in connection therewith. To the extent necessary, Newmont shall, on or as promptly as practicable following the Effective Date, file a registration statement on Form S-8 with the SEC to register the issuance of Newmont Shares upon exercises of the Replacement RSUs.

5.4                               Covenants of Newmont Regarding Blue-Sky Laws

Newmont shall use its commercially reasonable efforts ensure that the Consideration Shares shall, at the Effective Time, either be registered or qualified under all applicable U.S. state securities laws, or exempt from such registration and qualification requirements.

5.5                               Mutual Covenants of the Parties Relating to the Arrangement

Each of the Parties covenants and agrees that, other than in connection with obtaining the Regulatory Approvals, which approvals shall be governed by the provisions of Section 5.7, subject to the terms and conditions of this Agreement, during that period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms:

(a)                                 it shall use its commercially reasonable efforts to, and shall cause its Subsidiaries to use all commercially reasonable efforts to, satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder as set forth in Article 6 to the extent the same is within its control and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to complete the Arrangement, including using its commercially reasonable efforts to promptly: (i) obtain all necessary waivers, consents and approvals required to be obtained by it from parties to Goldcorp Material Contracts or Newmont Material Contracts, as the case may be; (ii) obtain all necessary and material Authorizations as are required to be obtained by it or any of its Subsidiaries under applicable Laws; (iii) fulfill all conditions and satisfy all provisions of this Agreement and the Arrangement, including delivery of the certificates of their respective officers contemplated by Sections 6.2(a), 6.2(b), 6.2(c), 6.3(a), 6.3(b) and 6.3(c); and (iv) co-operate with the other Party in connection with the performance by it and its Subsidiaries of their obligations hereunder;

(b)                                 it shall not take any action, shall refrain from taking any action, and shall not permit any action to be taken or not taken, which is inconsistent with this Agreement or which would reasonably be expected to, individually or in the aggregate, prevent, materially impede or materially delay the consummation of the Arrangement or the other transactions contemplated herein including, for the avoidance of doubt, the taking of any action or the entering into of any transaction, including any merger, acquisition, joint venture, disposition, lease or contract that would reasonably be expected to prevent, delay or impede the obtaining of, or increase the risk of not obtaining, any Regulatory Approval or otherwise prevent, delay or impede the consummation of the transactions contemplated by this Agreement;

(c)                                  it shall use commercially reasonable efforts to: (i) defend all lawsuits or other legal, regulatory or other Proceedings against itself or any of its Subsidiaries challenging or affecting this Agreement or the consummation of the transactions contemplated hereby; (ii) appeal, overturn or have lifted or rescinded any injunction or restraining order or other order, including Orders, relating to itself or any of its Subsidiaries which may materially adversely affect the ability of the Parties to consummate the Arrangement; and (iii) appeal or overturn or otherwise have lifted or rendered non-applicable in respect of the Arrangement, any Law that makes consummation of the Arrangement illegal or otherwise prohibits or enjoins Goldcorp or Newmont from consummating the Arrangement; and

(d)                                 it shall carry out the terms of the Interim Order and Final Order applicable to it and use commercially reasonable efforts to comply promptly with all requirements which applicable Laws may impose on it or its Subsidiaries or affiliates with respect to the transactions contemplated hereby.

5.6                               Covenants Relating to Goldcorp Employment Matters

(a)                                 The Parties and the Goldcorp Board (and any relevant committee thereof) will take such actions (including all actions permitted under the Goldcorp Equity Incentive Plans) as are necessary such that, from and after the Effective Time:

(i)                                     each Goldcorp Phantom RSU that is outstanding immediately prior to the Effective Time shall remain outstanding on its existing terms, and notwithstanding anything to the contrary in any applicable grant letter, employment agreement or other document governing, or any resolution or determination of the Goldcorp Board (or any committee thereof) in respect of, the Goldcorp Phantom RSU Plan or any Goldcorp Phantom RSUs, pursuant to the definition of “Share Value” contained in the Goldcorp Phantom RSU Plan, the Committee (as defined therein) shall irrevocably determine that the “Share Value” (as defined in the Goldcorp Phantom RSU Plan) shall mean the product obtained by multiplying (A) the trading price of a Newmont Share on the NYSE at the close of business on the date of expiry of the Restricted Period (as defined in the Goldcorp Phantom RSU Plan), by (B) the Equity Award Exchange Ratio.

(ii)                                  each Goldcorp PSU that is outstanding immediately prior to the Effective Time shall remain outstanding on its existing terms, and notwithstanding anything to the contrary in any applicable PSU Agreement (as defined in the Goldcorp PSU Plan), employment agreement or other document governing, or any resolution or determination of the Goldcorp Board (or any committee thereof) in respect of, the Goldcorp PSU Plan or any Goldcorp PSUs:

(A)                               the Multiplier (as defined in the Goldcorp PSU Plan) for each Goldcorp PSU shall be deemed to be 100 percent; and

(B)                               pursuant to the definition of “Fair Market Value” contained in the Goldcorp PSU Plan, the Board (as defined therein) shall irrevocably determine that “Fair Market Value” (as defined in the Goldcorp PSU Plan) shall mean, on a particular day, the product obtained by multiplying (A) the volume weighted average price of the Newmont Shares on the NYSE for the 30 trading day period prior to and including the particular day, by (B) the Equity Award Exchange Ratio.

(iii)                               pursuant to, and subject to the terms of, the Plan of Arrangement, each Goldcorp RSU that is outstanding immediately prior to the Effective Time shall be exchanged (which exchange the Parties intend shall occur, and shall be deemed to have occurred, in accordance with subsection 7(1.4) of the Tax Act) for a Newmont RSU that has the same vesting conditions as the Goldcorp RSU for which it was exchanged and that entitles the holder thereof to receive, upon vesting thereof and in accordance with the terms of the Newmont Incentive Plan, a number of Newmont Shares equal to the product obtained by multiplying (A) the applicable number of Goldcorp Shares covered by such Goldcorp RSU immediately prior to the Effective Time by (B) the Equity Award Exchange Ratio; provided that any fraction of a Newmont Share that such holder would be entitled to receive (after aggregating all Newmont Shares issuable to such holder in respect of all such holder’s Newmont RSUs that vest on a particular date date) shall be rounded down to the nearest whole number. The award agreement in respect of each such Newmont RSU will, and will be deemed to, provide that the Committee (as defined in the Newmont Incentive Plan) shall not have the discretion to pay cash in settlement of any such Newmont RSU (notwithstanding the terms of the Newmont Incentive Plan) and that such any such Newmont RSU will only be settled in Newmont Shares (subject to the terms and conditions of the Newmont RSU and the Newmont Incentive Plan).

(iv)                              pursuant to the Plan of Arrangement, each Goldcorp Option that is outstanding as of immediately prior to the Effective Time (whether vested or unvested) shall be assigned and transferred by the holder thereof to Goldcorp in exchange for the consideration set forth in the Plan of Arrangement.

(v)                                 As soon as practicable following the date hereof, the Company shall take all actions with respect to the Goldcorp ESPP that are necessary to provide that: (i) with respect to any offering period in effect as of the date hereof (the “Current ESPP Offering Period”), no employee who is not a participant in the Goldcorp ESPP as of the date hereof may become a participant in the Goldcorp ESPP and no participant may increase the percentage amount of his or her payroll deduction election from that in effect on the date hereof such for Current ESPP Offering Period; (ii) subject to the Arrangement becoming effective, the Goldcorp ESPP shall terminate effective immediately prior to the Effective Time; (iii) if the Current ESPP Offering Period terminates prior to the Effective Time, then the Goldcorp ESPP shall be suspended and no new offering period shall be commenced under the Goldcorp ESPP prior to the termination of this Agreement; and (iv) if any Current ESPP Offering Period is still in effect at the Effective Time, then the last day of such Current ESPP Offering Period shall be accelerated to a date before the Closing Date and the final purchases of Goldcorp Shares thereunder shall be made on that day.

(b)                                 The Parties acknowledge that the Arrangement will result in a “change in control” (or a term of similar import) for purposes of Goldcorp’s executives’, Goldcorp Benefit Plans, and employees’ employment agreements. After the Effective Time, Newmont covenants and agrees to cause Goldcorp and any successor to Goldcorp, to honour and comply in all material respects with the terms of all existing employment, indemnification, change in control, change of control, severance, termination or other compensation arrangements and employment and severance obligations of Goldcorp or any of its Subsidiaries that were entered into prior to the date of this Agreement in the ordinary course of business (or, if not in the ordinary course of business, have been disclosed to Newmont).

5.7                               Regulatory Approvals

(a)                                 Newmont and Goldcorp shall and shall cause their respective Subsidiaries, as applicable, to:

(i)                                     within ten Business Days after the date of this Agreement or such other date as the Parties may reasonably agree, prepare and file with the Commissioner of Competition with respect to the transactions contemplated by this Agreement a request for an advance ruling certificate under section 102 of the Competition Act or, in the alternative, a “No Action” letter and a waiver under s. 113(c) of the Competition Act;

(ii)                                  within ten Business Days after the date of Newmont’s instruction or such later date as Newmont may instruct, prepare and file the Commissioner of Competition with respect to the transactions contemplated by this Agreement a notification under Part IX of the Competition Act;

(iii)                               within ten Business Days after the date of this Agreement or such other date as the Parties may reasonably agree, prepare and file with the responsible Minister with respect to the transactions contemplated by this Agreement an application for review under the Investment Canada Act and as promptly as reasonably practicable, and in any event within ten (10) Business Days after the submission of the application for review, Newmont shall submit to the Director of Investments under the Investment Canada Act the proposed written undertakings to the Minister or his designees;

(iv)                              file, as promptly as practicable after the date of this Agreement, any other filings or notifications under any other applicable Antitrust Laws that the Parties may mutually agree to be required or appropriate to consummate the transactions contemplated by this Agreement, including all filings required to obtain the Key Regulatory Approvals other than the Competition Act Approval and the Investment Canada Act Approval;

(v)                                 file, as promptly as practicable after the date of this Agreement, any other filings or notifications under any other applicable federal, provincial, state or foreign Law required to obtain any other Regulatory Approvals; and

(vi)                              provide to each Governmental Entity all non-privileged information, documents, data and other things requested by any Governmental Entity or that are necessary or advisable to permit consummation of the transactions contemplated by this Agreement as promptly as practicable following any such request.

(b)                                 All filing fees (including any Taxes thereon) in respect of any filing made to any Governmental Entity in respect of any Regulatory Approvals shall be shared by the Parties equally.

(c)                                  With respect to obtaining the Regulatory Approvals, each of Newmont and Goldcorp shall cooperate with one another and shall provide such assistance as any other Party may reasonably request in connection with obtaining the Regulatory Approvals. In particular:

(i)                                     no Party shall extend or consent to any extension of any applicable waiting or review period or enter into any agreement with a Governmental Entity to not consummate the transactions contemplated by this Agreement, except upon the prior written consent of the other Party;

(ii)                                  the Parties shall exchange drafts of all submissions, material correspondence, filings, presentations, applications, plans, consent agreements and other material documents made or submitted to or filed with any Governmental Entity in respect of the transactions contemplated by this Agreement, will consider in good faith any suggestions made by the other Party and its counsel and will provide the other Party and its counsel with final copies of all such material submissions, correspondence, filings, presentations, applications, plans, consent agreements and other material documents, and all pre-existing business records or other documents, submitted to or filed with any Governmental Entity in respect of the transactions contemplated by this Agreement; provided, however, that (x) this obligation shall not extend to information concerning valuation or undertakings related to the Investment Canada Act Approval, and (y) information indicated by either Party to be competitively sensitive,  in either case, which information shall be provided on an external counsel-only basis;

(iii)                               each Party will keep the other Party and their respective counsel fully apprised of all substantive written (including email) and oral communications and all meetings with any Governmental Entity and their staff in respect of the Regulatory Approvals, and will not participate in such material communications or meetings without giving the other Party and their respective counsel the opportunity to participate therein; provided, however, that (x) this obligation shall not extend to communications and meetings or portions of communications and meetings related to the Investment Canada Act Approval, and (y) where competitively sensitive information may be discussed or communicated, in either case the other Party’s external legal counsel shall be provided with any such communications or information on an external counsel-only basis and shall have the right to participate in any such meetings on an external counsel-only basis.

(iv)                              Goldcorp shall make available its Representatives, on the reasonable request of Newmont and its counsel, to assist Newmont in obtaining the Regulatory Approvals, including by (i) making introduction and arranging meetings with key stakeholders and leaders of Governmental Authorities and participating in those meetings, (ii) providing strategic input, including on any materials prepared for obtaining the Regulatory Approvals, and (iii) responding promptly to requests for support, documents, information, comments or input where reasonably requested by Newmont in connection with the Regulatory Approvals;

(d)                                 the Parties shall not enter into any transaction, investment, agreement, arrangement or joint venture or take any other action, the effect of which would reasonably be expected to make obtaining the Regulatory Approvals materially more difficult or challenging, or reasonably be expected to materially delay the obtaining of the Regulatory Approvals;

(e)                                  the Parties shall use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions necessary or advisable on their respective parts to consummate the transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement. To the extent that the Minister or his designees propose any amendments or require enhancements to such proposed undertakings contemplated in Section 5.7(a)(iii), Newmont shall propose, negotiate and enter into reasonable undertakings necessary to obtain the Investment Canada Act Approval. However, nothing in this Agreement shall require Newmont or its Subsidiaries to (i) propose, negotiate, effect or agree to, by consent decree, hold separate order or otherwise, the sale, transfer, divestiture, license or other disposition of any assets or businesses of Newmont or Goldcorp or their respective Subsidiaries or otherwise take any action that prohibits or limits Newmont’s freedom of action with respect to, or Newmont’s ability to own, retain, control, operate or exercise full rights of ownership with respect to any of the businesses or assets of Newmont, Goldcorp or their respective Subsidiaries, except as provided in this paragraph with respect to the obtaining of the

Investment Canada Act Approval or (ii) notwithstanding anything to the contrary in Section 5.5(c), defend any judicial or administrative action or similar proceeding instituted (or threatened to be instituted) by any Person under any Law or seeking to have any stay, restraining order, injunction or similar order entered by any Governmental Entity vacated, lifted, reversed, or overturned.

(f)                                   Subject to the other provisions of this Section 5.7, Newmont shall, acting reasonably, determine and direct all matters and efforts related to the obtaining of the Regulatory Approvals. Newmont shall consider the views and input of Goldcorp in good faith.

5.8                               Certain Goldcorp Covenants Regarding Non-Solicitation

(a)                                 Except as otherwise expressly provided in this Section 5.8, Goldcorp shall not, and Goldcorp shall cause its Subsidiaries and their respective directors, officers, employees, and shall use its reasonable best efforts to cause its other Representatives, not to:

(i)                                     solicit, assist, initiate, knowingly encourage or otherwise facilitate (including by way of furnishing confidential information or entering into any form of agreement, arrangement or understanding (other than a confidentiality agreement pursuant to Section 5.8(e)) any inquiry, proposal or offer that constitutes or would reasonably be expected to constitute or lead to a Goldcorp Acquisition Proposal;

(ii)                                  enter into, engage in, continue or otherwise participate in any discussions or negotiations with any Person (other than Newmont and its Subsidiaries or affiliates) in respect of any inquiry, proposal or offer that constitutes or would reasonably be expected to constitute or lead to a Goldcorp Acquisition Proposal, it being acknowledged and agreed that, provided Goldcorp is then in compliance with its obligations under this Section 5.8, Goldcorp may (x) advise any Person of the restrictions of this Agreement, (y) advise a Person who has submitted a written Goldcorp Acquisition Proposal of the conclusion (without further communication) that its Goldcorp Acquisition Proposal does not constitute a Goldcorp Superior Proposal or (z) communicate with any person solely for the purposes of clarifying the terms of any inquiry, proposal or offer made by such person;

(iii)                               accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, arrangement or undertaking relating to any Goldcorp Acquisition Proposal (other than a confidentiality agreement pursuant to Section 5.8(e));

(iv)                              (1) (i) fail to make, or withdraw, amend, modify or qualify, in a manner adverse to Newmont or fail to publicly reaffirm (without qualification) the Goldcorp Board Recommendation, or its recommendation of the Arrangement within five Business Days (and in any case prior to the

Goldcorp Meeting) after having been requested in writing by Newmont to do so (acting reasonably), or (ii) accept, approve, endorse or recommend a Goldcorp Acquisition Proposal (or publicly propose to do so), or (iii) take no position or a neutral position with respect to a Goldcorp Acquisition Proposal for more than five Business Days after the public announcement of such Goldcorp Acquisition Proposal; or (2) resolve or propose to take any of the foregoing actions ((1) or (2) each a “Goldcorp Change in Recommendation”); or

(v)                                 make any public announcement or take any other action inconsistent with the approval, recommendation or declaration of advisability of the Goldcorp Board of the transactions contemplated hereby.

(b)                                 Goldcorp shall, and shall cause its Subsidiaries and Representatives to, immediately cease any existing solicitation, discussions, negotiations or other activities commenced prior to the date of this Agreement with any Person (other than Newmont and its Subsidiaries or affiliates) conducted by Goldcorp or any of its Subsidiaries or Representatives with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to constitute or lead to, a Goldcorp Acquisition Proposal, and, in connection therewith, Goldcorp will discontinue access to and disclosure of its and its Subsidiaries’ confidential information (and not allow access to or disclosure of any such confidential information, or any data room, virtual or otherwise) and shall as soon as possible request, and use its commercially reasonable efforts to exercise all rights it has (or cause its Subsidiaries to exercise any rights that they have) to require the return or destruction of all confidential information regarding Goldcorp and its Subsidiaries previously provided in connection therewith to any Person other than Newmont to the extent such information has not already been returned or destroyed and use commercially reasonable efforts to ensure that such obligations are fulfilled.

(c)                                  Goldcorp represents and warrants as of the date of this Agreement that neither Goldcorp nor any of its Subsidiaries has waived any standstill, confidentiality, non-disclosure, business purpose, use or similar agreement or restriction to which Goldcorp or any of its Subsidiaries is a Party, except to permit submissions of expressions of interest prior to the date of this Agreement. Goldcorp covenants and agrees that (i) it shall enforce each standstill, confidentiality, non-disclosure, business purpose, use or similar agreement or restriction to which Goldcorp or any of its Subsidiaries is a party, and (ii) neither Goldcorp nor any of its Subsidiaries nor any of their respective Representatives has (within the last 12 months) or will, without the prior written consent of Newmont (which may be withheld or delayed in Newmont’s sole and absolute discretion), release any Person from, or waive, amend, suspend or otherwise modify such Person’s obligations respecting Goldcorp, or any of its Subsidiaries, under any standstill, confidentiality, non-disclosure, business purpose, use or similar agreement or restriction to which Goldcorp or any of its Subsidiaries is a party; provided, however, that the Parties acknowledge and agree that the automatic termination or release of any such standstill, confidentiality, non-disclosure, business purpose, use or similar agreement or restriction in accordance with its terms shall not be a breach of this Section 5.8(c).

(d)                                 Goldcorp shall as soon as practicable, and in any event, within 24 hours, notify Newmont (orally at first and then in writing, in each case within 24 hours) if it receives or otherwise becomes aware of any inquiry, proposal or offer that constitutes or would reasonably be expected to constitute or lead to a Goldcorp Acquisition Proposal, of such Goldcorp Acquisition Proposal, inquiry, proposal or offer, including the identity of the Person making such Goldcorp Acquisition Proposal, inquiry, proposal or offer and the material terms and conditions thereof and copies of all material or substantive documents received in respect of, from or on behalf of any such Person. Goldcorp shall keep Newmont promptly and fully informed of the material developments and discussions and negotiations with respect to such Goldcorp Acquisition Proposal, inquiry, proposal or offer, including any material changes, modifications or other amendments thereto.

(e)                                  Notwithstanding any other provision of this Agreement, if at any time following the date of this Agreement, and prior to the Goldcorp Shareholder Approval having been obtained, Goldcorp receives a request for material non-public information or to enter into discussions, from a Person that proposes to Goldcorp an unsolicited bona fide written Goldcorp Acquisition Proposal that did not result from a breach of this Section 5.8 (and which has not been withdrawn) and the Goldcorp Board determines, in good faith after consultation with its outside financial and legal advisors, that such Goldcorp Acquisition Proposal constitutes or would reasonably be expected to constitute a Goldcorp Superior Proposal (disregarding, for the purposes of such determination, any due diligence or access condition to which such Goldcorp Acquisition Proposal is subject), then, and only in such case, Goldcorp may (x) enter into, participate in, facilitate and maintain discussions or negotiations with, and otherwise cooperate with or assist, the Person making such Goldcorp Acquisition Proposal, and (y) provide the Person making such Goldcorp Acquisition Proposal with, or access to, confidential information regarding Goldcorp and its Subsidiaries, but only to the extent that Newmont had previously been, or is concurrently, provided with, or access to, the same information, if, and only if:

(i)                                     Goldcorp has entered into a confidentiality and standstill agreement on terms no less favourable in aggregate to Goldcorp than the Confidentiality Agreement; and

(ii)                                  Goldcorp has been, and continues to be, in material compliance with this Section 5.8.

(f)                                   Notwithstanding any other provision of this Agreement, Goldcorp shall not make a Goldcorp Change in Recommendation unless all of the following are satisfied:

(i)                                     the Goldcorp Board has determined that the Goldcorp Acquisition Proposal constitutes a Goldcorp Superior Proposal;

(ii)                                  the Goldcorp Shareholder Approval has not been obtained;

(iii)                               Goldcorp has been, and continues to be, in material compliance with this Section 5.8;

(iv)                              Goldcorp has promptly provided Newmont with a notice in writing that there is a Goldcorp Superior Proposal, together with all documentation related to and detailing the Goldcorp Superior Proposal, including a copy of any proposed agreement relating to such Goldcorp Superior Proposal;

(v)                                 five Business Days (the “Newmont Response Period”) shall have elapsed from the date Newmont received the notice and documentation referred to in Section 5.8(f)(iv) from Goldcorp;

(vi)                              if Newmont has proposed to amend the terms of the Arrangement in accordance with Section 5.8, the Goldcorp Board shall have determined, in good faith, after consultation with its outside financial and legal advisors, that the Goldcorp Acquisition Proposal remains a Goldcorp Superior Proposal compared to the proposed amendment to the terms of the Arrangement by Newmont, if applicable.

(g)                                  For greater certainty, notwithstanding any Goldcorp Change in Recommendation, unless this Agreement has been terminated in accordance with its terms, Goldcorp shall cause the Goldcorp Meeting to occur and the Arrangement Resolution to be put to the Goldcorp Shareholders thereat for consideration in accordance with this Agreement, and Goldcorp shall not, except as required by applicable Law, submit to a vote of its shareholders any Goldcorp Acquisition Proposal other than the Arrangement Resolution prior to the termination of this Agreement.

(h)                                 Goldcorp acknowledges and agrees that, during the Newmont Response Period or such longer period as Goldcorp may approve for such purpose, Newmont shall have the opportunity, but not the obligation, to propose to amend the terms of this Agreement, including an increase in, or modification of, the Consideration. The Goldcorp Board will review any such proposal to determine in good faith whether Newmont’s proposal to amend the Agreement would result in the Goldcorp Acquisition Proposal ceasing to be a Goldcorp Superior Proposal. If the Goldcorp Board determines that the Goldcorp Acquisition Proposal is not a Goldcorp Superior Proposal as compared to the proposed amendments to the terms of the Agreement, it will promptly advise Newmont and enter into an amended agreement with Newmont reflecting such proposed amendments. If the Goldcorp Board continues to believe in good faith, after consultation with its financial advisors and outside legal counsel, that such Goldcorp Acquisition Proposal remains a Goldcorp Superior Proposal and therefore rejects Newmont offer to amend this Agreement and the Arrangement, if any, Goldcorp may, subject to compliance with the other provisions hereof, make a Goldcorp Change of Recommendation. Each successive modification of any Goldcorp Acquisition Proposal shall constitute a new Goldcorp Acquisition Proposal for the purposes of this Section 5.8 and Newmont shall be afforded a new Newmont Response Period in respect of each such Goldcorp Acquisition Proposal from the date on which Newmont received the notice and documentation referred to in Section 5.8(f)(iv) in respect of such new Goldcorp Superior Proposal from Goldcorp.

(i)                                     In circumstances where Goldcorp provides Newmont with notice of a Goldcorp Superior Proposal and all documentation contemplated by Section 5.8(f)(iv) on a date that is less than seven Business Days prior to the Goldcorp Meeting, Goldcorp may, or if and as requested by Newmont, Goldcorp shall, either proceed with or postpone the Goldcorp Meeting to a date that is not more than seven Business Days after the scheduled date of such Goldcorp Meeting, as directed by Newmont, provided, however, that the Goldcorp Meeting shall not be adjourned or postponed to a date later than the seventh Business Day prior to the Outside Date.

(j)                                    Without limiting the generality of the foregoing, Goldcorp shall advise its Subsidiaries and its Representatives of the prohibitions set out in this Section 5.8 and any violation of the restrictions set forth in this Section 5.8 by Goldcorp, its Subsidiaries or Representatives is deemed to be a breach of this Section 5.8 by Goldcorp.

5.9                               Certain Newmont Covenants Regarding Non-Solicitation

(a)                                 Except as otherwise expressly provided in this Section 5.9, Newmont shall not, and Newmont shall cause its Subsidiaries and their respective directors, officers, employees, and shall use its reasonable best efforts to cause its other Representatives, not to:

(i)                                     solicit, assist, initiate, knowingly encourage or otherwise facilitate (including by way of furnishing confidential information or entering into any form of agreement, arrangement or understanding (other than a confidentiality agreement pursuant to Section 5.9(e)) any inquiry, proposal or offer that constitutes or would reasonably be expected to constitute or lead to a Newmont Acquisition Proposal;

(ii)                                  enter into, engage in, continue or otherwise participate in any discussions or negotiations with any Person (other than Goldcorp and its Subsidiaries or affiliates) in respect of any inquiry, proposal or offer that constitutes or would reasonably be expected to constitute or lead to a Newmont Acquisition Proposal, it being acknowledged and agreed that, provided Goldcorp is then in compliance with its obligations under this Section 5.8, Newmont may (x) advise any Person of the restrictions of this Agreement, (y) advise a Person who has submitted a written Newmont Acquisition Proposal of the conclusion (without further communication) that its

Newmont Acquisition Proposal does not constitute a Goldcorp Superior Proposal or (z) communicate with any person solely for the purposes of clarifying the terms of any inquiry, proposal or offer made by such person;

(iii)                               accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, arrangement or undertaking relating to any Newmont Acquisition Proposal (other than a confidentiality agreement pursuant to Section 5.8(e));

(iv)                              (1) (i) fail to make, or withdraw, amend, modify or qualify, in a manner adverse to Goldcorp or fail to publicly reaffirm (without qualification) the Newmont Board Recommendation within five Business Days (and in any case prior to the Newmont Meeting) after having been requested in writing by Goldcorp to do so (acting reasonably), or (ii) accept, approve, endorse or recommend a Newmont Acquisition Proposal (or publicly propose to do so), or (iii) take no position or a neutral position with respect to a Newmont Acquisition Proposal for more than five Business Days after the public announcement of such Newmont Acquisition Proposal; or (2) resolve or propose to take any of the foregoing actions ((1) or (2) each a “Newmont Change in Recommendation”); or

(v)                                 make any public announcement or take any other action inconsistent with the approval, recommendation or declaration of advisability of the Newmont Board of the transactions contemplated hereby.

(b)                                 Newmont shall, and shall cause its Subsidiaries and Representatives to, immediately cease any existing solicitation, discussions, negotiations or other activities commenced prior to the date of this Agreement with any Person (other than Goldcorp and its Subsidiaries or affiliates) conducted by Newmont or any of its Subsidiaries or Representatives with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to constitute or lead to, a Newmont Acquisition Proposal, and, in connection therewith, Newmont will discontinue access to and disclosure of its and its Subsidiaries’ confidential information (and not allow access to or disclosure of any such confidential information, or any data room, virtual or otherwise) and shall as soon as possible request, and use its commercially reasonable efforts to exercise all rights it has (or cause its Subsidiaries to exercise any rights that they have) to require the return or destruction of all confidential information regarding Newmont and its Subsidiaries previously provided in connection therewith to any Person other than Goldcorp to the extent such information has not already been returned or destroyed and use commercially reasonable efforts to ensure that such obligations are fulfilled.

(c)                                  Newmont represents and warrants as of the date of this Agreement that neither Newmont nor any of its Subsidiaries has waived any standstill, confidentiality, non-disclosure, business purpose, use or similar agreement or restriction to which Newmont or any of its Subsidiaries is a Party, except to permit submissions of expressions of interest prior to the date of this Agreement. Newmont covenants and agrees that (i) it shall enforce each standstill, confidentiality, non-disclosure, business purpose, use or similar agreement or restriction to which Newmont or any of its Subsidiaries is a party, and (ii) neither Newmont nor any of its Subsidiaries nor any of their respective Representatives has (within the last 12 months) or will, without the prior written consent of Goldcorp (which may be withheld or delayed in Goldcorp’s sole and absolute discretion), release any Person from, or waive, amend, suspend or otherwise modify such Person’s obligations respecting Newmont, or any of its Subsidiaries, under any standstill, confidentiality, non-disclosure, business purpose, use or similar agreement or restriction to which Newmont or any of its Subsidiaries is a party; provided, however, that the Parties acknowledge and agree that the automatic termination or release of any such standstill, confidentiality, non-disclosure, business purpose, use or similar agreement or restriction in accordance with its terms shall not be a breach of this Section 5.8(c).

(d)                                 Newmont shall as soon as practicable, and in any event, within 24 hours, notify Goldcorp (orally at first and then in writing, in each case within 24 hours) if it receives or otherwise becomes aware of any inquiry, proposal or offer that constitutes or would reasonably be expected to constitute or lead to a Newmont Acquisition Proposal, of such Newmont Acquisition Proposal, inquiry, proposal or offer, including the identity of the Person making such Newmont Acquisition Proposal, inquiry, proposal or offer and the material terms and conditions thereof and copies of all material or substantive documents received in respect of, from or on behalf of any such Person. Newmont shall keep Goldcorp promptly and fully informed of the material developments and discussions and negotiations with respect to such Newmont Acquisition Proposal, inquiry, proposal or offer, including any material changes, modifications or other amendments thereto.

(e)                                  Notwithstanding any other provision of this Agreement, if at any time following the date of this Agreement, and prior to the Newmont Stockholder Approval having been obtained, Newmont receives a request for material non-public information or to enter into discussions, from a Person that proposes to Newmont an unsolicited bona fide written Newmont Acquisition Proposal that did not result from a breach of this Section 5.9 (and which has not been withdrawn) and the Newmont Board determines, in good faith after consultation with its outside financial and legal advisors, that such Newmont Acquisition Proposal constitutes or would reasonably be expected to constitute a Newmont Superior Proposal (disregarding, for the purposes of such determination, any due diligence or access condition to which such Newmont Acquisition Proposal is subject), then, and only in such case, Newmont may (x) enter into, participate in, facilitate and maintain discussions or negotiations with, and otherwise cooperate with or assist the Person making such Newmont Acquisition Proposal, and (y) provide the Person making such Newmont Acquisition Proposal with, or access to, confidential information regarding Newmont and its Subsidiaries, but only to the extent that Goldcorp had previously been, or is concurrently, provided with, or access to, the same information, if, and only if:

(i)                                     Newmont has entered into a confidentiality and standstill agreement on terms no less favourable in aggregate to Newmont than the Confidentiality Agreement; and

(ii)                                  Newmont has been, and continues to be, in material compliance with this Section 5.9.

(f)                                   Notwithstanding any other provisions of this Agreement, Newmont shall not make a Newmont Change in Recommendation unless all of the following are satisfied:

(i)                                     the Newmont Board has determined that the Acquisition Proposal constitutes a Superior Proposal;

(ii)                                  the Newmont Stockholder Approval has not been obtained;

(iii)                               Newmont has been, and continues to be, in material compliance with this Section 5.9;

(iv)                              Newmont has promptly provided Goldcorp with a notice in writing that there is a Newmont Superior Proposal, together with all documentation related to and detailing the Newmont Superior Proposal, including a copy of any proposed agreement relating to such Newmont Superior Proposal;

(v)                                 five Business Days (the “Goldcorp Response Period”) shall have elapsed from the date Goldcorp received the notice and documentation referred to in Section 5.9(f)(iv) from Newmont; and

(vi)                              if Goldcorp has proposed to amend the terms of the Arrangement in accordance with Section 5.9(h), the Newmont Board shall have determined, in good faith, after consultation with its outside financial and legal advisors, that the Newmont Acquisition Proposal remains a Newmont Superior Proposal compared to the proposed amendment to the terms of the Arrangement by Goldcorp, if applicable.

(g)                                  For greater certainty, notwithstanding any Newmont Change in Recommendation, unless this Agreement has been terminated in accordance with its terms, Newmont shall cause the Newmont Meeting to occur and the Newmont Resolutions to be put to the Newmont Stockholders thereat for consideration in accordance with this Agreement, and Newmont shall not, except as required by applicable Law, submit to a vote of its shareholders any Newmont Acquisition Proposal other than the Newmont Resolutions prior to the termination of this Agreement.

(h)                                 Newmont acknowledges and agrees that, during the Goldcorp Response Period or such longer period as Newmont may approve for such purpose, Goldcorp shall have the opportunity, but not the obligation, to propose to amend the terms of this Agreement, including a modification of the Consideration. The Newmont  Board will review any such proposal to determine in good faith whether Goldcorp’s proposal to amend the Agreement would result in the Newmont Acquisition Proposal ceasing to be a Newmont Superior Proposal. If the Newmont Board determines that the Newmont Acquisition Proposal is not a Newmont Superior Proposal as compared to the proposed amendments to the terms of the Agreement, it will promptly advise Goldcorp and enter into an amended agreement with Goldcorp reflecting such proposed amendments. If the Newmont Board continues to believe in good faith, after consultation with its financial advisors and outside legal counsel, that such Newmont Acquisition Proposal remains a Newmont Superior Proposal and therefore rejects Goldcorp offer to amend this Agreement and the Arrangement, if any, Newmont may, subject to compliance with the other provisions hereof, make a Newmont Change in Recommendation. Each successive modification of any Newmont Acquisition Proposal shall constitute a new Newmont Acquisition Proposal for the purposes of this Section 5.9 and Newmont shall be afforded a new Goldcorp Response Period in respect of each such Newmont Acquisition Proposal from the date on which Goldcorp received the notice and documentation referred to in Section 5.9(f)(iv) in respect of such new Newmont Superior Proposal from Newmont.

(i)                                     In circumstances where Newmont provides Goldcorp with notice of a Newmont Superior Proposal and all documentation contemplated by Section 5.9(f)(iv) on a date that is less than seven Business Days prior to the Newmont Meeting, Newmont may, or if and as requested by Goldcorp, Newmont shall, either proceed with or postpone the Newmont Meeting to a date that is not more than seven Business Days after the scheduled date of such Newmont Meeting, as directed by Goldcorp, provided, however, that the Newmont Meeting shall not be adjourned or postponed to a date later than the seventh Business Day prior to the Outside Date.

(j)                                    Without limiting the generality of the foregoing, Newmont shall advise its Subsidiaries and its Representatives of the prohibitions set out in this Section 5.9 and any violation of the restrictions set forth in this Section 5.9 by Newmont, its Subsidiaries or Representatives is deemed to be a breach of this Section 5.9 by Newmont.

5.10                        Access to Information; Confidentiality

(a)                                 From the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to its terms, subject to compliance with applicable Laws, each of Newmont and Goldcorp shall, and shall cause its Representatives to, afford to the other and its representatives such access as the other Party may reasonably require at all reasonable times, to its officers, employees, agents, properties, books, records and contracts, and shall furnish the other Party with all data and information as it may reasonably request; provided that the Party furnishing data or information (the “Furnishing Party”) shall not be required to (or to cause any of the Furnishing Party’s Subsidiaries to) afford such access or furnish such information to the extent that the Furnishing Party believes, in its reasonable good faith judgment, that doing so would (A) result in the loss of attorney-client, work product or other privilege, (B) result in the disclosure of any trade secrets of third parties or violate any obligations of the Furnishing Party or any of the Furnishing Party’s Subsidiaries with respect to confidentiality to any third party, or otherwise breach, contravene or violate any such effective Contract to which the Furnishing Party or any Subsidiary of the Furnishing Party is a party or (C) breach, contravene or violate any applicable Law; provided that the Furnishing Party shall use its reasonable best efforts to cause such information to be provided in a manner that would not violate the foregoing, and provided that nothing in this section shall limit the obligations contained in Section 5.7.

(b)                                 Newmont and Goldcorp acknowledge and agree that information furnished pursuant to this Section 5.10 shall be subject to the terms and conditions of the Confidentiality Agreement. Any such investigation by a Party and its representatives shall not mitigate, diminish or affect the representations and warranties of the other Party contained in this Agreement or any document or certificate given pursuant hereto.

5.11                        Insurance and Indemnification

(a)                                 Prior to the Effective Time, Goldcorp shall purchase customary “tail” policies of directors’ and officers’ liability insurance from a reputable and financially sound insurance carrier and containing terms and conditions no less favourable in the aggregate to the protection provided by the policies maintained by Goldcorp and its Subsidiaries which are in effect immediately prior to the Effective Date and providing protection in respect of claims arising from facts or events which occurred on or prior to the Effective Time and Goldcorp will and will cause its Subsidiaries to, maintain such “tail” policies in effect without any reduction in scope or coverage for six years from the Effective Time; provided, that Goldcorp and its Subsidiaries shall not be required to pay any amounts in respect of such coverage prior to the Effective Time and provided further that the cost of such policies shall not exceed 250% of Goldcorp’s current annual aggregate premium for policies currently maintained by Goldcorp or its Subsidiaries.

(b)                                 Goldcorp will, and will cause its Subsidiaries to, honour all rights to indemnification or exculpation now existing in favour of present and former employees, officers and directors of Goldcorp and its Subsidiaries under Law and under the articles or other constating documents of Goldcorp and/or its Subsidiaries or under any agreement or contract of any indemnified person with Goldcorp or with any of its Subsidiaries, and acknowledges that such rights shall survive the completion of the Plan of Arrangement, and, to the extent within the control of Goldcorp, Goldcorp shall ensure that the same shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such indemnified person and shall continue in full force and effect in accordance with their terms for a period of not less than six years from the Effective Date.

(c)                                  From and following the Effective Time, Newmont will cause Goldcorp to comply with its obligations under Section 5.11(a) and Section 5.11(b).

(d)                                 If Newmont, Goldcorp or any of its Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not a continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, Newmont shall ensure that any such successor or assign (including, as applicable, any acquirer of substantially all of the properties and assets of the Company or its subsidiaries) assumes all of the obligations set forth in this Section 5.11.

(e)                                  The provisions of this Section 5.11 are intended for the benefit of, and shall be enforceable by, each insured or indemnified Person, his or her heirs and his or her legal representatives and, for such purpose, Goldcorp hereby confirms that it is acting as trustee on their behalf, and agrees to enforce the provisions of this Section 5.11 on their behalf. Furthermore, this Section 5.11 shall survive the termination of this Agreement as a result of the occurrence of the Effective Date for a period of six years.

5.12                        Pre-Acquisition Reorganization

(a)                                 Subject to Section 5.12(b), Goldcorp agrees that, upon request of Newmont, Goldcorp shall use its commercially reasonable efforts to (i) perform such reorganizations of its corporate structure, capital structure, business, operations and assets or such other transactions as Newmont may request prior to the Effective Date, acting reasonably (each a “Pre-Acquisition Reorganization”), and the Plan of Arrangement, if required, shall be modified accordingly, and (ii) cooperate with Newmont and its advisors to determine the nature of the Pre-Acquisition Reorganizations that might be undertaken and the manner in which they would most effectively be undertaken.

(b)                                 Goldcorp and its Subsidiaries will not be obligated to participate in any Pre-Acquisition Reorganization under Section 5.12(a) unless such Pre-Acquisition Reorganization in the opinion of Goldcorp, acting reasonably:

(i)                                     cannot reasonably be expected to result in any Taxes being imposed on, or any adverse Tax consequences to the Goldcorp Shareholders incrementally greater than the Taxes to such party in connection with the consummation of the Arrangement in the absence of any Pre-Acquisition Reorganization;

(ii)                                  is not prejudicial to Goldcorp or its securityholders in any material respect;

(iii)                               does not require Goldcorp to obtain the approval of securityholders of Goldcorp or proceed absent any required consent of any third party (including any Regulatory Approval);

(iv)                              does not unreasonably interfere with Goldcorp’s material operations prior to the Effective Time;

(v)                                 does not require Goldcorp or its Subsidiaries to contravene any Contract, Regulatory Approval or applicable Laws, or its organization documents;

(vi)                              can be completed immediately prior to the Effective Date; and

(vii)                           does not impair the ability of Goldcorp to consummate, and will not prevent or materially delay the consummation of, the Arrangement, and would not reasonably be expected to prevent any Person from making a Goldcorp Superior Proposal.

(c)                                  Newmont must provide written notice to Goldcorp of any proposed Pre-Acquisition Reorganization in reasonable written detail at least ten Business Days prior to the Effective Date. Upon receipt of such notice, Goldcorp and Newmont shall work cooperatively and use their best efforts to prepare prior to the Effective Time all documentation necessary and do such other acts and things as are necessary to give effect to such Pre-Acquisition Reorganization, including any amendment to this Agreement or the Plan of Arrangement and shall seek to have any such Pre-Acquisition Reorganization made effective as of the last moment of the Business Day ending immediately prior to the Effective Date (but after Newmont has waived or confirmed that all of the conditions set out in Section 6.1 and Section 6.2 have been satisfied).

(d)                                 Unless the Arrangement is not completed due to a breach by Goldcorp of the terms and conditions of this Agreement or in circumstances that would give rise to the payment by Goldcorp of a Goldcorp Termination Fee, Newmont agrees that it will be responsible for all reasonable costs and expenses associated with any Pre-Acquisition Reorganization, including professional fees and expenses and Taxes, to be carried out at its request and shall indemnify and save harmless Goldcorp and its Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, Taxes, claims, costs, expenses, interest awards, judgments and penalties suffered or incurred by any of them in connection with or as a result of any such Pre-Acquisition Reorganization (including in respect of any unwinding, reversal, modification or termination of a Pre-Acquisition Reorganization) and that any Pre-Acquisition Reorganization will not be considered in determining whether a representation or warranty of Goldcorp under this Agreement has been breached (including where any such Pre-Acquisition Reorganization requires the consent of any third party under a

Contract). If the Arrangement is not completed (other than due to a breach by Goldcorp of the terms and conditions of this Agreement or in circumstances that would give rise to the Payment by Goldcorp of a Goldcorp Termination Fee), Newmont shall reimburse Goldcorp forthwith for all reasonable fees and expenses (including any professional fees and expenses and Taxes) incurred by Goldcorp in considering or effecting all or any part of the Pre-Acquisition Reorganization.

5.13                        Financing Cooperation

(a)                                 Goldcorp agrees to use commercially reasonable efforts to provide, and to cause each of its Subsidiaries and each of their respective Representatives to provide, such cooperation as may be reasonably requested by Newmont in connection with the borrowing or an issuance of debt by Newmont and/or any liability management transaction (including, without limitation, any exchange offers, consent solicitations or tender offers) with respect to debt existing on the date hereof of Goldcorp or its Subsidiaries (collectively, a “Debt Financing”), including, without limitation to, upon reasonable notice: (i) provide assistance with any discussions of and/or furnish, as applicable, such business, financial statements, pro forma financials, projections, management discussion and analysis and other customary financial data and information (including diligence materials) reasonably required in connection with any Debt Financing, (ii) direct their respective independent accountants to provide customary and reasonable assistance in connection with any Debt Financing, including in connection with providing customary comfort letters and consents, (iii) obtain customary payoff letters, releases of liens and other instruments of termination or discharge reasonably requested by Newmont in connection with the repayment of debt of Goldcorp and its Subsidiaries (provided that the effectiveness of any such arrangements shall be contingent on the completion of the Arrangement) and (iv) authorize and facilitate discussions, meetings and other engagement by Newmont, its Subsidiaries or Affiliates with the current lenders, noteholders or other providers of existing indebtedness to Goldcorp or any of its Subsidiaries for the purpose of obtaining Debt Financing, including by necessary or appropriate waivers of the Confidentiality Agreement to permit such activities.  Newmont shall reimburse Goldcorp for all reasonable out-of-pocket costs or expenses incurred by Goldcorp and its Subsidiaries in connection with cooperation provided for in this Section 5.13 to the extent the information requested was not otherwise prepared or available in the ordinary course of business.

(b)                                 Prior to the Effective Date, none of Goldcorp, its Subsidiaries or its or their respective Representatives shall be required to take any action that: (i) would contravene any applicable Law or any agreement that relates to borrowed money to which Goldcorp or any of its subsidiaries are a party: (ii) would reasonably be expected to impair or prevent the satisfaction of any condition in Article 6 hereof; or (iii) would subject such Person to actual or potential liability, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment or incur any other liability or provide or agree to provide any indemnity in connection with any Debt Financing or their performance of their respective obligations under this Section 5.13 or any information utilized in connection therewith (except, in the case of this paragraph (iii) in respect of Goldcorp and its Subsidiaries, to the extent such liability, cost, expense or indemnity is conditional upon the occurrence of the Effective Time). Newmont shall indemnify and hold harmless Goldcorp and its Subsidiaries and their respective Representatives from and against any and all costs suffered or incurred by them in connection with any Debt Financing and the performance of their respective obligations under this Section 5.13 and any information utilized in connection therewith (other than arising from information provided by Goldcorp or its Subsidiaries specifically for use in the Financing pursuant to Section 5.13). Goldcorp hereby consents to the use of the logos of Goldcorp or its Subsidiaries in connection with any Debt Financing; provided, that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage Goldcorp or any of its Subsidiaries or the reputation or goodwill of Goldcorp or any of its Subsidiaries.

(c)                                  Newmont acknowledges and agrees that the consummation of the transactions contemplated by this Agreement is not conditioned upon the consummation of, or the receipt by Newmont of the proceeds of, the Debt Financing.

ARTICLE 6
CONDITIONS

6.1                               Mutual Conditions Precedent

The respective obligations of the Parties to complete the Arrangement are subject to the fulfillment of each of the following conditions precedent on or before the Effective Time, each of which may only be waived with the mutual consent of the Parties:

(a)                                 the Arrangement Resolution shall have been duly approved by Goldcorp Shareholders at the Goldcorp Meeting in accordance with the Interim Order and applicable Law;

(b)                                 the Newmont Resolutions shall have been duly approved at the Newmont Meeting in accordance with applicable Law;

(c)                                  the Interim Order and the Final Order shall each have been obtained on terms consistent with this Agreement and in form and substance acceptable to each of Newmont and Goldcorp, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to either Goldcorp or Newmont, each acting reasonably, on appeal or otherwise;

(d)                                 no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Order or Law which is then in effect and has the effect of making the Arrangement illegal or otherwise preventing or prohibiting consummation of the Arrangement;

(e)                                  the Consideration Shares to be issued pursuant to the Arrangement shall, subject to customary conditions, have been approved for listing on the NYSE;

(f)                                   all of the Key Regulatory Approvals shall have been obtained; and

(g)                                  the Consideration Shares and Replacement RSUs to be issued pursuant to the Arrangement shall be exempt from the registration requirements of the U.S. Securities Act pursuant to Section 3(a)(10) thereof.

6.2                               Additional Conditions Precedent to the Obligations of Newmont

The obligation of Newmont to complete the Arrangement is subject to the fulfillment of each of the following conditions precedent on or before the Effective Time (each of which is for the exclusive benefit of Newmont and may be waived by Newmont, in whole or in part at any time, each in its sole discretion, without prejudice to any other rights which Newmont may have):

(a)                                 the representations and warranties of Goldcorp set forth in: (i) sections (a) [Organization and Qualification], (b) [Authority Relative to this Agreement] and (y)(ii) [Absence of Certain Changes or Events] of Schedule 3.1 shall be true and correct in all respects as of the date of this Agreement and the Effective Time as if made as at and as of such time; (ii) the representations and warranties of Goldcorp set forth in section (d)(i) [Subsidiaries] and (g) [Capitalization and Listing] of Schedule 3.1 shall be true and correct in all respects (except for de minimis inaccuracies) as of the date of this Agreement and the Effective Time as if made as at and as of such time; and (iii) all other representations and warranties of Goldcorp set forth in this Agreement shall be true and correct in all respects (disregarding for purposes of this Section 6.2(a) any materiality or Goldcorp Material Adverse Effect qualification contained in any such representation or warranty) as of the date of this Agreement and the Effective Time as if made at and as of such time (except that any representation and warranty in each of the foregoing (i), (ii) and (iii) that by its terms speaks specifically as of the date of this Agreement or another date shall be true and correct in all respects as of such date), except in the case of this clause (iii) where the failure to be so true and correct in all respects, individually and in the aggregate, does not constitute a Goldcorp Material Adverse Effect, and Goldcorp shall have provided to Newmont a certificate of two senior officers of Goldcorp certifying (on Goldcorp’s behalf and without personal liability) the foregoing dated the Effective Date;

(b)                                 Goldcorp shall have complied in all material respects with its covenants herein and Goldcorp shall have provided to Newmont a certificate of two senior officers of Goldcorp certifying (on Goldcorp’s behalf and without personal liability) compliance with such covenants dated the Effective Date;

(c)                                  since the date of this Agreement, there shall not have occurred, or have been disclosed to the public (if previously undisclosed to the public), any Goldcorp Material Adverse Effect, and Goldcorp shall have provided to Newmont a certificate of two senior officers of Goldcorp to that effect (on Goldcorp’s behalf and without personal liability);

(d)                                 Dissent Rights have not been exercised (or, if exercised, remain unwithdrawn) with respect to more than 10% of the issued and outstanding Goldcorp Shares.

6.3                               Conditions Precedent to the Obligations of Goldcorp

The obligation of Goldcorp to complete the Arrangement is subject to the fulfillment of each of the following conditions precedent on or before the Effective Time (each of which is for the exclusive benefit of Goldcorp and may be waived by Goldcorp, in whole or in part at any time, in its sole discretion, without prejudice to any other rights which Goldcorp may have):

(a)                                 the representations and warranties of Newmont set forth in (i) sections (a) [Organization and Qualification], (b) [Authority Relative to this Agreement] and (r)(ii) [Absence of Certain Changes or Events] of Schedule 4.1, shall be true and correct in all respects as of the date of this Agreement and the Effective Time as if made as at and as of such time; (ii) the representations and warranties of Newmont set forth in section (f) of Schedule 4.1 [Capitalization and Listing] shall be true and correct in all respects (except for de minimis inaccuracies) as of the date of this Agreement and the Effective Time as if made as at and as of such time; and (iii) all other representations and warranties of Newmont set forth in this Agreement shall be true and correct in all respects (disregarding for purposes of this Section 6.3(a) any materiality or Newmont Material Adverse Effect qualification contained in any such representation or warranty) as of the date of this Agreement and the Effective Time as if made at and as of such time (except that any representation and warranty in each of the foregoing (i), (ii) and (iii) that by its terms speaks specifically as of the date of this Agreement or another date shall be true and correct in all respects as of such date), except in the case of this clause (iii) where the failure to be so true and correct in all respects, individually and in the aggregate, does not constitute a Newmont Material Adverse Effect, and Newmont shall have provided to Goldcorp a certificate of two senior officers of Newmont certifying (on Newmont’s behalf and without personal liability) the foregoing dated the Effective Date;

(b)                                 Newmont shall have complied in all respects with its covenants in Section 2.13 [Payment of Consideration] and Section 2.17 [Name Change, Governance and Transitional Requirements] and in all material respects with its other covenants herein and Newmont shall have provided to Goldcorp a certificate of two senior officers of Newmont certifying (on Newmont’s behalf and without personal liability) compliance with such covenants dated the Effective Date; and

(c)                                  since the date of this Agreement, there shall not have occurred, or have been disclosed to the public (if previously undisclosed to the public) any Newmont Material Adverse Effect, and Newmont shall have provided to Goldcorp a certificate of two senior officers of Newmont to that effect (on Newmont’s behalf and without personal liability).

6.4                               Satisfaction of Conditions

The conditions precedent set out in Section 6.1, Section 6.2 and Section 6.3 shall be conclusively deemed to have been satisfied, waived or released at the Effective Time. For greater certainty, and notwithstanding the terms of any escrow arrangement entered into between the Parties and the Depositary, all funds and Newmont Shares held in escrow by the Depositary pursuant to Section 2.13 hereof shall be released from escrow at the Effective Time without any further act or formality required on the part of any person.

6.5                               Notice of Breach

Each Party will give prompt notice to the other of the occurrence or failure to occur (in either case, actual, anticipated, contemplated or, to the knowledge of such Party, threatened), at any time from the date hereof until the Effective Date, of any event or state of facts which occurrence or failure would, or would reasonably be likely to:

(a)                                 cause any of the representations or warranties of either Party contained herein to be untrue, misleading or inaccurate in any material respect on the date hereof or at the Effective Date; or

(b)                                 result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by either Party prior to or at the Effective Date.

6.6                               Frustration of Conditions

Neither Newmont nor Goldcorp may rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as applicable, to be satisfied if such failure was caused by such Party’s breach in any material respect of any provision of this Agreement or failure in any material respect to use the standard of efforts required from such Party to consummate the transactions contemplated hereby.

ARTICLE 7
TERM, TERMINATION, AMENDMENT AND WAIVER

7.1                               Term

This Agreement shall be effective from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms.

7.2                               Termination

(a)                                 This Agreement may be terminated at any time prior to the Effective Time:

(i)                                     by mutual written agreement of Goldcorp and Newmont;

(ii)                                  by either Goldcorp or Newmont, if:

(A)                               the Effective Time shall not have occurred on or before the Outside Date, except that the right to terminate this Agreement under this Section 7.2(a)(ii)(A) shall not be available to any Party whose failure to fulfill any of its obligations or breach of any of its representations and warranties under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur by the Outside Date;

(B)                               after the date hereof, there shall be enacted or made any applicable Law or Order that remains in effect and that makes consummation of the Arrangement illegal or otherwise prohibits or enjoins Goldcorp or Newmont from consummating the Arrangement and such Law, Order or enjoinment shall have become final and non-appealable;

(C)                               the Goldcorp Shareholder Approval shall not have been obtained at the Goldcorp Meeting except that the right to terminate this Agreement under this Section 7.2(a)(ii)(C) shall not be available to any Party whose failure to fulfill any of its obligations or breach of any of its representations and warranties under this Agreement has been the cause of, or resulted in, the failure to receive the Goldcorp Shareholder Approval; or

(D)                               the Newmont Resolutions shall not have been duly approved at the Newmont Meeting except that the right to terminate this Agreement under this Section 7.2(a)(ii)(D) shall not be available to any Party whose failure to fulfill any of its obligations or breach of any of its representations and warranties under this Agreement has been the cause of, or resulted in, the failure to receive the approval from Newmont Shareholders.

(iii)                               by Newmont, if:

(A)                               a Goldcorp Change in Recommendation occurs;

(B)                               Goldcorp shall have breached Section 5.8 in any material respect;

(C)                               a Goldcorp Material Adverse Effect has occurred and is continuing;

(D)                               a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Goldcorp set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 6.2(a) or Section 6.2(b) not to be satisfied, and such conditions are incapable of being satisfied by the Outside Date; or

(E)                                Newmont makes a Newmont Change in Recommendation in accordance with Section 5.9(f) and 5.9(h) and, at the time of termination, either (i) the Newmont Meeting is scheduled for a date later than April 11, 2019; or (ii) it is on or after March 23, 2019 and the Newmont Meeting has not been scheduled; provided that the right to terminate this Agreement under this Section 7.2(a)(iii)(E) shall not be available to Newmont if its failure to fulfill any of its obligations or breach of any of its representations and warranties under this Agreement has been the cause of, or resulted in, the failure of the Newmont Meeting to occur on or prior to April 11, 2019.

(iv)                              by Goldcorp, if

(A)                               a Newmont Change in Recommendation occurs;

(B)                               Newmont shall have breached Section 5.9 in any material respect;

(C)                               a Newmont Material Adverse Effect has occurred and is continuing;

(D)                               a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Newmont set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 6.3(a) or Section 6.3(b) not to be satisfied, and such conditions are incapable of being satisfied by the Outside Date; or

(E)                                Goldcorp makes a Goldcorp Change in Recommendation in accordance with Section 5.8(f) and 5.8(h) and, at the time of termination, either (i) the Newmont Meeting is scheduled for a date later than April 11, 2019; or (ii) it is on or after March 23, 2019 and the Newmont Meeting has not been scheduled; provided that the right to terminate this Agreement under this Section 7.2(a)(iv)(E) shall not be available to Goldcorp if its failure to fulfill any of its obligations or breach of any of its representations and warranties under this Agreement has been the cause of, or resulted in, the failure of the Newmont Meeting to occur on or prior to April 11, 2019.

(b)                                 The Party desiring to terminate this Agreement pursuant to this Section 7.2 (other than pursuant to Section 7.2(a)(i)) shall give written notice of such termination to the other Party, specifying in reasonable detail the basis for such Party’s exercise of its termination right.

(c)                                  If this Agreement is terminated pursuant to Section 7.1 or Section 7.2, this Agreement shall become void and be of no further force or effect without liability of any Party (or any shareholder, director, officer, employee, agent, consultant or Representative of such Party) to any other Party hereto, except that: (i) in the event of termination under Section 7.1 as a result of the Effective Time occurring, the provisions of this Section 7.2(c) and Sections 5.11, 5.12, 8.2 and 8.9 and all related definitions set forth in Section 1.1 shall survive for a period of six years thereafter and Section 2.15 will survive indefinitely; (ii) in the event of termination under Section 7.2, the provisions of this Section 7.2(c) and Sections 5.10(b), 7.3, and 8.2, 8.3, 8.5, 8.6 and 8.8 and all related definitions set forth in Section 1.1 and the provisions of the Confidentiality Agreement shall survive any termination hereof pursuant to Section 7.2 and Section 2.15 will survive indefinitely; and (iii) neither Party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

7.3                               Termination Fees

(a)                                 Except as otherwise provided herein, all fees, costs and expenses incurred in connection with this Agreement and the Plan of Arrangement shall be paid by the Party incurring such fees, costs or expenses.

(b)                                 For the purposes of this Agreement, “Goldcorp Termination Fee Event” means the termination of this Agreement:

(i)                                     by Newmont pursuant to Section 7.2(a)(iii)(A) [Goldcorp Change in Recommendation];

(ii)                                  by either Party pursuant to Section 7.2(a)(ii)(C) [Failure to Obtain the Goldcorp Shareholder Approval] following a Goldcorp Change in Recommendation (but not including a termination by either Party pursuant to Section 7.2(a)(ii)(C) in circumstances where the Goldcorp Change in Recommendation resulted from the occurrence of a Newmont Material Adverse Effect);

(iii)                               by either Party pursuant to Section 7.2(a)(ii)(A) [Effective Time Not Occurring Prior to the Outside Date] or Section 7.2(a)(ii)(C) [Failure to Obtain the Goldcorp Shareholder Approval] or by Newmont pursuant to Section 7.2(a)(iii)(D) [Breach of Representations, Warranties or Covenants], but only if, in these termination events, (x) prior to such termination, a bona fide Goldcorp Acquisition Proposal for Goldcorp shall have been made or publicly announced by any Person other than Newmont (and, if the Goldcorp Meeting is held, is not withdrawn at least five Business Days prior to the date of the Goldcorp Meeting) and (y) within 12 months following the date of such termination, (A) Goldcorp or one or more of its Subsidiaries enters into a definitive agreement in respect of a Goldcorp Acquisition Proposal (whether or not such Goldcorp Acquisition Proposal is the same Goldcorp Acquisition Proposal referred to in paragraph (x) above) and such Goldcorp Acquisition Proposal is later consummated (whether or not within 12 months after such termination) or (B) a Goldcorp Acquisition Proposal shall have been consummated (whether or not such Goldcorp Acquisition Proposal is the same Goldcorp Acquisition Proposal referred to in paragraph (x) above), provided that for purposes of this Section 7.3(b)(iii), the term “Goldcorp Acquisition Proposal” shall have the meaning ascribed to such term in Section 1.1 except that a reference to “20 per cent” therein shall be deemed to be a reference to “50 per cent”; or

(iv)                              by Goldcorp pursuant to Section 7.2(a)(iv)(E).

If a Goldcorp Termination Fee Event occurs, Goldcorp shall pay the Goldcorp Termination Fee to Newmont, by wire transfer of immediately available funds, as follows:

(A)                               if the Goldcorp Termination Fee is payable pursuant to Section 7.3(b)(i), the Termination Fee shall be payable within two Business Days following such termination;

(B)                               if the Goldcorp Termination Fee is payable pursuant to Section 7.3(b)(ii), the Termination Fee shall be payable (i) if Goldcorp terminates the Agreement concurrently with such termination and (ii) if Newmont terminates this Agreement, within two Business Days following such termination;

(C)                               if the Goldcorp Termination Fee is payable pursuant to Section 7.3(b)(iii), the Termination Fee shall be payable concurrently upon the consummation of the Goldcorp Acquisition Proposal referred to therein; or

(D)                               if the Goldcorp Termination Fee is payable pursuant to Section 7.3(b)(iv), the Termination Fee shall be payable concurrently with termination of this Agreement.

(c)                                  For the purposes of this Agreement, “Newmont Termination Fee Event” means the termination of this Agreement:

(i)                                     by Goldcorp pursuant to Section 7.2(a)(iv)(A) [Newmont Change in Recommendation];

(ii)                                  by either Party pursuant to Section 7.2(a)(ii)(D) [Failure to Obtain the Newmont Stockholder Approval] following a Newmont Change in Recommendation but not including a termination by either Party pursuant to Section 7.2(a)(ii)(D) in circumstances where the Newmont Change in Recommendation resulted from the occurrence of a Goldcorp Material Adverse Effect);

(iii)                               by either Party pursuant to Section7.2(a)(ii)(A) [Effective Time Not Occurring Prior to the Outside Date] or Section 7.2(a)(ii)(D) [Failure to Obtain the Newmont Stockholder Approval] or by Goldcorp pursuant to Section 7.2(a)(iv)(D) [Breach of Representations, Warranties or Covenants], but only if, in these termination events, (x) prior to such termination, a bona fide Newmont Acquisition Proposal for Newmont shall have been made or publicly announced by any Person other than Goldcorp (and, if the Newmont Meeting is held, is not withdrawn at least five Business Days prior to the date of the Newmont Meeting) and (y) within 12 months following the date of such termination, (A) Newmont or one or more of its Subsidiaries enters into a definitive agreement in respect of an Newmont Acquisition Proposal (whether or not such Newmont Acquisition Proposal is the same Newmont Acquisition Proposal referred to in paragraph (x) above) and such Newmont Acquisition Proposal is later consummated (whether or not within 12 months after such termination) or (B) a Newmont Acquisition Proposal shall have been consummated (whether or not such Newmont Acquisition Proposal is the same Newmont Acquisition Proposal referred to in paragraph (x) above), provided that for purposes of this Section 7.3(c)(iv), the term “Newmont Acquisition Proposal” shall have the meaning ascribed to such term in Section 1.1 except that a reference to “20 per cent” therein shall be deemed to be a reference to “50 per cent”; or

(iv)                              by Newmont pursuant to Section 7.2(a)(iii)(E).

If a Newmont Termination Fee Event occurs, Newmont shall pay the Newmont Termination Fee to Goldcorp, by wire transfer of immediately available funds, as follows:

(A)                               if the Newmont Termination Fee is payable pursuant to Section 7.3(c)(i), the Termination Fee shall be payable within two Business Days following such termination;

(B)                               if the Newmont Termination Fee is payable pursuant to Section 7.3(c)(ii), the Termination Fee shall be payable (i) if Newmont terminates the Agreement concurrently with such termination and (ii) if Goldcorp terminates the Agreement, within two Business Days following such termination;

(C)                               if the Newmont Termination Fee is payable pursuant to Section 7.3(c)(iii), the Termination Fee shall be payable concurrently upon the consummation of the Goldcorp Acquisition Proposal referred to therein; or

(D)                               if the Newmont Termination Fee is payable pursuant to Section 7.3(c)(iv), the Termination Fee shall be payable concurrently with termination of this Agreement.

(d)                                 The Parties acknowledge that all of the payment amounts set out in this Section 7.3 are payments of liquidated damages which are a genuine pre-estimate of the damages which the other Party entitled to such damages will suffer or incur as a result of the event giving rise to such payment and the resultant termination of this Agreement and are not penalties. Each Party irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive. For greater certainty, each Party agrees that, upon any termination of this Agreement under circumstances where Goldcorp or Newmont is entitled to a Termination Fee and such Termination Fee is paid in full, Goldcorp or Newmont, as the case may be, shall be precluded from any other remedy against the other Party at Law or in equity or otherwise (including, without limitation, an order for specific performance), and shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the other Party or any of its Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or affiliates or their respective representatives in connection with this Agreement or the transactions contemplated hereby, provided that the foregoing limitation shall not apply in the event of fraud or wilful breach of this Agreement by a Party.

7.4                               Amendment

Subject to the provisions of the Interim Order, the Plan of Arrangement and applicable Laws, this Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Goldcorp Meeting but not later than the Effective Time, be amended by mutual written agreement of the Parties, without further notice to or authorization on the part of Goldcorp Shareholders, and any such amendment may without limitation:

(a)                                 change the time for performance of any of the obligations or acts of the Parties;

(b)                                 waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

(c)                                  waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the Parties; and/or

(d)                                 waive compliance with or modify any mutual conditions precedent herein contained.

7.5                               Waiver

Any Party may: (a) extend the time for the performance of any of the obligations or acts of the other Party; (b) waive compliance, except as provided herein, with any of the other Party’s agreements or the fulfilment of any conditions to its own obligations contained herein; or (c) waive inaccuracies in any of the other Party’s representations or warranties contained herein or in any document delivered by the other Party; provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party and, unless otherwise provided in the written waiver, will be limited to the specific breach or condition waived. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

ARTICLE 8
GENERAL PROVISIONS

8.1                               Notices

All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given and received on the day it is delivered, provided that it is delivered on a Business Day prior to 5:00 p.m. local time in the place of delivery or receipt. However, if notice is delivered after 5:00 p.m. local time or if such day is not a Business Day then the notice shall be deemed to have been given and received on the next Business Day. Notice shall be sufficiently given if delivered (either in Person or by courier), or if transmitted by email (with confirmation of transmission) to the Parties at the following addresses (or at such other addresses as shall be specified by any Party by notice to the other given in accordance with these provisions):

(a)                                 if to Newmont:

6363 South Fiddler’s Green Circle
Greenwood Village, Colorado
80203

Attention:                                         Stephen Gottesfeld, Executive Vice President and General Counsel
Email:                                                            Stephen.Gottesfeld@newmont.com

with a copies (which shall not constitute notice) to:

Goodmans LLP
Bay-Adelaide Centre, West Tower
333 Bay Street, Suite 3400
Toronto, ON  M5H 2S7

Attention:                                         Jonathan Lampe and Neill May
Email:                                                            jlampe@goodmans.ca and nmay@goodmans.ca

and

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY  10019

Attention:                                         David Katz and Gordon Moodie
Email:                                                            dakatz@wlrk.com and gsmoodie@wlrk.com

(b)                                 if to Goldcorp:

Suite 3400 - 666 Burrard Street
Vancouver, British Columbia
V6C 2X8

Attention:                                         Charlene Ripley, Executive Vice President, General Counsel
Email:                                                            Charlene.Ripley@goldcorp.com

with a copy (which shall not constitute notice) to:

Cassels Brock & Blackwell LLP
Suite 2100, Scotia Plaza
40 King Street West
Toronto, ON  M5H 3C2

Attention:                                         Paul Stein and Jeffrey Roy
Email:                                                            pstein@CasselsBrock.com and JRoy@CasselsBrock.com

and

Neal Gerber & Eisenberg LLP
2 N. LaSalle Street, Suite 1700
Chicago, IL 60657

Attention:                                         David S. Stone and John Koenigsknecht
Email:                                                            dstone@nge.com and jkoenigsknecht@nge.com

8.2                               Governing Law

This Agreement shall be governed, including as to validity, interpretation and effect, by the Laws of the Province of Ontario and the Laws of Canada applicable therein. Each of the Parties hereby irrevocably attorns to the exclusive jurisdiction of the courts of the Province of Ontario in respect of all matters arising under and in relation to this Agreement and the Arrangement and waives any defences to the maintenance of an action in the Courts of the Province of Ontario.

8.3                               Injunctive Relief

Subject to Section 7.3(f), the Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties agree that, in the event of any breach or threatened breach of this Agreement by a Party, the non-breaching Party will be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance, and the Parties shall not object to the granting of injunctive or other equitable relief on the basis that there exists an adequate remedy at law. Subject to Section 7.3(f), such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at Law or equity to each of the Parties.

8.4                               Time of Essence

Time shall be of the essence in this Agreement.

8.5                               Entire Agreement, Binding Effect and Assignment

This Agreement (including the exhibits and schedules hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, negotiations and discussions, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof and, except as expressly provided herein, this Agreement is not intended to and shall not confer upon any Person other than the Parties any rights or remedies hereunder. This Agreement shall be binding upon and shall enure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the Parties without the prior written consent of the other Party.

8.6                               No Liability

No director or officer of Newmont shall have any personal liability whatsoever to Goldcorp under this Agreement, or any other document delivered in connection with the transactions contemplated hereby on behalf of Newmont. No director or officer of Goldcorp shall have any personal liability whatsoever to Newmont under this Agreement, or any other document delivered in connection with the transactions contemplated hereby on behalf of Goldcorp.

8.7                               Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law or public policy, that provision will be severed from this Agreement and all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

8.8                               Waiver of Jury Trial

Each Party hereto (on behalf of itself and any of its affiliates, directors, officers, employees, agents and representatives) hereby waives, to the fullest extent permitted by applicable Laws, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated hereby or the actions of the Parties in the negotiation, administration, performance and enforcement of this Agreement. Each Party hereto (a) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such Party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 8.8.

8.9                               Third Party Beneficiaries

The provisions of Section 5.11 are: (i) intended for the benefit of all present and former directors and officers of Goldcorp and its Subsidiaries, as and to the extent applicable in accordance with their terms, and shall be enforceable by each of such Persons and his or her heirs, executors administrators and other legal representatives (collectively, the “Third Party Beneficiaries”) and Goldcorp shall hold the rights and benefits of Section 5.11 in trust for and on behalf of the Third Party Beneficiaries and Goldcorp hereby accepts such trust and agrees to hold the benefit of and enforce performance of such covenants on behalf of the Third Party Beneficiaries; and (ii) in addition to, and not in substitution for, any other rights that the Third Party Beneficiaries may have by contract or otherwise. Except as provided in this Section 8.9, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

8.10                        Counterparts, Execution

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF Newmont and Goldcorp have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

NEWMONT MINING CORPORATION

By:	/s/ Gary J. Goldberg
Name: Gary J. Goldberg
Title: Chief Executive Officer

GOLDCORP INC.

By:	/s/ David Garofalo
Name: David Garofalo
Title: President & CEO

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SCHEDULE A

FORM OF PLAN OF ARRANGEMENT

1

PLAN OF ARRANGEMENT

UNDER SECTION 182 OF THE
BUSINESS CORPORATIONS ACT (ONTARIO)

ARTICLE 1
INTERPRETATION

1.1                               Definitions

Whenever used in this Plan of Arrangement, the following words and terms have the meanings set out below:

“affiliate” has the meaning given to it in National Instrument 45-106 — Prospectus Exemptions under Canadian Securities Laws;

“Arrangement” means the arrangement of Goldcorp under Section 182 of the OBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the terms of the Arrangement Agreement and this Plan of Arrangement or made at the direction of the Court in the Interim Order or Final Order with the consent of Newmont and Goldcorp, each acting reasonably;

“Arrangement Agreement” means the arrangement agreement dated January 14, 2019 to which this Plan of Arrangement is attached as Schedule A, and all schedules annexed thereto, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof;

“Arrangement Resolution” means the special resolution of Goldcorp Shareholders approving the Arrangement which is to be considered at the Goldcorp Meeting substantially in the form of Schedule B to the Arrangement Agreement;

“Authorization” means, with respect to any Person, any authorization, order, permit, approval, grant, licence, registration, consent, right, notification, condition, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decision, decree, by-law, rule or regulation, of, from or required by any Governmental Entity having jurisdiction over the Person;

“Black Scholes Amount” means, in respect of each Goldcorp Option, the value of such Goldcorp Option as of the Effective Date using the “Black Scholes” valuation model calculated as per industry standard practice, based on the inputs set forth in Exhibit 1 attached hereto.

“Business Day” means any day, other than a Saturday, a Sunday or a statutory or civic holiday in the Province of Ontario, the Province of British Columbia or in the State of New York;

“Canadian Securities Laws” means the Securities Act, together with all other applicable securities Laws, rules and regulations and published policies thereunder or under the securities laws of any other province or territory of Canada;

“Cash Consideration” means, for each Goldcorp Share, $0.02 in cash;

“Certificate of Arrangement” means the certificate giving effect to the Arrangement issued by the Director pursuant to Section 183 of the OBCA;

“Closing VWAP” means the volume weighted average price of a Newmont Share, rounded to four decimal places, and determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours, for the five consecutive trading days ending on the third complete trading day prior to (and excluding) the Effective Date, as reported by Bloomberg;

“Consideration” means, for each Goldcorp Share, (a) a fraction of a Newmont Share equal to the Exchange Ratio, plus (b) the Cash Consideration;

“Consideration Shares” means the Newmont Shares to be issued as Consideration pursuant to the Arrangement;

“Court” means the Ontario Superior Court of Justice (Commercial List);

“Depositary” means any Person that Goldcorp may appoint to act as depositary for the Goldcorp Shares in relation to the Arrangement, with the approval of Newmont, acting reasonably;

“Director” means the Director appointed pursuant to Section 278 of the OBCA;

“Dissent Rights” has the meaning set forth in Section 4.1(a);

“Dissent Shares” means Goldcorp Shares held by a Dissenting Shareholder and in respect of which the Dissenting Shareholder has validly exercised Dissent Rights;

“Dissenting Shareholder” means a registered Goldcorp Shareholder who has validly exercised a Dissent Right and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights, but only in respect of Goldcorp Shares in respect of which Dissent Rights are validly exercised by such Goldcorp Shareholder;

“Effective Date” means the date upon which the Arrangement becomes effective, as set out in Section 2.12 of the Arrangement Agreement, which will be the date shown in the Certificate of Arrangement;

“Effective Time” means 12:01 a.m. (Toronto time) on the Effective Date or such other time as agreed to by Newmont and Goldcorp in writing;

“Equity Award Exchange Ratio” means the sum of (a) the Exchange Ratio, and (b) a fraction of a Newmont Share equal to the quotient (rounded to the nearest four decimal places) obtained by dividing (i) the Cash Consideration, by (ii) the Closing VWAP;

“Exchange Ratio” means, for each Goldcorp Share, 0.3280 of a Newmont Share;

“Final Order” means the final order of the Court pursuant to Section 182 of the OBCA, in form and substance acceptable to Newmont and Goldcorp, each acting reasonably, after a hearing upon the procedural and substantive fairness of the terms and conditions of the Arrangement, approving the Arrangement, as such order may be amended, modified, supplemented or varied

2

by the Court (with the consent of Newmont and Goldcorp, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended on appeal (provided that any such affirmation, amendment, modification, supplement or variation is acceptable to Newmont and Goldcorp, each acting reasonably);

“Goldcorp” means Goldcorp Inc., a corporation existing under the laws of the Province of Ontario;

“Goldcorp Board” means the board of directors of Goldcorp as the same is constituted from time to time;

“Goldcorp Meeting” means the special meeting of Goldcorp Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution;

“Goldcorp Option Plan” means the amended and restated 2005 Goldcorp Stock Option Plan, last amended April 28, 2016;

“Goldcorp Options” means options to purchase Goldcorp Shares granted under the Goldcorp Option Plan and options to purchase Goldcorp Shares granted under the stock option plan of Exeter Resource Corporation;

“Goldcorp Phantom RSU Plan” means the Goldcorp phantom restricted share unit plan dated January 22, 2013 and last amended February 12, 2014;

“Goldcorp Phantom RSUs” means phantom restricted share units issued under the Goldcorp Phantom RSU Plan;

“Goldcorp PSU Plan” means the Goldcorp performance share unit plan, amended effective July 28, 2010, and last amended February 14, 2018;

“Goldcorp PSUs” means performance share units issued under the Goldcorp PSU Plan;

“Goldcorp RSU Plan” means the Goldcorp restricted share unit plan, amended effective May 20, 2008, and last amended April 28, 2016;

“Goldcorp RSUs” means restricted stock units issued under the Goldcorp RSU Plan;

“Goldcorp Securityholders” means, collectively, the Goldcorp Shareholders and the holders of Goldcorp Options, Goldcorp PSUs, Goldcorp Phantom RSUs and Goldcorp RSUs;

“Goldcorp Shareholders” means the holders of Goldcorp Shares;

“Goldcorp Shares” means the common shares in the authorized share capital of Goldcorp;

“Governmental Entity” means: (a) any multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, ministry, bureau or agency, domestic or

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foreign; (b) any stock exchange, including the Toronto Stock Exchange and the New York Stock Exchange; (c) any subdivision, agent, commission, board or authority of any of the foregoing; or (d) any quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, antitrust, foreign investment, expropriation or taxing authority under or for the account of any of the foregoing;

“Interim Order” means the order made after the application to the Court pursuant to subsection 182 of the OBCA after being informed of the intention to rely upon the exemption from the registration requirements of the U.S. Securities Act under section 3(a)(10) thereof with respect to the Newmont Shares and Replacement RSUs issued pursuant to the Arrangement, in form and substance acceptable to Newmont and Goldcorp, each acting reasonably, providing for, among other things, the calling and holding of the Goldcorp Meeting, as the same may be amended, affirmed, modified, supplemented or varied by the Court with the consent of Newmont and Goldcorp, each acting reasonably;

“Law” or “Laws” means all laws (including common law), by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, ordinances, judgments, injunctions, determinations, awards, decrees or other legally binding requirements, whether domestic or foreign, and the terms and conditions of any Authorization of or from any Governmental Entity, and, for greater certainty, includes Canadian Securities Laws and U.S. Securities Laws and the term “applicable” with respect to such Laws and in a context that refers to one or more Persons, means such Laws as are applicable to such Persons or its business, undertaking, assets, property or securities and emanate from a Persons having jurisdiction over the Person or Persons or its or their business, undertaking, assets, property or securities;

“Letter of Transmittal” means the Letter of Transmittal(s), in a form reasonably satisfactory to Newmont, to be delivered by Goldcorp to Goldcorp Shareholders providing for the delivery of the Goldcorp Shareholders’ Goldcorp Shares to the Depositary;

“Liens” means any hypothecs, mortgages, pledges, assignments, liens, charges, security interests, statutory or deemed trusts, encumbrances and adverse rights or claims, other third party interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;

“Newmont” means Newmont Mining Corporation, a corporation existing under the laws of the State of Delaware;

“Newmont Excess Shares” has the meaning set forth in Section 3.2(b);

“Newmont Incentive Plan” means Newmont’s 2013 Stock Incentive Plan;

“Newmont RSUs” means restricted stock units issued under the Newmont Incentive Plan;

“Newmont Share Trust” has the meaning set forth in Section 3.2(b);

“Newmont Shares” means shares of common stock in the authorized share capital of Newmont;

“NYSE” means The New York Stock Exchange;

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“OBCA” means the Business Corporations Act (Ontario);

“Person” includes an individual, partnership, association, body corporate, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;

“Plan of Arrangement” means this plan of arrangement and any amendments or variations hereto made in accordance with Section 7.4 of the Arrangement Agreement and this plan of arrangement or upon the direction of the Court in the Final Order;

“Replacement RSUs” means the Newmont RSUs issued in replacement of Goldcorp RSUs under and on the basis set forth in this Plan of Arrangement.

“Securities Act” means the Securities Act (Ontario) and the rules, regulations and published policies made thereunder;

“Tax Act” means the Income Tax Act (Canada);

“U.S. Securities Act” means the U.S. Securities Act of 1933, as amended and the rules and regulations of the SEC promulgated thereunder;

“U.S. Securities Laws” means the U.S. Securities Act and all other applicable U.S. federal securities laws;

“United States” or “U.S.” means the United States of America, its territories and possessions, any State of the United States and the District of Columbia; and

1.2                               Interpretation Not Affected by Headings

The division of this Plan of Arrangement into Articles, Sections, subsections, paragraphs and Exhibits and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Plan of Arrangement. Unless the contrary intention appears, references in this Plan of Arrangement to an Article, Section, subsection, paragraph or Exhibit by number or letter or both refer to the Article, Section, subsection, paragraph or Exhibit, respectively, bearing that designation in this Plan of Arrangement.

1.3                               Number and Gender

In this Plan of Arrangement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender shall include all genders.

1.4                               Date for any Action

If the date on which any action is required to be taken hereunder is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

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1.5                               Currency

Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of the United States of America and “$” refers to United States dollars.

1.6                               Statutes

Any reference to a statute refers to such statute and all rules, resolutions and regulations made under it, as it or they may have been or may from time to time be amended or re-enacted, unless stated otherwise.

ARTICLE 2
EFFECT OF ARRANGEMENT

2.1                               Arrangement Agreement

This Plan of Arrangement is made pursuant to and subject to the provisions of the Arrangement Agreement. If there is any inconsistency or conflict between the provisions of this Plan of Arrangement and the provisions of the Arrangement Agreement, the provisions of this Plan of Arrangement shall govern.

2.2                               Binding Effect

At the Effective Time, this Plan of Arrangement and the Arrangement shall without any further authorization, act or formality on the part of the Court become effective and be binding upon Newmont, Goldcorp, the Depositary, all registered and beneficial Goldcorp Securityholders, including Dissenting Shareholders.

ARTICLE 3
ARRANGEMENT

3.1                               Arrangement

Commencing at the Effective Time, in five minute increments each of the following events shall occur and shall be deemed to occur consecutively in the following order, except where noted, without any further authorization, act or formality:

(a)                                 Each Dissent Share shall be deemed to be transferred and assigned by such Dissenting Shareholder, without any further act of formality on its part, to Newmont (free and clear of any Liens) in accordance with, and for the consideration contemplated in, Article 4 and:

(i)                                     such Dissenting Shareholder shall cease to be, and shall be deemed to cease to be, the registered holder of each such Dissent Share and the name of such registered holder shall be, and shall be deemed to be, removed from the register of Goldcorp Shareholders in respect of each such Dissent Share, and at such time each Dissenting Shareholder will have only the rights set out in Section 4.1;

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(ii)                                  such Dissenting Shareholder shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to transfer and assign each such Dissent Share; and

(iii)                               Newmont shall be and shall be deemed to be the holder of all of the outstanding Dissent Shares (free and clear of all Liens) and the central securities register of Goldcorp shall be, and shall be deemed to be, revised accordingly.

(b)                                 Each Goldcorp Option outstanding at the Effective Time (whether vested or unvested), notwithstanding the terms of the Goldcorp Option Plan, shall be, and shall be deemed to be, unconditionally vested and exercisable, and such Goldcorp Option shall, without any further action by or on behalf of the holder of such Goldcorp Option, be deemed to be assigned and transferred by such holder to Goldcorp in exchange for a cash payment from Goldcorp equal to the Black Scholes Amount in respect of such Goldcorp Option, and

(i)                                     the holder thereof shall cease to be, and shall be deemed to cease to be, the holder of such Goldcorp Option and the name of such holder shall be, and shall be deemed to be, removed from the register of Goldcorp Options in respect of such Goldcorp Option; and

(ii)                                  the Goldcorp Option Plan and all agreements relating to the Goldcorp Options shall be terminated and shall be of no further force and effect.

(c)                                  Each Goldcorp Share outstanding immediately prior to the Effective Time (other than any Goldcorp Share held by Newmont or any of its affiliates (including all Dissent Shares)) shall be deemed to be transferred and assigned by the holder thereof, without any further act or formality on its part, to Newmont (free and clear of any Liens) in exchange for the Consideration, subject to Sections 3.2 and 5.3, and

(i)                                     the registered holder thereof shall cease to be, and shall be deemed to cease to be, the registered holder of each such Goldcorp Share  and the name of such registered holder shall be, and shall be deemed to be, removed from the register of Goldcorp Shareholders;

(ii)                                  the registered holder thereof shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to transfer and assign each such Goldcorp Share; and

(iii)                               Newmont shall be and shall be deemed to be the holder of all of the outstanding Goldcorp Shares (free and clear of all Liens) and the central securities register of Goldcorp shall be, and shall be deemed to be, revised accordingly.

(d)                                 Each Goldcorp Phantom RSU that is outstanding immediately prior to the Effective Time shall remain outstanding on its existing terms, and

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notwithstanding anything to the contrary in any applicable grant letter, employment agreement or other document governing, or any resolution or determination of the Goldcorp Board (or any committee thereof) in respect of, the Goldcorp Phantom RSU Plan or any Goldcorp Phantom RSUs, pursuant to the determination of the Committee (as defined therein) pursuant to Section 5.6(a)(i) of the Arrangement Agreement, the “Share Value” (as defined in the Goldcorp Phantom RSU Plan) shall mean the product obtained by multiplying (A) the trading price of a Newmont Share on the NYSE at the close of business on the date of expiry of the Restricted Period (as defined in the Goldcorp Phantom RSU Plan), by (B) the Equity Award Exchange Ratio.

(e)                                  Each Goldcorp PSU that is outstanding immediately prior to the Effective Time shall remain outstanding on its existing terms, and notwithstanding anything to the contrary in any applicable PSU Agreement (as defined in the Goldcorp PSU Plan), employment agreement or other document governing, or any resolution or determination of the Goldcorp Board (or any committee thereof) in respect of, the Goldcorp PSU Plan or any Goldcorp PSUs:

(i)                                     the Multiplier (as defined in the Goldcorp PSU Plan) for each Goldcorp PSU shall be deemed to be 100 per cent; and

(ii)                                  pursuant to the determination of the Board (as defined therein) pursuant to Section 5.6(a)(ii) of the Arrangement Agreement, “Fair Market Value” (as defined in the Goldcorp PSU Plan) shall mean, on a particular day, the product obtained by multiplying (A) the volume weighted average price of the Newmont Shares on the NYSE for the 30 trading day period prior to and including the particular day, by (B) the Equity Award Exchange Ratio.

(f)                                   Each Goldcorp RSU that is outstanding immediately prior to the Effective Time shall be deemed to be exchanged by the holder thereof in accordance with subsection 7(1.4) of the Tax Act, without any further act of formality on its part, for a Replacement RSU that has the same vesting conditions as the Goldcorp RSU for which it was exchanged and that entitles the holder thereof to receive, upon vesting thereof and in accordance with the terms of the Newmont Incentive Plan, a number of Newmont Shares equal to the product obtained by multiplying (A) the applicable number of Goldcorp Shares covered by such Goldcorp RSU immediately prior to the Effective Time by (B) the Equity Award Exchange Ratio; provided that any fraction of a Newmont Share that such holder would be entitled to receive (after aggregating all Newmont Shares issuable to such holder in respect of all such holder’s Replacement RSUs that vest on a particular date date) shall be rounded down to the nearest whole number, and:

(i)                                     the holder thereof shall cease to be, and shall be deemed to cease to be, the holder of each such Goldcorp RSU and the name of such holder shall be, and shall be deemed to be, removed from the register of Goldcorp RSUs in respect of each such Goldcorp RSU;

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(ii)                                  the Goldcorp RSU Plan and all agreements relating to the Goldcorp RSUs shall be terminated and shall be of no further force and effect;

(iii)                               notwithstanding the foregoing, if required, the number of Newmont Shares to which a former holder of a Goldcorp RSU will be entitled under the Replacement RSU will be reduced such that (i) the excess (if any) of the aggregate fair market value of the Newmont Shares underlying such holder’s Replacement RSU immediately following the exchange over the aggregate exercise price (if any) of such Replacement RSU does not exceed (ii) the excess (if any) of the aggregate fair market value of the Goldcorp Shares underlying the holder’s corresponding Goldcorp RSU immediately before the exchange over the aggregate exercise price (if any) of such Goldcorp RSU; and

(iv)                              the Committee (as defined in the Newmont Incentive Plan) irrevocably elects to settle all Replacement RSUs solely in consideration for Newmont Shares, the Award Agreement (as defined in the Newmont Incentive Plan) in respect of each such Replacement RSU will, and will be deemed to, provide that the Committee (as defined in the Newmont Incentive Plan) shall not have the discretion to pay cash in settlement of any Replacement RSU (notwithstanding the terms of the Newmont Incentive Plan), and such Replacement RSUs are, and are deemed to be, a right to acquire Newmont Shares (subject to the terms and conditions of the Replacement RSU and the Newmont Incentive Plan).

The events provided for in this Section 3.1 will be deemed to occur on the Effective Date, notwithstanding that certain procedures related thereto may not be completed until after the Effective Date.

3.2                               No Fractional Shares

(a)                                 In no event shall any Goldcorp Shareholder be entitled to a fractional Newmont Share. Where the aggregate number of Newmont Shares to be issued to a Goldcorp Shareholder as consideration under the Arrangement would result in a fraction of a Newmont Share being issuable, the number of Newmont Shares to be received by such Goldcorp Shareholder shall be rounded down to the nearest whole Newmont Share. In lieu of any such fractional Newmont Share, each Goldcorp Shareholder otherwise entitled to a fractional interest in a Newmont Share will be entitled to receive a cash payment equal to an amount representing such Goldcorp Shareholder’s proportionate interest in the net proceeds from the sale by the Depositary on behalf of all such Goldcorp Shareholders of the Newmont Excess Shares. Section 3.1(f) herein, sets forth the treatment of any fraction of a Newmont Share that a former holder of Goldcorp RSUs outstanding immediately prior to the Effective Time shall be entitled to receive upon vesting of the applicable Replacement RSU and in accordance with the terms of the Newmont Incentive Plan.

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(b)                                 As promptly as practicable following the Effective Time, the Depositary shall determine the excess of (i) the number of Newmont Shares issued and delivered to the Depositary pursuant to Article 5 representing the Consideration Shares over (ii) the aggregate number of whole Consideration Shares to be issued to Goldcorp Shareholders pursuant to Section 3.1(c) (such excess the “Newmont Excess Shares”). Following the Effective Time, the Depositary shall, on behalf of the former Goldcorp Shareholders, sell the Newmont Excess Shares at the then prevailing prices on the NYSE. The sale of the Newmont Excess Shares by the Depositary shall be executed on the NYSE through one or more members firms of the NYSE and shall be executed in round lots to the extent applicable. The Depositary shall use its commercially reasonable efforts to complete the sale of the Newmont Excess Shares as promptly following the Effective Time as is practicable, consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to former Goldcorp Shareholders, the Depositary shall hold such proceeds in trust for such former Goldcorp Shareholders (the “Newmont Share Trust”). The amount of all commissions, transfer taxes and other out-of-pocket transaction costs, including expenses and compensation of the Depositary incurred in connection with such sale of Newmont Excess Shares shall be paid by Newmont. The Depositary shall determine the portion of the Newmont Share Trust to which each former Goldcorp Shareholder is entitled, if any, by multiplying the amount of the aggregate net proceeds composing the Newmont Share Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such former Goldcorp Shareholder is entitled (after taking into account all Goldcorp Shares held as of immediately prior to the Effective Time by such former Goldcorp Shareholder) and the denominator of which is the aggregate amount of fractional Newmont Shares to which all former Goldcorp Shareholders are entitled.

(c)                                  As soon as practicable after the determination of the amount of cash, if any, to be paid to former Goldcorp Shareholders with respect to any fractional Newmont Shares, the Depositary shall make available such amounts to such former Goldcorp Shareholders.

ARTICLE 4
DISSENT RIGHTS

4.1                               Dissent Rights

(a)                                 In connection with the Arrangement, each registered Goldcorp Shareholder may exercise rights of dissent (“Dissent Rights”) with respect to the Goldcorp Shares held by such Goldcorp Shareholder pursuant to Section 185 of the OBCA, as modified by the Interim Order, the Final Order and this Section 4.1(a); provided that, notwithstanding Section 185(6) of the OBCA, the written objection to the Arrangement Resolution referred to in Section 185(6) of the OBCA must be received by Goldcorp not later than 4:00 p.m. (Toronto time) two Business Days immediately preceding the date of the Goldcorp Meeting. Dissenting Shareholders who are:

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(i)                                   ultimately entitled to be paid by Newmont the fair value for their Dissent Shares (A) shall be deemed to not to have participated in the transactions in Article 3 (other than Section 3.1(a)); (B) shall be deemed to have transferred and assigned such Dissent Shares (free and clear of any Liens) to Newmont in accordance with Section 3.1(a); (C) will be entitled to be paid the fair value of such Dissent Shares by Newmont, which fair value, notwithstanding anything to the contrary contained in the OBCA, shall be determined as of the close of business on the day before the Arrangement Resolution was adopted at the Goldcorp Meeting; and (D) will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such holders not exercised their Dissent Rights in respect of such Goldcorp Shares; or

(ii)                                ultimately not entitled, for any reason, to be paid by Newmont the fair value for their Dissent Shares, shall be deemed to have participated in the Arrangement in respect of those Goldcorp Shares on the same basis as a non-dissenting Goldcorp Shareholder and shall be entitled to receive only the Consideration from Newmont in the same manner as such non-Dissenting Shareholders.

(b)                                 In no event shall Newmont or Goldcorp or any other Person be required to recognize a Dissenting Shareholder as a registered or beneficial owner of Goldcorp Shares or any interest therein (other than the rights set out in this Section 4.1) at or after the Effective Time, and as at the Effective Time the names of such Dissenting Shareholders shall be deleted from the central securities register of Goldcorp.

(c)                                  For greater certainty, in addition to any other restrictions in the Interim Order and under Section 185 of the OBCA, none of the following shall be entitled to exercise Dissent Rights: (i) Goldcorp Shareholders who vote or have instructed a proxyholder to vote such Goldcorp Shares in favour of the Arrangement Resolution (but only in respect of such Goldcorp Shares), (ii) holders of Goldcorp Options, Goldcorp RSUs, Goldcorp PSUs and Goldcorp Phantom RSUs, and (iii) any other Person who is not a registered holder of Grizzles Shares as of the record date for the Goldcorp Meeting.

ARTICLE 5
DELIVERY OF CONSIDERATION

5.1                               Certificates and Payments

(a)                                 Following receipt of the Final Order and prior to the Effective Time, Newmont shall deliver or cause to be delivered to the Depositary sufficient funds and Newmont Shares to satisfy the aggregate Consideration payable to the Goldcorp Shareholders in accordance with Section 3.1, which cash and Newmont Share shall be held by the Depositary as agent and nominee for such former Goldcorp Shareholders for distribution to such former Goldcorp Shareholders in accordance with the provisions of this Article 5.

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(b)                                 Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented outstanding Goldcorp Shares that were transferred pursuant to Section 3.1(c), together with a duly completed and executed Letter of Transmittal and any such additional documents and instruments as the Depositary may reasonably require, the registered holder of the Goldcorp Shares represented by such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such Goldcorp Shareholder the Consideration that such Goldcorp Shareholder has the right to receive under the Arrangement for such Goldcorp Shares, less any amounts withheld pursuant to Section 5.3, and any certificate so surrendered shall forthwith be cancelled.

(c)                                  After the Effective Time and until surrendered for cancellation as contemplated by Section 5.1(b), each certificate that immediately prior to the Effective Time represented one or more Goldcorp Shares (other than Goldcorp Shares held by Newmont or any of its affiliates) shall be deemed at all times to represent only the right to receive in exchange therefor the Consideration that the holder of such certificate is entitled to receive in accordance with Section 3.1, less any amounts withheld pursuant to Section 5.3.

(d)                                 Following receipt of the Final Order and prior to the Effective Time, Goldcorp shall deliver or cause to be delivered to the Depositary (unless the parties otherwise agree) sufficient funds to satisfy the aggregate amount of cash payable to the holders of the Goldcorp Options in accordance with Section 3.1, which cash shall be held by the Depositary as agent and nominee for such former holder of Goldcorp Options for distribution to such former holder of Goldcorp Options in accordance with the provisions of this Article 5. The delivery of such funds to the Depositary following receipt of the Final Order and prior to the Effective Time shall constitute full satisfaction of the rights of former holders of Goldcorp Options and such former holders of Goldcorp Options shall have no claim against Goldcorp or Newmont except to the extent that the funds delivered by Goldcorp to the Depositary (except to the extent such funds are withheld in accordance with Section 5.3) are insufficient to satisfy the amounts payable to such former holders of Goldcorp Options or are not paid by the Depositary to such former holders of Goldcorp Options in accordance with the terms hereof. As soon as practicable after the Effective Time, the Depositary shall pay or cause to be paid the amounts, less applicable withholdings, to be paid to former holders of Goldcorp Options pursuant to this Plan of Arrangement. Notwithstanding the foregoing, at the election of Goldcorp, Goldcorp shall be entitled to pay the cash payable to the former holders of the Goldcorp Options pursuant to Section 3.1(b) through its payroll service provider following the Effective Date.

5.2                               Lost Certificates

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Goldcorp Shares that were transferred pursuant to Section 3.1(c) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such

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lost, stolen or destroyed certificate, the Consideration deliverable in accordance with such holder’s duly completed and executed Letter of Transmittal. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the Person to whom such cash is to be delivered shall as a condition precedent to the delivery of such Consideration, give a bond satisfactory to Newmont and the Depositary (acting reasonably) in such sum as Newmont may direct, or otherwise indemnify Newmont and Goldcorp in a manner satisfactory Newmont and Goldcorp, acting reasonably, against any claim that may be made against Newmont and Goldcorp with respect to the certificate alleged to have been lost, stolen or destroyed.

5.3                               Withholding Rights

Newmont, Goldcorp, any of their affiliates and the Depositary, as applicable, shall be entitled to deduct and withhold, or direct any other Person to deduct and withhold on their behalf, from any amounts otherwise payable, issuable or otherwise deliverable to any Goldcorp Securityholders and/or any other Person under this Plan of Arrangement such amounts as are required or reasonably believed to be required to be deducted and withheld from such amounts under any provision of the Tax Act, the United States Internal Revenue Code of 1986 or any provision of any other Law. To the extent any such amounts are so deducted and withheld, such amounts shall be treated for all purposes under this Plan of Arrangement as having been paid to the Person in respect of which such deduction and withholding was made. To the extent that the amount so required to be deducted or withheld from any amounts payable, issuable or otherwise deliverable to a Person under this Plan of Arrangement exceeds the amount of cash otherwise payable to such Person, Newmont, Goldcorp, any of their affiliates and the Depositary are hereby authorized to sell or otherwise dispose, or direct any other Person to sell or otherwise dispose, of such portion of the non-cash consideration or non-cash amounts payable, issuable or otherwise deliverable hereunder to such Person as is necessary to provide sufficient funds to Newmont, Goldcorp, any of their affiliates and the Depositary, as the case may be, to enable it to comply with such deduction or withholding requirement and Newmont, Goldcorp, any of their affiliates and the Depositary, as applicable, shall notify the relevant Person of such sale or other disposition and remit to such Person any unapplied balance of the net proceeds of such sale or other disposition (after deduction for (x) the amounts required to satisfy the required withholding under the Plan of Arrangement in respect of such Person, (y) reasonable commissions payable to the broker and (z) other reasonable costs and expenses).

5.4                               Distributions with respect to Unsurrendered Share Certificates

No dividend or other distribution declared or made after the Effective Time with respect to Newmont Shares with a record date after the Effective Time shall be delivered to the holder of any unsurrendered certificate that, immediately prior to the Effective Time, represented outstanding Goldcorp Shares unless and until the holder of such certificate shall have complied with the provisions of Section 5.1 or Section 5.2. Subject to applicable Law and to Section 5.3, at the time of such compliance, there shall, in addition to the delivery of Consideration to which such holder is thereby entitled, be delivered to such holder, without interest, the amount of the dividend or other distribution with a record date after the Effective Time theretofore paid with respect to such Newmont Shares.

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5.5                               Limitation and Proscription

To the extent that a former Goldcorp Shareholder shall not have complied with the provisions of Section 5.1 or Section 5.2 on or before the date that is six years after the Effective Date (the “final proscription date”), then the Consideration that such former Goldcorp Shareholder was entitled to receive shall be automatically cancelled without any repayment of capital in respect thereof and the Consideration to which such former Goldcorp Shareholder was entitled, shall be delivered to Newmont by the Depositary and the Newmont Shares forming part of the Consideration shall be deemed to be cancelled, and the interest of the former Goldcorp Shareholder in such Newmont Shares (and any dividend or other distribution referred to in Section 5.4) to which it was entitled shall be terminated as of such final proscription date, and the certificates formerly representing Goldcorp Shares shall cease to represent a right or claim of any kind or nature as of such final proscription date. Any payment made by way of cheque by the Depositary pursuant to this Plan of Arrangement that has not been deposited or has been returned to the Depositary or that otherwise remains unclaimed, in each case, on or before the final proscription date shall cease to represent a right or claim of any kind or nature and the right of any Goldcorp Shareholder to receive the Consideration for Goldcorp Shares pursuant to this Plan of Arrangement shall terminate and be deemed to be surrendered and forfeited to Newmont.

5.6                               No Liens

Any exchange or transfer of securities pursuant to this Plan of Arrangement shall be free and clear of any Liens or other claims of third parties of any kind.

5.7                               Paramountcy

From and after the Effective Time: (a) this Plan of Arrangement shall take precedence and priority over any and all Goldcorp Shares issued prior to the Effective Time; (b) the rights and obligations of the registered holders of Goldcorp Shares (other than Newmont or any of its affiliates), and of Goldcorp, Newmont, the Depositary and any transfer agent or other depositary in relation thereto, shall be solely as provided for in this Plan of Arrangement and the Arrangement Agreement; and (c) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any Goldcorp Shares shall be deemed to have been settled, compromised, released and determined without liability except as set forth herein.

ARTICLE 6
AMENDMENTS

6.1                               Amendments

(a)                                 Newmont and Goldcorp reserve the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that any such amendment, modification or supplement must be agreed to in writing by each of Goldcorp and Newmont and filed with the Court, and, if made following the Goldcorp Meeting, then: (i) approved by the Court, and (ii) if the Court directs, approved by the Goldcorp Shareholders and

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communicated to the Goldcorp Securityholders if and as required by the Court, and in either case in the manner required by the Court.

(b)                                 Subject to the provisions of the Interim Order, any amendment, modification or supplement to this Plan of Arrangement, if agreed to by Goldcorp and Newmont, may be proposed by Goldcorp and Newmont at any time prior to or at the Goldcorp Meeting, with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Goldcorp Meeting shall become part of this Plan of Arrangement for all purposes.

(c)                                  Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Goldcorp Meeting will be effective only if it is agreed to in writing by each of Goldcorp and Newmont and, if required by the Court, by some or all of the Goldcorp Shareholders voting in the manner directed by the Court.

(d)                                 Any amendment, modification or supplement to this Plan of Arrangement may be made by Goldcorp and Newmont without the approval of or communication to the Court or the Goldcorp Securityholders, provided that it concerns a matter which, in the reasonable opinion of Goldcorp and Newmont is of an administrative or ministerial nature required to better give effect to the implementation of this Plan of Arrangement and is not materially adverse to the financial or economic interests of any of the Goldcorp Securityholders.

(e)                                  This Plan of Arrangement may be withdrawn prior to the Effective Time in accordance with the Arrangement Agreement.

ARTICLE 7
FURTHER ASSURANCES

7.1                               Further Assurances

Notwithstanding that the transactions and events set out in this Plan of Arrangement shall occur and shall be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out in this Plan of Arrangement.

ARTICLE 8
U.S. SECURITIES LAW EXEMPTION

8.1

Notwithstanding any provision herein to the contrary, Goldcorp and Newmont each agree that the Plan of Arrangement will be carried out with the intention that, and they will use their commercially reasonable best efforts to ensure that, all (i) Consideration Shares issued under the Arrangement will be issued by Newmont in exchange for Goldcorp Shares and (ii) Replacement

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RSUs to be issued to holders of Goldcorp RSUs in exchange for Goldcorp RSUs outstanding immediately prior to the Effective Time, pursuant to the Plan of Arrangement, whether in the United States, Canada or any other country, in reliance on the exemption from the registration requirements of the U.S. Securities Act, as amended, as provided by Section 3(a)(10) thereof and applicable state securities laws, and pursuant to the terms, conditions and procedures set forth in the Arrangement Agreement. To the extent necessary, Newmont shall, on or as promptly as practicable following the Effective Date, file a registration statement on Form S-8 with the SEC to register the issuance of Newmont Shares upon exercises of the Replacement RSUs. Newmont shall use its commercially reasonable efforts ensure that the Consideration Shares shall, at the Effective Time, either be registered or qualified under all applicable U.S. state securities laws, or exempt from such registration and qualification requirements. Holders of Goldcorp RSUs entitled to receive Replacement RSUs will be advised that the Replacement RSUs issued pursuant to the Arrangement have not been registered under the U.S. Securities Act and will be issued by Newmont in reliance on the exemption from registration under the U.S. Securities Act pursuant to Section 3(a)(10) thereof, but that such exemption does not exempt the issuance of securities upon the exercises of such securities; therefore, the underlying Newmont Shares issuable upon the exercise of the Replacement RSUs, if any, cannot be issued in the U.S. or to a person in the U.S. in reliance upon the exemption from registration provided by Section 3(a)(10) and the Replacement RSUs may only be exercised pursuant to an effective registration statement or a then available exemption from the registration requirements of the U.S. Securities Act and applicable state securities laws, if any.

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EXHIBIT 1

Remaining Life:	The period from the Effective Date until the expiry date of the Goldcorp Option

Annualized Volatility:

Calculated on the Effective Date in accordance with International Financial Reporting Standards and consistent with Goldcorp’s past practice for the period of time prior to the Effective date that is equal to the Remaining Life.

Annualized Rate of Quarterly Dividends:	To be based on current quarterly dividend on Goldcorp Shares of $0.02 per share

Risk Free Rate:	To be calculated as of the Effective Date for the Remaining Life.

SCHEDULE B
FORM OF ARRANGEMENT RESOLUTION

BE IT RESOLVED THAT:

(1)                                 The arrangement (the “Arrangement”) under Section 182 of the Business Corporations Act (Ontario) (the “OBCA”) involving Goldcorp Inc. (“Goldcorp”), pursuant to the arrangement agreement between Goldcorp and Newmont Mining Corporation dated January 14, 2019, as it may be modified, supplemented or amended from time to time in accordance with its terms (the “Arrangement Agreement”), as more particularly described and set forth in the management information circular of Goldcorp dated •, 2019 (the “Circular”), and all transactions contemplated thereby, are hereby authorized, approved and adopted.

(2)                                 The plan of arrangement of Goldcorp, as it has been or may be modified, supplemented or amended in accordance with the Arrangement Agreement and its terms (the “Plan of Arrangement”), the full text of which is set out as Schedule “A” to the Circular, is hereby authorized, approved and adopted.

(3)                                 The: (a) Arrangement Agreement and all the transactions contemplated therein, (b) actions of the directors of Goldcorp in approving the Arrangement and the Arrangement Agreement, and (c) actions of the directors and officers of Goldcorp in executing and delivering the Arrangement Agreement and any modifications, supplements or amendments thereto, and causing the performance by Goldcorp of its obligations thereunder, are hereby ratified and approved.

(4)                                 Goldcorp is hereby authorized to apply for a final order from the Ontario Superior Court of Justice (Commercial List) (the “Court”) to approve the Arrangement on the terms set forth in the Arrangement Agreement and the Plan of Arrangement (as they may be, or may have been, modified, supplemented or amended).

(5)                                 Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the holders of common shares of Goldcorp (the “Goldcorp Shareholders”) entitled to vote thereon or that the Arrangement has been approved by the Court, the directors of Goldcorp are hereby authorized and empowered, without further notice to or approval of the Goldcorp Shareholders: (a) to amend, modify or supplement the Arrangement Agreement or the Plan of Arrangement to the extent permitted by their terms, and (b) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement and any related transactions.

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(6)                                 Any officer or director of Goldcorp is hereby authorized and directed, for and on behalf of Goldcorp, to execute or cause to be executed and to deliver or cause to be delivered, whether under the corporate seal of Goldcorp or otherwise, for filing with the Director under the OBCA, articles of arrangement and all such other documents and instruments and to perform or cause to be performed all such other acts and things as, in such person’s opinion, may be necessary or desirable to give full force and effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of any such other document or instrument or the doing of any such other act or thing.

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SCHEDULE C
FORM OF NEWMONT RESOLUTIONS

PROPOSAL 1
INCREASE IN AUTHORIZED SHARES

To approve an amendment and restatement of the Newmont Restated Certificate of Incorporation to increase Newmont’s authorized shares of common stock from 750,000,000 shares to 1,280,000,000 shares.

PROPOSAL 2
ISSUANCE OF NEWMONT SHARES IN CONNECTION WITH THE TRANSACTION

To approve the issuance of shares of Newmont common stock to Goldcorp Inc.’s (“Goldcorp”) shareholders in connection with the arrangement agreement between Goldcorp and Newmont dated January 14, 2019, as it may be modified, supplemented or amended from time to time in accordance with its terms (the “Arrangement Agreement”).

PROPOSAL 3
ADJOURNMENT OF SPECIAL MEETING

Subject to the provisions of the Arrangement Agreement, to approve the adjournment of the Newmont special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the amendment proposal and the share issuance proposal.

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SCHEDULE D
KEY REGULATORY APPROVALS

(1)                                 European Union. The European Commission shall have adopted a decision pursuant to the European Council Regulation No 139/2004 of 20 January 2004 on the control of concentrations between undertakings (European Union) declaring the transactions contemplated by this Agreement to be compatible with the common market (or such compatibility shall have been deemed to exist), or, in the event that that the European Commission adopts a decision (or is deemed to have done so) referring the review of all or part(s) of the transactions to a Governmental Entity of a member state of the European Union, such Governmental Entity (or any other Governmental Entity of such member state) shall have granted approval of the transactions or part(s) thereof that were so referred.

(2)                                 Mexico.  The Comisiõn Federal de Competencia Económica (Mexico) shall have issued a resolution, or be deemed to have issued a resolution, under the Ley Federal de Competencia Económica (Mexico) approving the transactions contemplated by this Agreement.

(3)                                 Republic of Korea.  The Korea Fair Trade Commission shall have issued a decision, or be deemed to have issued a decision, under the Monopoly Regulation and Fair Trade Act (Korea) approving the transactions contemplated by this Agreement.

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SCHEDULE 3.1
REPRESENTATIONS AND WARRANTIES OF GOLDCORP

Defined Terms

As used in this schedule, capitalized terms have the meanings ascribed thereto in the Arrangement Agreement to which this schedule is appended, and the following terms have the following meanings:

“Goldcorp Annual Financial Statements” means the audited consolidated financial statements for Goldcorp as of and for each of the fiscal years ended on December 31, 2016 and December 31, 2017 (including any notes or schedules thereto and the auditor’s report thereon);

“Goldcorp Balance Sheet” has the meaning given to it in Section (m) of Schedule 3.1;

“Goldcorp Financial Statements” means, together, Goldcorp Annual Financial Statements and Goldcorp Interim Financial Statements;

“Goldcorp Interim Financial Statements” means the interim unaudited condensed consolidated financial statements for Goldcorp for the three and nine month period ended September 30, 2018 (including any notes or schedules thereto);

“Goldcorp JV Entities” means any corporations or entities in which Goldcorp or any of its Subsidiaries directly owns 20% or more of the outstanding shares or equity interests and which is not otherwise a Subsidiary (and for greater certainty includes the Goldcorp Material JV Entities);

“Goldcorp Material JV Entities” means the Goldcorp JV Entities in respect of (a) the Pueblo Viejo gold-silver-copper mine, (b) the NuevaUnión gold-copper project, and (c) the Norte Abierto gold project;

“Goldcorp Material Properties” has the meaning given to it in Section (r)(i) of Schedule 3.1;

“Goldcorp Material Subsidiaries” means Western Silver Corporation, International Mineral Finance S.A.R.L., Goldcorp Holdings GmbH, Goldcorp Trading GmbH, Oroplata SA, 0810416 BC Ltd., Goldcorp S.A. de C.V. 1, Minas de la Alta Pimeria S.A. de C.V., Administradora de Negocios Mineros S.A. de C.V., Goldcorp Internacional S.A. de C.V., Goldcorp Peñasquito S.A. de C.V., Minera Peñasquito S.A. de C.V., Red Lake Gold Mines, Les Mines Opinaca Ltee, Goldcorp Canada Ltd., Goldcorp (Barbados) Inc. and Goldcorp Aureus Inc.;

“Goldcorp Mineral Rights” has the meaning given to it in Section (o)(ii) of Schedule 3.1;

“Goldcorp Real Property Interests” has the meaning given to it in Section (o)(i) of Schedule 3.1;

“Indigenous Claim” means any and all claims (whether or not proven) by any person to or in respect of (a) rights, title or interests of any Indigenous groups by virtue of its status as an Indigenous group; (b) treaty rights; or (c) specific or comprehensive claims being considered by Crown-Indigenous Relations and Northern Affairs Canada;

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“Intellectual Property” means anything that is or may be protected by any Intellectual Property Rights in any jurisdiction such as, but not limited to works (including software), performances, trade secrets, inventions (whether patentable or not), improvements to such inventions, industrial designs, mask work and integrated circuit topographies, trade-marks, trade names, business names, corporate names, domain names, website names and world wide web addresses, whether or not they may also be protected, at any given time, as a trade secret or confidential information, including proprietary and non-public business information, know-how, methods, processes, designs, technology, technical data, schematics, models, simulations and documentation relating to any of the foregoing;

“Restricted Party” means a person that is: (i) listed on, or owned or controlled by a person listed on, or acting on behalf of a person listed on, any Sanctions List, (ii) located in, incorporated under the laws of, or owned or (directly or indirectly) controlled by, or acting on behalf of, a person located in or organized under the laws of a country or territory that is the target of Sanctions, or (iii) otherwise a target of Sanctions;

“Sanctions” means the economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by: (i) the United States government; (ii) the United Nations; (iii) the European Union (iv) the United Kingdom; or (v) the respective governmental institutions and agencies of any of the foregoing, including, without limitation, the Office of Foreign Assets Control of the US Department of Treasury (“OFAC”), the United States Department of State, and Her Majesty’s Treasury (“HMT”) or any other relevant sanctions authority (together “the Sanctions Authorities”); and

“Sanctions List” means the “Specially Designated Nationals and Blocked Persons” list maintained by OFAC, the Consolidated List of Financial Sanctions Targets and the Investment Ban List maintained by HMT, or any similar list maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities.

REPRESENTATIONS AND WARRANTIES OF GOLDCORP

(a)                                 Organization and Qualification. Goldcorp and each of the Goldcorp Material Subsidiaries and, to the knowledge of Goldcorp, the Goldcorp Material JV Entities is a corporation duly incorporated or an entity duly created and validly existing under all applicable Laws of its jurisdiction of incorporation, continuance or creation and has all corporate power and capacity to own its assets and conduct its business as now owned and conducted. Goldcorp, each of the Goldcorp Material Subsidiaries and, to the knowledge of Goldcorp, each of the Goldcorp Material JV Entities is duly qualified to carry on business and is in good standing in each jurisdiction in which its assets and properties, owned, leased, licensed or otherwise held, or the nature of its activities, makes such qualification necessary, except where the failure to be so registered or in good standing would not, individually or in the aggregate, have a Goldcorp Material Adverse Effect. True and complete copies of the constating documents of Goldcorp and each of the Goldcorp Material Subsidiaries and, to the extent in the possession of Goldcorp, each of the Goldcorp Material JV Entities have been disclosed in the Goldcorp Data Room, and no action has been taken to amend or supersede such constating

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documents of Goldcorp and each of the Goldcorp Material Subsidiaries and, to the knowledge of Goldcorp, the Goldcorp Material JV Entities.

(b)                                 Authority Relative to this Agreement. Goldcorp has the requisite corporate power and authority to enter into this Agreement and the agreements and other documents to be entered into by it hereunder and, subject to obtaining the Interim Order, the Final Order and the Goldcorp Shareholder Approval, to perform its obligations hereunder and thereunder. The execution and delivery and performance of this Agreement, the Arrangement and the agreements and other documents to be entered into by it hereunder and the consummation by Goldcorp of the transactions contemplated hereunder and thereunder have been duly authorized by the Goldcorp Board and no other corporate proceedings on the part of Goldcorp are necessary to authorize this Agreement and the agreements and other documents to be entered into by it hereunder or the consummation of the Arrangement, other than obtaining the Interim Order, the Final Order, approval of the Goldcorp Circular by the Goldcorp Board and the Goldcorp Shareholder Approval. This Agreement has been duly executed and delivered by Goldcorp and constitutes a valid and binding obligation of Goldcorp, enforceable by Newmont against Goldcorp in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency and other applicable Laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(c)                                  No Conflict; Required Filings and Consent. Except as set forth in Section 3.1(c) of the Goldcorp Disclosure Letter, the execution and delivery by Goldcorp of this Agreement and the performance by it of its obligations hereunder and the completion of the Arrangement and the other transactions contemplated hereby do not and will not (or would not with the giving of notice, the lapse of time or both, or the happening of any other event or condition):

(i)                                     violate, conflict with or result in a breach of:

(A)                               any provision of the articles, by-laws or other constating documents or partnership agreements of Goldcorp or any of its Subsidiaries or, to the knowledge of Goldcorp, any of the Goldcorp Material JV Entities;

(B)                               any Goldcorp Material Contract or Authorization to which Goldcorp or any of its Subsidiaries or, to the knowledge of Goldcorp, any of the Goldcorp Material JV Entities is a party or by which Goldcorp or any of its Subsidiaries is bound, except as would not, individually or in the aggregate, have a Goldcorp Material Adverse Effect; or

(C)                               any Law to which Goldcorp or any of its Subsidiaries or, to the knowledge of Goldcorp, any of the Goldcorp Material JV Entities

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is subject or by which Goldcorp or any of its Subsidiaries or, to the knowledge of Goldcorp, any of the Goldcorp Material JV Entities is bound, subject to receipt of the Regulatory Approvals and except as would not, individually or in the aggregate, have a Goldcorp Material Adverse Effect;

(ii)                                give rise to any right of termination, allow any Person to exercise any rights, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Goldcorp is entitled, under any Goldcorp Material Contract or Authorization to which Goldcorp or any of its Subsidiaries or, to the knowledge of Goldcorp, any of the Goldcorp Material JV Entities is a party, except as would not, individually or in the aggregate, have a Goldcorp Material Adverse Effect; or

(iii)                             give rise to any rights of first refusal or rights of first offer, trigger any change of control provision or any restriction or limitation, or require any consent or other action by any Person under, any Goldcorp Material Contract or Authorization, or result in the imposition of any Lien upon any of Goldcorp’s assets or the assets of any of the Goldcorp’s Subsidiaries or, to the knowledge of Goldcorp, any of the Goldcorp Material JV Entities except as would not, individually or in the aggregate, have a Goldcorp Material Adverse Effect.

Other than the Regulatory Approvals, such filings and approvals required by the applicable rules and policies of the TSX and the NYSE, the Interim Order and the Final Order, no Authorization of, or other action by or in respect of, or filing, recording, registering or publication with, or notification to, any Governmental Entity is necessary on the part of Goldcorp or any of its Subsidiaries or the Goldcorp Material JV Entities for the consummation by Goldcorp of its obligations in connection with the Arrangement under this Agreement or for the completion of the Arrangement, except for such Authorizations and filings as to which the failure to obtain or make would not, individually or in the aggregate, have a Goldcorp Material Adverse Effect.

(d)                                 Subsidiaries.

(i)                                   Goldcorp has no material Subsidiaries other than the Goldcorp Material Subsidiaries. None of the Goldcorp Material Subsidiaries or, to the knowledge of Goldcorp, the Goldcorp Material JV Entities is currently prohibited, directly or indirectly, from paying any dividends to Goldcorp, from making any other distribution on such Goldcorp Material Subsidiary’s or Goldcorp Material JV Entity’s capital stock, from repaying to Goldcorp any loans or advances to such Goldcorp Material Subsidiary or Goldcorp Material JV Entity from Goldcorp.

(ii)                                The following information with respect to each Goldcorp Material Subsidiary and each Goldcorp Material JV Entity is accurately set out, as

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at the date thereof, in Section 3.1(d)(ii) of the Goldcorp Disclosure Letter: (i) its name; (ii) Goldcorp’s percentage equity ownership of it; and (iii) its jurisdiction of incorporation, organization or formation.

(iii)                             Except as set forth in Section 3.1(d)(iii) of the Goldcorp Disclosure Letter, Goldcorp is, directly or indirectly, the registered and beneficial owner of (A) with respect to each Goldcorp Material Subsidiary, all of its issued and outstanding securities, and (B) with respect to each Goldcorp Material JV Entity, the ownership percentage set forth in the Goldcorp Public Documents, in each case free and clear of all material Liens (other than Liens set forth in the Goldcorp Interim Financial Statements), and all of the issued and outstanding securities of the Goldcorp Material Subsidiaries and, to the knowledge of Goldcorp, the Goldcorp Material JV Entities have been duly and validly authorized and issued, are fully paid, and if such entity is a corporation, are non-assessable. No securities of the Goldcorp Material Subsidiaries or, to the knowledge of Goldcorp, the Goldcorp Material JV Entities have been issued in violation of any Law or pre-emptive or similar rights. There are no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to acquire any securities or other ownership interests in any of the Goldcorp Material Subsidiaries or to the knowledge of Goldcorp, the Goldcorp Material JV Entities.

(e)                                  Compliance with Laws and Constating Documents.

(i)                                   The operations of Goldcorp and its Subsidiaries and, to the knowledge of Goldcorp, the Goldcorp JV Entities have been since January 1, 2016 and are now being conducted in material compliance with all Laws of each jurisdiction, the Laws of which have been and are now applicable to the operations of Goldcorp, of any of its Subsidiaries and of any Goldcorp JV Entities, and none of Goldcorp or any of its Subsidiaries or, to the knowledge of Goldcorp, any of the Goldcorp JV Entities has received any notice of any alleged violation of any such Laws, other than non-compliance or violations which have not had and would not reasonably be expected to, individually or in the aggregate, have a Goldcorp Material Adverse Effect.

(ii)                                None of Goldcorp or any of its Subsidiaries or the Goldcorp JV Entities is in conflict with, or in default under or in violation of its articles or by-laws or equivalent organizational documents except for such violation or default which would not, individually or in the aggregate, have a Goldcorp Material Adverse Effect.

(f)                                   Authorizations. Goldcorp and its Subsidiaries and, to the knowledge of Goldcorp, the Goldcorp JV Entities have obtained all Authorizations necessary for the ownership, operation and use of the assets of Goldcorp, its Subsidiaries and the Goldcorp JV Entities or otherwise in connection with carrying on the business and

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operations of Goldcorp, its Subsidiaries and the Goldcorp JV Entities in compliance with all applicable Laws, except where the failure to have any such Authorization would not, individually or in the aggregate, have a Goldcorp Material Adverse Effect. Such Authorizations are in full force and effect in accordance with their terms. Goldcorp and its Subsidiaries and, to the knowledge of Goldcorp, the Goldcorp JV Entities have fully complied with and are in compliance with all such Authorizations, except, in each case, for such non-compliance which would not, individually or in the aggregate, have a Goldcorp Material Adverse Effect. There is no action, investigation or proceeding pending or, to the knowledge of Goldcorp threatened, regarding any such Authorizations, which if successful would, individually or in the aggregate, have a Goldcorp Material Adverse Effect. None of Goldcorp or any of its Subsidiaries or, to the knowledge of Goldcorp, any of the Goldcorp JV Entities or any of their respective officers or directors, has received any notice, whether written or oral, of revocation or non-renewal or material amendments of any such Authorizations, or of any intention of any Person to revoke or refuse to renew or to materially amend any of such Authorizations, except in each case, for revocations, non-renewals or amendments which would not, individually or in the aggregate, have a Goldcorp Material Adverse Effect, and all Authorizations of Goldcorp and its Subsidiaries and, to the knowledge of Goldcorp, the Goldcorp JV Entities continue to be effective in order for Goldcorp, its Subsidiaries and the Goldcorp JV Entities to continue to conduct their respective businesses as they are currently being conducted. To the knowledge of Goldcorp, no Person other than Goldcorp or a wholly-owned Subsidiary thereof owns or has any proprietary, financial or other interest (direct or indirect) in any Authorizations of Goldcorp or its wholly-owned Subsidiaries.

(g)                                  Capitalization and Listing.

(i)                                     The authorized share capital of Goldcorp consists of an unlimited number of Goldcorp Shares. As of the date of this Agreement there are outstanding (A) 867,551,731 Goldcorp Shares issued and outstanding; (B) Goldcorp Options providing for the issuance of up to 4,896,639 Goldcorp Shares upon the exercise thereof; and (C) Goldcorp RSUs that will result in the issuance of up to 3,216,592 Goldcorp Shares upon the vesting thereof in accordance with the Goldcorp RSU Plan. In addition, as of the date of this Agreement there are (A) 1,723,204 Goldcorp PSUs outstanding under the Goldcorp PSU Plan, and (B) 887,677 Goldcorp Phantom RSUs outstanding under the Goldcorp Phantom RSU Plan. All outstanding Goldcorp Shares have been, and all Goldcorp Shares issuable upon the exercise or vesting of rights under the Goldcorp Options and the Goldcorp RSUs in accordance with their terms have been duly authorized and, upon issuance, will be, validly issued as fully paid and non-assessable shares of Goldcorp and are not and will not be, as applicable, subject to or issued in violation of, any pre-emptive rights. Except as set forth in Section 3.1(g)(i) of the Goldcorp Disclosure Letter, and except for the Goldcorp Options

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and Goldcorp RSUs referred to in this Section 3.1(g)(i) and any Goldcorp RSUs granted in accordance with Section 5.1(b)(iii), there are no issued, outstanding or authorized options, warrants, conversion privileges, calls, or pre-emptive, redemption, repurchase, stock appreciation or other rights, shareholder rights plans, agreements, arrangements, commitments or obligations of Goldcorp, any of its Subsidiaries or any of the Goldcorp JV Entities to issue or sell any shares in the capital of Goldcorp or shares, partnership interests or other equity interests of any of its Subsidiaries or securities or obligations of any kind convertible into, exchangeable for or otherwise carrying the right or obligation to acquire or subscribe for any shares in the capital of Goldcorp or shares, partnership interests or other equity interests of any of its Subsidiaries or the value of which is based on the value of the securities of Goldcorp or any of its Subsidiaries, and other than the Goldcorp Incentive Plans, there are no equity or security based compensation arrangements maintained by Goldcorp.

(ii)                                The Goldcorp Disclosure Letter sets forth a schedule, as of the date hereof and to the extent applicable, all outstanding grants to holders of Goldcorp Options, Goldcorp RSUs, Goldcorp Phantom RSUs and Goldcorp PSUs and the number, exercise price, date of grant, expiration dates, vesting schedules, performance criteria and whether vesting or exercise may be accelerated as a result, either alone or together with another event or occurrence, of the Arrangement.

(iii)                             As of the date hereof, there are no outstanding obligations of Goldcorp or any of its Subsidiaries or, to the knowledge of Goldcorp, any of the Goldcorp Material JV Entities, to repurchase, redeem or otherwise acquire any Goldcorp Shares or any shares of, or partnership interests or other equity interests in, any of its Subsidiaries or the Goldcorp Material JV Entities, or qualify securities for public distribution in Canada or elsewhere, or with respect to the voting or disposition of any securities of Goldcorp, any of its Subsidiaries or any of the Goldcorp Material JV Entities. No Subsidiary of Goldcorp nor, to the knowledge of Goldcorp, any of the Goldcorp JV Entities owns any Goldcorp Shares.

(iv)                            All outstanding securities of Goldcorp have been issued in material compliance with all applicable Laws and any pre-emptive or similar rights applicable to them.

(v)                               The Goldcorp Incentive Plans and the issuance of securities under such plans (including all outstanding Goldcorp Options, Goldcorp RSUs, Goldcorp Phantom RSUs and Goldcorp PSUs) have been recorded on Goldcorp’s financial statements in accordance with IFRS, and no such grants involved any “back dating,” “forward dating,” “spring loading” or similar practices.

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(vi)                              There are no issued, outstanding or authorized bonds, debentures or other evidences of indebtedness of Goldcorp, its Subsidiaries or, to the knowledge of Goldcorp, the Goldcorp JV Entities or any other agreements, arrangements, instruments or commitments of any kind outstanding giving any Person, directly or indirectly, the right to vote (or that are convertible or exercisable for securities having the right to vote) with Goldcorp Shareholders on any matter.

(vii)                           As of the date hereof, all dividends or distributions on securities of Goldcorp that have been declared or authorized have been paid in full.

(viii)                        No securities of Goldcorp are owned by any of its Subsidiaries or any Goldcorp JV Entity.

(h)                                 Shareholder and Similar Agreements. Except as set forth in Section 3.1(h) of the Goldcorp Disclosure Letter, neither Goldcorp nor any of its Subsidiaries nor, to the knowledge of Goldcorp, any of the Goldcorp JV Entities is party to any shareholder, pooling, voting trust or other similar agreement or arrangement relating to the issued and outstanding shares in the capital of Goldcorp, any of its Subsidiaries or any of the Goldcorp JV Entities or pursuant to which any Person may have any right or claim in connection with any existing or past equity interest in Goldcorp, any of its Subsidiaries or any of the Goldcorp JV Entities, and Goldcorp has not adopted a shareholder rights plan or any other similar plan or agreement.

(i)                                     Reporting Issuer Status and Stock Exchange Compliance.

(i)                                     As of the date hereof, Goldcorp is a reporting issuer (or the equivalent) not in default under Canadian Securities Laws in each of the provinces and territories of Canada, and is in material compliance with all applicable Canadian Securities Laws therein. There is no Order delisting, suspending or cease trading any securities of Goldcorp. The Goldcorp Shares are listed and posted for trading on the TSX and are listed on the NYSE, and are not listed on any market other than the TSX and the NYSE, and Goldcorp is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the TSX and the NYSE.

(ii)                                  Goldcorp has not taken any action to cease to be a reporting issuer in any province or territory nor has Goldcorp received notification from the British Columbia Securities Commission, as principal regulator, or any other applicable securities commissions or securities regulatory authority of a province or territory of Canada seeking to revoke Goldcorp’s reporting issuer status. No delisting, suspension of trading or cease trade or other order or restriction with respect to any securities of Goldcorp is pending, in effect, has been threatened, or to the knowledge of Goldcorp, is expected to be implemented or undertaken, and Goldcorp is not subject

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to any formal or informal review, enquiry, investigation or other proceeding relating to any such order or restriction.

(j)                                    U.S. Securities Law Matters.

(i)                                   The Goldcorp Shares are registered pursuant to Section 12(b) of the U.S. Exchange Act and Goldcorp is in material compliance with its reporting obligation as a “foreign private issuer”, as defined in Rule 3b-4 under the U.S. Exchange Act, pursuant to Section 13 of the U.S. Exchange Act.

(ii)                                Other than the Goldcorp Shares, Goldcorp does not have, nor is it required to have, any class of equity securities registered under the U.S. Exchange Act, nor is Goldcorp subject to any reporting obligation (whether active or suspended) pursuant to section 15(d) of the U.S. Exchange Act.

(iii)                             Goldcorp is not an investment company registered or required to be registered under the U.S. Investment Company Act of 1940, as amended.

(iv)                            Goldcorp is not, has not been since January 1, 2016 and on the Effective Date will not be, a “shell company” (as defined in Rule 405 under the U.S. Securities Act).

(k)                                 Reports.

(i)                                   Since January 1, 2016, Goldcorp has timely filed true and correct copies of Goldcorp Public Documents that Goldcorp is required to file under Canadian Securities Laws and U.S. Securities Laws, other than such documents that the failure to file would, individually or in the aggregate, not have a Goldcorp Material Adverse Effect. Goldcorp Public Documents, at the time filed, (A) did not contain any misrepresentation, (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading and (C) complied in all material respects with the requirements of applicable Canadian Securities Laws and U.S. Securities Laws. Any amendments to the Goldcorp Public Documents required to be made have been filed on a timely basis with the applicable Governmental Entity. Goldcorp has not filed any confidential material change report with any Governmental Entity which at the date hereof remains confidential or any other confidential filings filed under Canadian Securities Laws or with any Governmental Entity.

(l)                                     Financial Statements.

(i)                                   The Goldcorp Financial Statements (including the related management’s discussion and analysis) have been, and all financial statements of Goldcorp (including any notes or schedules thereto and related

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management’s discussion and analysis) which are publicly disseminated by Goldcorp in respect of any subsequent periods prior to the Effective Date will be, prepared in accordance with IFRS applied on a basis consistent with prior periods (except where IFRS has changed and new accounting standard become effective for the subsequent period) and all applicable Laws and present fairly, in all material respects, the assets, liabilities (whether accrued, absolute, contingent or otherwise), consolidated financial position and its financial performance of Goldcorp and its Subsidiaries as of the respective dates thereof and their results of operations and cash flows for the respective periods covered thereby.

(ii)                                There are no off-balance sheet transactions, arrangements, obligations (including contingent obligations) or other relationships of Goldcorp or any of its Subsidiaries or, to the knowledge of Goldcorp, the Goldcorp Material JV Entities with unconsolidated entities or other Persons which are not reflected in the Goldcorp Financial Statements.

(iii)                             The financial books, records and accounts of Goldcorp and each of its Subsidiaries: (A) have been maintained, in all material respects, in accordance with IFRS, and (B) accurately and fairly reflect the basis for Goldcorp’s financial statements in all material respects.

(iv)                            The management of Goldcorp has established and maintains a system of disclosure controls and procedures (as such term is defined in National Instrument 52-109 - Certification of Disclosure in Issuers’ Annual and Interim Filings) designed to provide reasonable assurance that information required to be disclosed by Goldcorp in its annual filings, interim filings or other reports filed or submitted by it under the applicable Laws imposed by Governmental Entities is recorded, processed, summarized and reported within the time periods specified by such Laws imposed by such Governmental Entities. Such disclosure controls and procedures include controls and procedures designed to ensure that information required to be disclosed by Goldcorp in its annual filings, interim filings or other reports filed or submitted under the applicable Laws imposed by Governmental Entities is accumulated and communicated to Goldcorp’s management, including its chief executive officer and chief financial officer (or Persons performing similar functions), as appropriate to allow timely decisions regarding required disclosure.

(v)                               Goldcorp maintains internal control over financial reporting (as such term is defined in National Instrument 52-109 - Certification of Disclosure in Issuers’ Annual and Interim Filings). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS and includes policies and procedures that (A) pertain to the maintenance of records that in

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reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Goldcorp and its Subsidiaries; (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with IFRS, and that receipts and expenditures of Goldcorp and its Subsidiaries are being made only with authorizations of management and directors of Goldcorp and its Subsidiaries; and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Goldcorp or its Subsidiaries that could have a material effect on its financial statements. To the knowledge of Goldcorp, as of the date of this Agreement (x) there are no material weaknesses in the design and implementation or maintenance of internal controls over financial reporting of Goldcorp that are reasonably likely to adversely affect the ability of Goldcorp to record, process, summarize and report financial information; and (y) there is no fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of Goldcorp.

(vi)                            None of Goldcorp or any of its Subsidiaries or any of the respective directors, officers, employees, auditors, accountants or representatives of any of the foregoing, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Goldcorp or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion, or claim that Goldcorp or any of its Subsidiaries has engaged in questionable accounting or auditing practices, which has not been resolved to the satisfaction of the audit committee of the Goldcorp Board.

(m)                             Undisclosed Liabilities. None of Goldcorp nor any of its Subsidiaries nor, to the knowledge of Goldcorp, any of the Goldcorp Material JV Entities, has any material liabilities or obligations of any nature, whether or not accrued, contingent, absolute, determined, determinable or otherwise, except for (a) liabilities and obligations that are specifically presented on the unaudited condensed consolidated balance sheet of Goldcorp as of September 30, 2018 (the “Goldcorp Balance Sheet”) or disclosed in the notes thereto; (b) those incurred in the ordinary course of business since the date of the Goldcorp Balance Sheet and consistent with past practice; and (c) those incurred in connection with the execution of this Agreement.

(n)                                 Sarbanes-Oxley Compliance. Each of the principal executive officer and the principal financial officer of Goldcorp (or each former principal executive officer and each former principal financial officer of Goldcorp, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the U.S. Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Goldcorp

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Public Documents, and the statements contained in such certifications were true and accurate in all material respects as of the dates made in such Goldcorp Public Documents. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither Goldcorp nor any of its Subsidiaries has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the U.S. Exchange Act) of Goldcorp or any of its Subsidiaries. Goldcorp is in material compliance with all applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of the NYSE.

(o)                                 Title. Other than as disclosed in Section 3.1(o) of the Goldcorp Disclosure Letter, Goldcorp its Subsidiaries and, to the knowledge of Goldcorp, the Goldcorp JV Entities:

(i)                                   have good and sufficient title to their real property interests, including fee simple estate of and in real property, leases, easements, rights of way, permits or licenses from landowners or authorities permitting the use of land by Goldcorp, its Subsidiaries or the Goldcorp JV Entities, as applicable, necessary to permit the operation of Goldcorp’s business as presently owned and conducted in all material respects (collectively, “Goldcorp Real Property Interests”); and

(ii)                                hold their mineral concession, claims, leases, licenses, permits, access rights and other rights and interests necessary to explore for, develop, mine, produce, process or refine, minerals, concentrates or ores for development purposes on it their properties (collectively, the “Goldcorp Mineral Rights”), free and clear of any material Liens.

(p)                                 No Defaults under Leases and Agreements.

(i)                                   None of Goldcorp or any of its Subsidiaries or, to the knowledge of Goldcorp, any of the Goldcorp Material JV Entities has received notice of any default under any of the leases and other title and operating documents or any other agreement or instrument pertaining to the Goldcorp Real Property Interests or the Goldcorp Mineral Rights to which Goldcorp, any of its Subsidiaries or any of the Goldcorp Material JV Entities is a party or by or to which Goldcorp or any such assets are bound or subject, except to the extent that such defaults have not had and would not reasonably be expected to, individually or in the aggregate, have a Goldcorp Material Adverse Effect.

(ii)                                (A) Goldcorp, its Subsidiaries and, to the knowledge of Goldcorp, the Goldcorp Material JV Entities are in good standing under all, and are not in default under any, and (B) there is no existing condition, circumstance or matter which constitutes or which, with the passage of time or the

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giving of notice or both, would constitute a default under any, leases and other title and operating documents or any other agreements and instruments pertaining to the Goldcorp Real Property Interests and the Goldcorp Mineral Rights to which it is a party or by or to which it or such assets are bound or subject and, to the knowledge of Goldcorp, all such leases, title and operating documents and other agreements and instruments are in good standing and in full force and effect and none of the counterparties to such leases, title and operating documents and other agreements and instruments is in default thereunder except to the extent that such defaults have not had and would not reasonably be expected to, individually or in the aggregate, have a Goldcorp Material Adverse Effect.

(q)                                 Expropriation. No properties or assets of Goldcorp or its Subsidiaries or, to the knowledge of Goldcorp, the Goldcorp JV Entities, subject to the Goldcorp Real Property Interests or the Goldcorp Mineral Rights has been taken or appropriated by any Governmental Entity, nor has any notice or proceeding in respect hereof been given or commenced, nor, to the knowledge of Goldcorp, is there any intent or proposal to give any such notice or to commence any such proceeding.

(r)                                    Goldcorp Mineral Reserves and Resources.

(i)                                   The Red Lake gold mines in Ontario, Canada, the Éléonore gold mine in Québec, Canada, the Peñasquito gold-silver-lead-zinc mine in Mexico, the Pueblo Viejo gold-silver-copper mine in the Dominican Republic, and the Cerro Negro gold-silver mine in Argentina are the only material properties of Goldcorp for the purposes of NI 43-101 (the “Goldcorp Material Properties”).

(ii)                                Each of the technical reports relating to the Goldcorp Material Properties filed pursuant to NI 43-101 complied in all material respects with the requirements of NI 43-101 at the respective time of filing thereof.

(iii)                             The estimates of mineral reserves and mineral resources for the Goldcorp Real Property Interests and the Goldcorp Mineral Rights were prepared, in all material respects, in accordance with sound mining, engineering, geoscience and other applicable industry standards and practices, and in accordance with applicable Laws, including the requirements of NI 43-101. There has been no material reduction in the aggregate amount of estimated mineral resources or mineral reserves of Goldcorp from the amounts set forth in the Goldcorp Public Documents, other than as a result of production activities in the ordinary course. All information regarding the Goldcorp Real Property Interests or the Goldcorp Mineral Rights, including all drill results, technical reports and studies, that are required to be disclosed at Law, have been disclosed in the Goldcorp Public Documents on or before the date hereof.

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(s)                                   Royalties and Rentals Paid. All rentals, royalties (whether statutory or contractual), overriding royalty interests, production payments, net profits, earn-outs, streaming agreements, metal pre-payment or similar agreements, interest burdens, payments and obligations (including, without limitation, streaming, pre-payment and similar arrangements) due and payable, or performable, as the case may be, on or prior to the date hereof under, with respect to, or on account of, any direct or indirect assets of Goldcorp and its Subsidiaries and, to the knowledge of Goldcorp, the Goldcorp Material JV Entities, have been: (i) duly paid; (ii) duly performed; or (iii) provided for prior to the date hereof, except to the extent that such non-payment, non-performance or non-provision would not reasonably be expected to, individually or in the aggregate, have a Goldcorp Material Adverse Effect.

(t)                                    Environmental Matters.

(i)                                   Goldcorp and its Subsidiaries and, to the knowledge of Goldcorp, the Goldcorp Material JV Entities have been since January 1, 2016 and are in compliance with all Environmental Laws, except such non-compliance as has not had and would not reasonably be expected to, individually or in the aggregate, have a Goldcorp Material Adverse Effect.

(ii)                                Except as disclosed in Section 3.1(t)(ii) of the Goldcorp Disclosure Letter, there have been no Releases in violation of Environmental Laws within the current or prior ownership, possession or control of either of Goldcorp, its Subsidiaries or, to the knowledge of Goldcorp, the Goldcorp Material JV Entities, that would reasonably be expected to result in a claim, notice, complaint, penalty, prosecution or any other judicial or administrative proceeding arising out of any Environmental Laws against Goldcorp, any of its Subsidiaries or, to the knowledge of Goldcorp, any Goldcorp Material JV Entities, that have not had, or would not reasonably be expected to, individually or in the aggregate, have a Goldcorp Material Adverse Effect.

(iii)                             There are no pending claims, notices, complaints, penalties, prosecutions or any other judicial or administrative proceedings issued against Goldcorp or any of its Subsidiaries or, to the knowledge of Goldcorp, any of the Goldcorp Material JV Entities arising out of any Environmental Laws, except for any such claims that has not had and would not reasonably be expected to, individually or in the aggregate, have a Goldcorp Material Adverse Effect.

(iv)                            To the knowledge of Goldcorp, there has not been: (A) any written Order that remains outstanding which relates to Environmental Laws that would reasonably be expected to, individually or in the aggregate, have a Goldcorp Material Adverse Effect; or (B) any written demand or notice that remains outstanding with respect to a material breach of any Environmental Law in each case applicable to Goldcorp, any of its

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Subsidiaries or any of the Goldcorp Material JV Entities, except as has not had and would not reasonably be expected to, individually or in the aggregate, have a Goldcorp Material Adverse Effect.

(u)                                 Intellectual Property. Goldcorp and its Subsidiaries have sufficient rights to use or otherwise exploit the Intellectual Property necessary to carry on the business now operated by them and there is no proceeding pending or, to the knowledge of Goldcorp, threatened by any Person challenging Goldcorp’s or its Subsidiaries’ rights in or to such intellectual property which is used for the conduct of the business as currently carried on as set forth in the Goldcorp Public Documents, except as has not had and would not reasonably be expected to, individually or in the aggregate, have a Goldcorp Material Adverse Effect. To the knowledge of Goldcorp, the conduct of the business as currently carried on as set forth in the Goldcorp Public Documents, including the use of Intellectual Property, does not infringe upon Intellectual Property of any Person in any material respect except as has not had and would not reasonably be expected to, individually or in the aggregate, have a Goldcorp Material Adverse Effect. To the knowledge of Goldcorp, no Person is currently infringing upon any of the Intellectual Property owned by Goldcorp or its Subsidiaries in any material respect except as has not had and would not reasonably be expected to, individually or in the aggregate, have a Goldcorp Material Adverse Effect.

(v)                                 Employment Matters.

(i)                                   Except as set forth in Section 3.1(v)(i) of the Goldcorp Disclosure Letter, the execution, delivery and performance of this Agreement and the consummation of the Arrangement will not (A) result in any payment (including bonus, golden parachute, retirement, severance, unemployment compensation, or other benefit) becoming due or payable to any of the Goldcorp directors, officers or employees or result in a director or officers having an entitlement to such payments upon termination or resignation, (B) increase the compensation or benefits otherwise payable to any Goldcorp directors, officers or employees or (C) result in (1) the acceleration of the time of payment, (2) funding or (3) vesting of any benefits or entitlements otherwise available pursuant to any Goldcorp Benefit Plan.

(ii)                                Except as set forth in Section 3.1(v)(ii) of the Goldcorp Disclosure Letter, none of Goldcorp, any of its Subsidiaries or, to the knowledge of Goldcorp, any of the Goldcorp Material JV Entities (A) is a party to any collective bargaining agreement with respect to any Goldcorp employees or any contract with any employee association, or (B) is subject to any application for certification or, to the knowledge of Goldcorp, threatened or apparent union-organizing campaigns for employees not covered under a collective bargaining agreement and no trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds

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bargaining rights with respect to any employees of Goldcorp by way of certification, interim certification, voluntary recognition or succession rights. Except as set forth in Section 3.1(v)(ii) of the Goldcorp Disclosure Letter or otherwise disclosed in the Goldcorp Public Documents, there is no labour strike, dispute, work slowdown or stoppage pending or involving, or to the knowledge of Goldcorp threatened against Goldcorp, any of its Subsidiaries or, to the knowledge of Goldcorp, any of the Goldcorp Material JV Entities, and no such event has occurred within the last two years.

(iii)                             Except as set forth in Section 3.1(v)(iii) of the Goldcorp Disclosure Letter, none of Goldcorp, any of its Subsidiaries or, to the knowledge of Goldcorp, any of the Goldcorp Material JV Entities are, or have been, engaged in any unfair labour practice and no unfair labour practice complaint, grievance or arbitration proceeding is pending or, to the knowledge of Goldcorp, threatened against Goldcorp, any of its Subsidiaries or any of the Goldcorp Material JV Entities.

(iv)                            No trade union has applied to have Goldcorp, any of its Subsidiaries or, to the knowledge of Goldcorp, any of the Goldcorp Material JV Entities declared a common or related employer pursuant to the Labour Relations Code (British Columbia) or any similar legislation in any jurisdiction in which Goldcorp, any of its Subsidiaries or any of the Goldcorp Material JV Entities carries on business.

(v)                               None of Goldcorp, any of its Subsidiaries or, to the knowledge of Goldcorp, any of the Goldcorp Material JV Entities is subject to any current, pending or, to the knowledge of Goldcorp, threatened claim, complaint or proceeding for wrongful dismissal, constructive dismissal or any other tort claim relating to employment or termination of employment of employees or independent contractors, or under any applicable Law with respect to employment and labour, except for routine claims for benefits, except as has not had and would not reasonably be expected to, individually or in the aggregate, have a Goldcorp Material Adverse Effect.

(vi)                            Goldcorp and its Subsidiaries and, to the knowledge of Goldcorp, the Goldcorp Material JV Entities have been since January 1, 2016 and are in material compliance with all terms and conditions of employment and all applicable Laws with respect to employment and labour, including employment and labour standards, occupational health and safety, workers’ compensation, human rights, labour relations and privacy and there are no current, pending, or, to the knowledge of Goldcorp, threatened, material proceedings before any court, board or tribunal with respect to any of the areas listed herein, except as disclosed in Section 3.1(v)(v) of the Goldcorp Disclosure Letter or otherwise has not had and

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would not reasonably be expected to, individually or in the aggregate, have a Goldcorp Material Adverse Effect.

(vii)                         Newmont has been provided with true and complete copies of all material Goldcorp Benefit Plans.

(w)                               Absence of Certain Changes or Events. Other than as disclosed in Section 3.1(w) in the Goldcorp Disclosure Letter, since September 30, 2018: (i) Goldcorp and its Subsidiaries and, to the knowledge of Goldcorp, the Goldcorp Material JV Entities, have operated their respective businesses only in the ordinary course of business consistent with past practice, (ii) there has not been any Goldcorp Material Adverse Effect, and (iii) Goldcorp and its Subsidiaries have not taken or failed to take any action which, if taken after the date of this Agreement, would constitute a breach of Section 5.1.

(x)                                 Litigation. There is no Proceeding against or involving Goldcorp or any of its Subsidiaries or, to the knowledge of Goldcorp, any of the Goldcorp JV Entities or any of their respective properties or assets pending or, to the knowledge of Goldcorp, threatened and, to the knowledge of Goldcorp, no event has occurred which would reasonably be expected to give rise to any Proceeding, in each case which, if adversely determined, would reasonably be expected to have a Goldcorp Material Adverse Effect or would significantly impede the ability of Goldcorp to consummate the Arrangement.

(y)                                 Taxes. Except as disclosed in Section 3.1(y) of the Goldcorp Disclosure Letter:

(i)                                    each of Goldcorp, its Subsidiaries and, to the knowledge of Goldcorp, the Goldcorp JV Entities has duly and in a timely manner made or prepared all material Tax Returns required to be made or prepared by it, and duly and in a timely manner filed all material Tax Returns required to be filed by it with the appropriate Governmental Entity, and all such Tax Returns were complete and correct in all material respects;

(ii)                                 each of Goldcorp, each of its Subsidiaries and, to the knowledge of Goldcorp, the Goldcorp JV Entities has paid all Taxes, including instalments on account of Taxes for the current year required by applicable Law, which are due and payable by it whether or not assessed by the appropriate Governmental Entity and Goldcorp has provided adequate accruals in accordance with IFRS in the most recently published financial statements of Goldcorp for any Taxes of Goldcorp, each of its Subsidiaries and, to the knowledge of Goldcorp, each of the Goldcorp JV Entities for the period covered by such financial statements that have not been paid whether or not shown as being due on any Tax Returns, except in each case where the failure to do so would not reasonably be expected to individually or in the aggregate, have a Goldcorp Material Adverse Effect. Except as would not reasonably be expected to individually or in the aggregate, have a Goldcorp Material Adverse Effect since such

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publication date, no liability in respect of Taxes not reflected in such statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued, other than in the ordinary course of business;

(iii)                             all deficiencies for Taxes asserted or assessed against any of Goldcorp, its subsidiaries, and, to the knowledge of Goldcorp, the Grizzles JV Entities have been paid in full, accrued on the books of Goldcorp or finally settled, except to the extent that any such deficiencies would not reasonably be expected to, individually or in the aggregate, have a Goldcorp Material Adverse Effect;

(iv)                             each of Goldcorp, its Subsidiaries and, to the knowledge of Goldcorp, the Goldcorp JV Entities has duly and timely withheld all Taxes required by Law to be withheld by it in connection with any amounts paid or owing to any employee, independent contractor, supplier, creditor, shareholder, non-resident or other third party (including Taxes required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the benefit of any Person) and has duly and timely remitted to the appropriate Governmental Entity such Taxes or other amounts required by Law to be remitted by it, except where the failure to do so would not reasonably be expected to, individually or in the aggregate, have a Goldcorp Material Adverse Effect;

(v)                                 each of Goldcorp, its Subsidiaries and, to the knowledge of Goldcorp, the Goldcorp JV Entities has duly and timely collected all amounts on account of any sales, use or transfer Taxes, including, without limitation, goods and services, harmonized sales, provincial and territorial sales taxes and state and local taxes, required by Law to be collected by it and has duly and timely remitted to the appropriate Governmental Entity such amounts required by Law to be remitted by it, except where the failure to do so would not reasonably be expected to, individually or in the aggregate, have a Goldcorp Material Adverse Effect;

(vi)                              none of Goldcorp, its subsidiaries, nor, to the knowledge of Goldcorp, any of the Goldcorp JV Entities has in place with a Governmental Entity any agreement or extension of time for which to file any material Tax Returns or pay any material amount of Tax, by way of assessment or otherwise, and no such entity has an extension or waiver of a statute of limitation relating to any material amount of Tax;

(vii)                          there are no proceedings, investigations, audits or claims now pending in writing against Goldcorp, any of its Subsidiaries, or, to the knowledge of Goldcorp, the Goldcorp JV Entities in respect of any Taxes and there are no matters under discussion, audit or appeal with any Governmental Entity relating to Taxes, except to the extent that any of the foregoing would not

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reasonably be expected to, individually or in the aggregate, have a Goldcorp Material Adverse Effect;

(viii)                      for the purposes of the Tax Act and any other relevant Tax purposes:

(A)                               Goldcorp is a “taxable Canadian corporation” and is resident in Canada and is not resident in any other country;

(B)                               each of Goldcorp’s Subsidiaries and, to the knowledge of Goldcorp, the Goldcorp JV Entities is resident in the jurisdiction (or country of which such jurisdiction is a political subdivision) in which it was formed or continued, and is not resident in any other country;

(C)                               none of Goldcorp, any of its Subsidiaries, nor, to the knowledge of Goldcorp, any of the Goldcorp JV Entities (1) has a permanent establishment, or (2) is engaged in trade or business (or comparable non-U.S. standard in any jurisdiction outside of the United States), in either case, in a jurisdiction other than its country of organization; and

(D)                               no written claim has been made by any Governmental Entity in a jurisdiction where Goldcorp, any of its Subsidiaries or, to the knowledge of Goldcorp, any of the Goldcorp JV Entities does not file Tax Returns that such entity is or may be subject to Tax by that jurisdiction.

(ix)                              none of Goldcorp, its Subsidiaries nor, to the knowledge of Goldcorp, any of the Goldcorp JV Entities is a “United States person” within the meaning of Section 7701(a)(30) of the Code. None of Goldcorp, its Subsidiaries nor, to the knowledge of Goldcorp, any of the Goldcorp JV Entities is a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code;

(x)                                 none of Goldcorp, its Subsidiaries nor, to the knowledge of Goldcorp, any of the Goldcorp JV Entities is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code determined without regard to the repeal of Section 958(b)(4) of the Code;

(xi)                              none of Goldcorp, nor, to the knowledge of Goldcorp, any of its Subsidiaries or the Grizzles JV Entities has made an election pursuant to Section 897(i) of the Code;

(xii)                           since January 1, 2017, none of Goldcorp, its Subsidiaries nor, to the knowledge of Goldcorp, any of the Goldcorp JV Entities has been the “distributing corporation” or a “controlled corporation”, in each case,

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within the meaning of Section 355 of the Code, with respect to a transaction that was intended to be governed in whole or in part by Section 355 of the Code;

(xiii)                       none of Goldcorp, its Subsidiaries nor, to the knowledge of Goldcorp, any of the Goldcorp JV Entities is a party to any agreement, understanding or arrangement relating to the allocation or sharing of Taxes (excluding customary commercial agreements entered into in the ordinary course of business the primary subject of which is not Taxes);

(xiv)                       there are no Liens for Taxes upon any properties or assets of Goldcorp, any of its Subsidiaries or, to the knowledge of Goldcorp, any of the Goldcorp JV Entities (other than Liens (A) relating to Taxes not yet due and payable and for which adequate reserves have been recorded on the most recent balance sheet included in the Goldcorp Annual Financial Statements; and (B) which would not reasonably be expected to, individually or in the aggregate, have a Goldcorp Material Adverse Effect);

(xv)                          each of Goldcorp, its Subsidiaries and, to the knowledge of Goldcorp, the Goldcorp JV Entities has not, and has never been deemed to have for purposes of the Tax Act or any other Tax Law, entered into any transactions or arrangements with persons with whom they do not deal at arm’s length (within the meaning of the Tax Act) other than for consideration equal to fair market value. For all transactions between Goldcorp or any of its Subsidiaries or the Goldcorp JV Entities, on the one hand, and any non-resident Person with whom Goldcorp, any of its Subsidiaries or any of the Goldcorp JV Entities was not dealing at arm’s length for the purposes of the Tax Act, on the other hand, Goldcorp, its Subsidiary or, to the knowledge of Goldcorp, the Goldcorp JV Entities, as the case may be, has made or obtained records or documents that satisfy the requirements of paragraphs 247(4)(a) to (c) of the Tax Act. Each of Goldcorp, its Subsidiaries and, to the knowledge of Goldcorp, the Goldcorp JV Entities has complied in all respects with all applicable Tax Laws with respect to transfer pricing except where the failure to do so would not reasonably be expected to, individually or in the aggregate, have a Goldcorp Material Adverse Effect;

(xvi)                       there are no circumstances existing which could result in the application of section 17, subsection 18(4), section 78, section 79, or sections 80 to 80.04 of the Tax Act (or any equivalent provision of the taxation legislation of any province or any other jurisdiction) to each of Goldcorp, its Subsidiaries and, to the knowledge of Goldcorp, the Goldcorp JV Entities.

(z)                                  Books and Records. The corporate records and minute books of Goldcorp and its Subsidiaries and, to the knowledge of Goldcorp, the Goldcorp Material JV

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Entities are currently maintained in accordance with applicable Laws and are complete and accurate in all material respects.

(aa)                          Insurance. Policies of insurance are in force naming Goldcorp, a Subsidiary of Goldcorp or, to the knowledge of Goldcorp, a Goldcorp Material JV Entity as an insured that adequately cover all risks as are customarily covered by businesses in the industry in which Goldcorp, its Subsidiaries and the Goldcorp Material JV Entities operate, and Goldcorp and its Subsidiaries and, to the knowledge of Goldcorp, the Goldcorp Material JV Entities are in compliance in all material respects with all requirements with respect to such policies. Goldcorp has disclosed in the Goldcorp Data Room, a summary listing of all such policies that are material to Goldcorp (including additional details pertaining to the Directors & Officers liability policy). All such policies shall remain in full force and effect (subject to taking into account insurance market conditions and offerings and industry practices) and will not be cancelled or otherwise terminated as a result of the transactions contemplated herein. None of Goldcorp or its Subsidiaries or, to the knowledge of Goldcorp, the Goldcorp Material JV Entities has failed to promptly give any notice or present any material claim under such policies.

(bb)                          Non-Arm’s Length Transactions. Other than as disclosed in the Goldcorp Public Documents and other than employment or compensation agreements entered into in the ordinary course of business, no director, officer, employee or agent of, or independent contractor to, Goldcorp, any of its Subsidiaries, or holder of record or beneficial owner of 5% or more of the Goldcorp Shares, or associate or affiliate of any such officer, director or beneficial owner, is a party to, or beneficiary of, any loan, guarantee, Contract, arrangement or understanding or other transactions with Goldcorp or any of its Subsidiaries.

(cc)                            Benefit Plans. Other than as disclosed in Section 3.1(cc) of the Goldcorp Disclosure Letter:

(i)                                     Each Goldcorp Benefit Plan has been established, registered, amended, funded, administered, and invested in all material respects in accordance with its terms and applicable Laws in all material respects and in accordance with their terms, the terms of the material documents that support such Goldcorp Benefit Plans and the terms of agreements between Goldcorp and its Subsidiaries on the one hand and the employees (present and former) who are members of, or beneficiaries under, such Goldcorp Benefit Plans, on the other hand in all material respects, and any contributions required to be made under each Goldcorp Benefit Plan, as of the date hereof, have been timely made in accordance with the terms of such Goldcorp Benefit Plan and applicable Laws, and all obligations in respect of each Goldcorp Benefit Plan have been properly accrued and reflected in the Goldcorp Annual Financial Statements. All employer and employee payments, contributions and premiums required to be remitted, paid to or in respect of each Goldcorp Benefit Plan have been paid or

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remitted in a timely fashion in accordance with its terms and all Laws in all material respects. To the knowledge of Goldcorp, there are no investigations by a Governmental Entity or material claims (other than routine claims for payment of benefits) pending or threatened involving any Goldcorp Benefit Plan or its assets, and no facts exist which would reasonably be expected to give rise to any such investigation order or material claim (other than routine claims for payment of benefits).

(ii)                                  Except as would not reasonably be expected to, individually or in the aggregate, have a Goldcorp Material Adverse Effect, (A) all current obligations of Goldcorp regarding the Goldcorp Benefit Plans have been satisfied and (B) all contributions, premiums or Taxes required to be made or paid by Goldcorp by applicable Laws or under the terms of each Goldcorp Benefit Plan have been made in a timely fashion in accordance with applicable Laws and the terms of such Goldcorp Benefit Plan.

(iii)                              There are no pension or retirement income plans of Goldcorp or any of its Subsidiaries.

(iv)                              The costs of funding the Goldcorp Benefit Plans are, in all material respects, reflected in the Goldcorp Financial Statements.

(v)                                 No event has occurred respecting any Goldcorp Benefit Plan which would entitle a Person (without the consent of Goldcorp) to wind-up or terminate any Goldcorp Benefit Plan in whole or in part.

(vi)                              To the knowledge of Goldcorp, there has been no amendment to, announcement by Goldcorp, any of its Subsidiaries or any of the Goldcorp Material JV Entities relating to or change in employee participation, coverage, or benefits provided under, any Goldcorp Benefit Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year.

(vii)                           There are no unfunded liabilities in respect of any Goldcorp Benefit Plan which provides pension benefits, superannuation benefits or retirement savings, including any “registered pension plans” as that term is defined in the Tax Act, or any supplemental pension plans (including going concern unfunded liabilities, solvency deficiencies or wind-up deficiencies, where applicable).

(viii)                        No liabilities or obligations under any of the Goldcorp Benefit Plans in respect of any employees on disability would reasonably be expected to, individually or in the aggregate, have a Goldcorp Material Adverse Effect.

(ix)                              None of the Goldcorp Benefit Plans, or any insurance contract relating thereto, require or permit a retroactive increase in premiums or payments

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on termination of the Goldcorp Benefit Plan or any insurance contract relating thereto.

(x)                                 All material data necessary to administer each material Goldcorp Benefit Plan is in the possession or control of Goldcorp or its agents.

(dd)                          Restrictions on Business Activities. There is no Goldcorp Material Contract or Order binding upon Goldcorp or any of its Subsidiaries or, to the knowledge of Goldcorp, any of the Goldcorp Material JV Entities that has or could reasonably be expected to have the effect of prohibiting, restricting or materially impairing any business practice of Goldcorp, any of its Subsidiaries or any of the Goldcorp JV Entities or the conduct of business by Goldcorp, any of its Subsidiaries or any of the Goldcorp Material JV Entities as currently conducted (including following the transaction contemplated by this Agreement) other than Goldcorp Material Contracts or Orders which has not had and would not reasonably be expected to, individually or in the aggregate, have a Goldcorp Material Adverse Effect.

(ee)                            Material Contracts. True and complete copies of the Goldcorp Material Contracts (other than those to which the Goldcorp Material JV Entities are parties) have been disclosed in the Goldcorp Data Room and, to the knowledge of Goldcorp, true and complete copies of the Goldcorp Material Contracts to which the Goldcorp Material JV Entities are parties have been disclosed in the Goldcorp Data Room. Goldcorp and its Subsidiaries and, to the knowledge of Goldcorp, the Goldcorp Material JV Entities, have performed in all material respects all of the respective obligations required to be performed by them under the Goldcorp Material Contracts and none of Goldcorp, or any of its Subsidiaries or, to the knowledge of Goldcorp, the Goldcorp Material JV Entities, is in material breach or default under any Goldcorp Material Contract to which it is a party or bound. To the knowledge of Goldcorp, there is no material breach or default under any such Goldcorp Material Contract by any other party thereto. All Goldcorp Material Contracts are legal, valid, binding and in full force and effect and are enforceable by Goldcorp (or a Subsidiary of Goldcorp, as the case may be) in accordance with their respective terms (subject to bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally, and to general principles of equity). Except as set forth in Section 3.1(ee) of the Goldcorp Disclosure Letter, Goldcorp has not received any written or, to the knowledge of Goldcorp, other notice that any party to a Goldcorp Material Contract intends to cancel, terminate or otherwise modify or not renew its relationship with Goldcorp or any of its Subsidiaries, and, to the knowledge of Goldcorp, no such action has been threatened.

(ff)                              Anti-Corruption.

(i)                                     None of Goldcorp, its Subsidiaries nor, to the knowledge of Goldcorp, the Goldcorp JV Entities, nor any of their directors, officers, employees, agents or representatives has, directly or indirectly, offered, promised, agreed, paid, authorized, given or taken any act in furtherance of any such

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offer, promise, agreement, payment or authorization on behalf of Goldcorp, its Subsidiaries or the Goldcorp JV Entities, anything of value, directly or indirectly, to any official of a Governmental Entity, any political party or official thereof or any candidate for political office, for the purpose of any of the following:

(A)                               influencing any action or decision of such person in such person’s official capacity, including a decision to fail to perform such person’s official function in order to obtain or retain an advantage in the course of business;

(B)                               inducing such person to use such person’s influence with any Governmental Entity to affect or influence any act or decision of such Governmental Entity to assist Goldcorp, one of its Subsidiaries or one of the Goldcorp JV Entities in obtaining or retaining business for, with, or directing business to, any person or otherwise to obtain or retain an advantage in the course of business; or

(C)                               where such payment would constitute a bribe, rebate, payoff, influence payment, kickback or illegal or improper payment to assist Goldcorp, one of its Subsidiaries or one of the Goldcorp JV Entities in obtaining or retaining business for, with, or directing business to, any person, other than such actions which have not had and would not reasonably be expected to, individually or in the aggregate, have a Goldcorp Material Adverse Effect.

(ii)                                  None of Goldcorp, its Subsidiaries nor, to the knowledge of Goldcorp, the Goldcorp JV Entities, nor any of their directors, officers, employees, agents or representatives has taken any action that is inconsistent with or prohibited by or would cause Goldcorp, one of its Subsidiaries or one of the Goldcorp JV Entities to be in violation of the substantive prohibitions or requirements of the Corruption of Foreign Public Officials Act (Canada), the Foreign Corrupt Practices Act of 1977 (United States) or any similar legislation prohibiting corruption, bribery and money laundering in any jurisdiction in which it conducts its business and to which it is subject and all contracts and arrangements between Goldcorp, one of its Subsidiaries or one of the Goldcorp JV Entities and any other person are in compliance with such laws, other than such actions which have not had and would not reasonably be expected to, individually or in the aggregate, have a Goldcorp Material Adverse Effect. Since January 1, 2016, Goldcorp, its Subsidiaries and, to the knowledge of Goldcorp, the Goldcorp JV Entities have maintained policies and procedures applicable to it and their respective directors, officers, employees, agents and representatives in place in respect thereof as are appropriate to prevent and

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detect violations of laws prohibiting corruption, bribery and money laundering.

(iii)                             None of Goldcorp, its Subsidiaries nor, to the knowledge of Goldcorp, the Goldcorp JV Entities nor any of its directors, officers, employees, agents or representatives has (A) conducted or initiated any review, audit or internal investigation that concluded that Goldcorp, one of its Subsidiaries or one of the Goldcorp JV Entities or any of their respective directors, officers, employees, agents or representatives has violated any Laws prohibiting corruption, bribery or money laundering or committed any wrongdoing thereunder, or (B) made a voluntary, directed or involuntary disclosure to any Governmental Entity responsible for enforcing anti-corruption, anti-bribery and money laundering Laws, in each case with respect to any alleged act or omission arising under or relating to non-compliance with any such Laws, or received any notice, request or citation from any person alleging non-compliance with any such Laws, other than such actions which have not had and would not reasonably be expected to, individually or in the aggregate, have a Goldcorp Material Adverse Effect.

(iv)                              Goldcorp, its Subsidiaries and, to the knowledge of Goldcorp, the Goldcorp JV Entities have maintained systems of internal controls intended to ensure compliance with the Corruption of Foreign Public Officials Act (Canada), the Foreign Corrupt Practices Act of 1977 (United States) or any similar legislation prohibiting corruption, bribery and money laundering.

(gg)                            Sanctions.

(i)                                     Neither Goldcorp, nor any of its Subsidiaries or joint ventures, nor any of their respective directors, officers or employees nor, to the knowledge of the Goldcorp, any agents or persons acting on any of their behalf: (i) is a Restricted Party; or (ii) has received written notice of or is aware of any claim, action, suit, proceeding or investigation against it with respect to Sanctions by any Sanctions Authority.

(ii)                                 None of Goldcorp, any of its Subsidiaries or, to the knowledge of the Goldcorp, any director, officer, employee or agent of Goldcorp or any of its Subsidiaries is a Person that is, or is owned or controlled by Persons that are: (i) the subject/target of any Sanctions, or (ii) located, organized or resident in a country or territory that is the subject of Sanctions, including Crimea, Cuba, Iran, North Korea, and Syria).

(iii)                             Goldcorp, its Subsidiaries and their respective directors, officers and employees and, to the knowledge of Goldcorp, the agents of Goldcorp and its Subsidiaries are in compliance with all applicable Sanctions in all material respects. Goldcorp and its Subsidiaries have instituted and

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maintain policies and procedures designed to ensure compliance with applicable Sanctions.

(iv)                             Goldcorp represents and covenants that for the past three years, neither Goldcorp nor any of its Subsidiaries has knowingly engaged in, or is now knowingly engaged in, or will engage in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions, in violation of Sanctions.

(hh)                          Indigenous Claims. Except as set forth in Section 3.1(hh) of the Goldcorp Disclosure Letter, none of Goldcorp, its Subsidiaries or, to the knowledge of Goldcorp, the Goldcorp Material JV Entities, has received any written notice of an Indigenous Claim, which relates to either of the Goldcorp Real Property Interests and Goldcorp Mineral Rights or to their respective operations and businesses except for such Indigenous Claims that would not, individually or in the aggregate, have a Goldcorp Material Adverse Effect. Except as set forth in Section 3.1(hh) of the Goldcorp Disclosure Letter, there are no ongoing or outstanding negotiations with any Indigenous group concerning an impact benefit or other material agreement between an Indigenous group and Goldcorp, its Subsidiaries, or any of the Goldcorp Material JV Entities.

(ii)                                  NGOs and Community Groups. Except as listed in Section 3.1(ii) of the Goldcorp Disclosure Letter, to the knowledge of Goldcorp:

(i)                                    no authorized legal representative of any community in the vicinity of any of the Goldcorp Material Properties has communicated in writing to Goldcorp or any of its Subsidiaries a requirement that (i) the consent of such community be obtained as a condition to continued operation of any such Goldcorp Material Property or (ii) a material increase in the compensation payments payable by Goldcorp or any of its Subsidiaries under any community development or social framework or similar agreements as a condition to the continued operation of such Goldcorp Material Properties.

(ii)                                 no dispute exists or is threatened in writing between community groups and Goldcorp, its Subsidiaries and, to the knowledge of Goldcorp, the Goldcorp Material JV Entities with respect to their respective businesses, assets and operations, except for such disputes that would not, individually or in the aggregate, have a Goldcorp Material Adverse Effect.

(jj)                                Brokers; Expenses. Except for the fees to be paid to Fort Capital Partners, TD Securities Inc. and Bank of America Merrill Lynch pursuant to the engagement letters with Goldcorp dated January 6, 2019, January 2, 2019 and January 2, 2019, respectively (the aggregate amount of fees as disclosed in Section 3.1(jj) of the Goldcorp Disclosure Letter), true and complete copies of which have been disclosed in the Goldcorp Data Room, none of Goldcorp, any of its Subsidiaries, or any of their respective officers, directors or employees has employed any

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broker, finder, investment banker, financial advisor or other person or incurred any liability for any brokerage fees, commissions, finder’s fees, financial advisory fees or other similar fees in connection with the transactions contemplated by this Agreement.

(kk)                          Fairness Opinion. As of the date hereof:

(i)                                     Fort Capital Partners, financial advisor to the Goldcorp Special Committee, has delivered its fairness opinion to the Goldcorp Special Committee to the effect that as of the date of such opinion, subject to the assumptions and limitations set out therein, the Consideration to be received by Goldcorp Shareholders pursuant to the Arrangement is fair from a financial point of view to Goldcorp Shareholders;

(ii)                                 Each of TD Securities Inc. and Bank of America Merrill Lynch, financial advisors to the Goldcorp Board, have delivered the Goldcorp Fairness Opinions to the Goldcorp Board to the effect that as of the date of such Opinions, subject to the assumptions and limitations set out therein, the Consideration to be received by Goldcorp Shareholders pursuant to the Arrangement is fair from a financial point of view to Goldcorp Shareholders; and

(iii)                             Goldcorp has been authorized by Fort Capital Partners, TD Securities Inc. and Bank of America Merrill Lynch to permit inclusion of the Goldcorp Fairness Opinions and references thereto in the Goldcorp Circular.

(ll)                                  Cultural Business. Goldcorp is not a “cultural business” within the meaning of the Investment Canada Act.

(mm)                  No “Collateral Benefit”. To the knowledge of Goldcorp, no related party of Goldcorp (within the meaning of MI 61-101) together with its associated entities, beneficially owns or exercises control or direction over 1% or more of the outstanding Goldcorp Shares, except for related parties who will not receive a “collateral benefit” (within the meaning of such instrument) as a consequence of the transactions contemplated by this Agreement.

(nn)                          HSR Act. Except as set out in Section 3.1(nn) of the Goldcorp Disclosure Letter, (i) Goldcorp and its Subsidiaries do not hold, and will not hold, at the closing of the Arrangement any assets located in the United States as defined under the HSR Act, and (ii) the assets of Goldcorp and its Subsidiaries located outside the United States did not generate sales in or into the United States, the sum of which exceeded $70 million (as adjusted) during Goldcorp’s most recent fiscal year, all as defined under the HSR Act.

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SCHEDULE 4.1
REPRESENTATIONS AND WARRANTIES OF NEWMONT

Defined Terms

As used in this schedule, capitalized terms have the meanings ascribed thereto in the Arrangement Agreement to which this schedule is appended, and the following terms have the following meanings:

“Newmont Annual Financial Statements” means the audited consolidated financial statements for Newmont as of and for each of the fiscal years ended on December 31, 2016 and December 31, 2017 (including any notes or schedules thereto and the auditor’s report thereon) included in Newmont’s annual report on Form 10-K dated filed on February 22, 2018;

“Newmont Balance Sheet” has the meaning given to it in Section (m) of Schedule 4.1;

“Newmont Financial Statements” means, together, Newmont Annual Financial Statements and Newmont Interim Financial Statements;

“Newmont Interim Financial Statements” means the interim unaudited condensed consolidated financial statements for Newmont for the three and nine month period ended September 30, 2018 (including any notes or schedules thereto) included in Newmont’s quarterly report on Form 10-Q dated filed on October 25, 2018;

“Newmont JV Entities” means any corporations or entities in which Newmont or any of its Subsidiaries directly owns 20% or more shares or equity interest and which is not otherwise a Subsidiary (and for greater certainty includes the Newmont Newmont JV Entities);

“Newmont Material JV Entities” means the entities listed as Newmont Material JV Entities in Section (d)(ii) of the Newmont Disclosure Letter;

“Newmont Material Subsidiaries” means the entities listed as Newmont Material Subsidiaries in Section (d)(ii) of the Newmont Disclosure Letter;

“Newmont Mineral Rights” has the meaning given to it in Section (o)(ii) of Schedule 4.1;

“Newmont Material Properties” has the meaning given to it in Section (r)(i) of the Newmont Disclosure Letter;

“Newmont Real Property Interests” has the meaning given to it in Section (o)(i) of Schedule 4.1;

“Newmont Shareholder Approval” means the approval of the Newmont Resolutions by Newmont Shareholders at the Newmont Meeting;

“Restricted Party” means a person that is: (i) listed on, or owned or controlled by a person listed on, or acting on behalf of a person listed on, any Sanctions List, (ii) located in, incorporated under the laws of, or owned or (directly or indirectly) controlled by, or acting on

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behalf of, a person located in or organized under the laws of a country or territory that is the target of Sanctions, or (iii) otherwise a target of Sanctions;

“Sanctions” means the economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by: (i) the United States government; (ii) the United Nations; (iii) the European Union (iv) the United Kingdom; or (v) the respective governmental institutions and agencies of any of the foregoing, including, without limitation, the Office of Foreign Assets Control of the US Department of Treasury (“OFAC”), the United States Department of State, and Her Majesty’s Treasury (“HMT”) or any other relevant sanctions authority (together “the Sanctions Authorities”); and

“Sanctions List” means the “Specially Designated Nationals and Blocked Persons” list maintained by OFAC, the Consolidated List of Financial Sanctions Targets and the Investment Ban List maintained by HMT, or any similar list maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities.

REPRESENTATIONS AND WARRANTIES OF NEWMONT

(a)                                 Organization and Qualification. Newmont and each of the Newmont Material Subsidiaries and, to the knowledge of Newmont, the Newmont Material JV Entities is a corporation duly incorporated or an entity duly created and validly existing under all applicable Laws of its jurisdiction of incorporation, continuance or creation and has all corporate power and capacity to own its assets and conduct its business as now owned and conducted. Newmont, each of the Newmont Material Subsidiaries and, to the knowledge of Newmont, each of the Newmont Material JV Entities is duly qualified to carry on business and is in good standing in each jurisdiction in which its assets and properties, owned, leased, licensed or otherwise held, or the nature of its activities, makes such qualification necessary, except where the failure to be so registered or in good standing would not, individually or in the aggregate, have a Newmont Material Adverse Effect. True and complete copies of the constating documents of Newmont and each of the Newmont Material Subsidiaries and, to the extent in the possession of Newmont, the each of the Newmont Material JV Entities have been disclosed in the Newmont Data Room, and no action has been taken to amend or supersede such constating documents of Newmont and each of the Newmont Material Subsidiaries and, to the knowledge of Newmont, the Newmont Material JV Entities.

(b)                                 Authority Relative to this Agreement. Newmont has the requisite corporate power and authority to enter into this Agreement and the agreements and other documents to be entered into by it hereunder and, subject to obtaining Newmont Shareholder Approval, to perform its obligations hereunder and thereunder. The execution and delivery and performance of this Agreement, the Arrangement and the agreements and other documents to be entered into by Newmont hereunder and the consummation by Newmont of the transactions contemplated hereunder and thereunder have been duly authorized by the Newmont Board, and no other corporate proceedings on the part of Newmont are necessary to authorize this

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Agreement and the agreements and other documents to be entered into by it hereunder or the consummation of the Arrangement, other than obtaining approval of the Newmont Proxy Statement by the Newmont Board and the Newmont Shareholder Approval. This Agreement has been duly executed and delivered by Newmont and constitutes a valid and binding obligation of Newmont, enforceable by Goldcorp against Newmont in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency and other applicable Laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(c)                                  No Conflict; Required Filings and Consent. Except as set forth in Section 4.1(c) of Newmont Disclosure Letter, The execution and delivery by Newmont of this Agreement and the performance by it of its obligations hereunder and the completion of the Arrangement and the other transactions contemplated hereby do not and will not (or would not with the giving of notice, the lapse of time or both, or the happening of any other event or condition):

(i)                                     violate, conflict with or result in a breach or default of:

(A)                               any provision of the articles, by-laws or other constating documents or partnership agreements of Newmont or any of its Subsidiaries or, to the knowledge of Newmont, any of the Newmont Material JV Entities;

(B)                               any Newmont Material Contract or Authorization to which Newmont or any of its Subsidiaries or, to the knowledge of Newmont, any of the Newmont Material JV Entities is a party or by which Newmont or any of its Subsidiaries is bound, except as would not, individually or in the aggregate, have a Newmont Material Adverse Effect; or

(C)                               any Law to which Newmont or any of its Subsidiaries or, to the knowledge of Newmont, any of the Newmont Material JV Entities is subject or by which Newmont or any of its Subsidiaries or, to the knowledge of Newmont, any of the Newmont Material JV Entities is bound, subject to receipt of the Regulatory Approvals and except as would not, individually or in the aggregate, have a Newmont Material Adverse Effect;

(ii)                                 give rise to any right of termination, allow any Person to exercise any rights, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Newmont is entitled, under any Newmont Material Contract or Authorization to which Newmont or any of its Subsidiaries or, to the knowledge of Newmont, any of the Newmont Material JV Entities is a

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party, except as would not, individually or in the aggregate, have a Newmont Material Adverse Effect; or

(iii)                             give rise to any rights of first refusal or rights of first offer, trigger any change of control provision or any restriction or limitation, or require any consent or other action by any Person, under any Newmont Material Contract or Authorization, or result in the imposition of any Lien upon any of Newmont’s assets or the assets of any of the Newmont’s Subsidiaries or, to the knowledge of Newmont, any of the Newmont Material JV Entities except as would not, individually or in the aggregate, have a Newmont Material Adverse Effect.

Other than the Regulatory Approvals, such filings and approvals required by the applicable rules and policies of the TSX and the NYSE, the Interim Order and the Final Order, no Authorization of, or other action by or in respect of, or filing, recording, registering or publication with, or notification to, any Governmental Entity is necessary on the part of Newmont or any of its Subsidiaries or the Newmont Material JV Entities for the consummation by Newmont of its obligations in connection with the Arrangement under this Agreement or for the completion of the Arrangement, except for such Authorizations and filings as to which the failure to obtain or make would not, individually or in the aggregate, have a Newmont Material Adverse Effect.

(d)                                 Subsidiaries.

(i)                                     Newmont has no material Subsidiaries other than the Newmont Material Subsidiaries.

(ii)                                 Except as set forth in Section 4.1(d)(ii) of the Newmont Disclosure Letter, Newmont is, directly or indirectly, the registered and beneficial owner of (A) with respect to each Newmont Material Subsidiary, all of its issued and outstanding securities, and (B) with respect to each Newmont Material JV Entity, the ownership percentage set forth in the Newmont Public Documents, in each case free and clear of all material Liens (other than Liens set forth in the Newmont Interim Financial Statements), and all of the issued and outstanding securities of the Newmont Material Subsidiaries and, to the knowledge of Newmont, the Newmont Material JV Entities have been duly and validly authorized and issued, are fully paid, and if such entity is a corporation, are non-assessable. No securities of the Newmont Material Subsidiaries or the Newmont Material JV Entities have been have been issued in violation of any Law or pre-emptive or similar rights. There are no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to acquire any securities or other ownership interests in any of the Newmont Material Subsidiaries or to the knowledge of Newmont, the Newmont Material JV Entities.

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(e)                                  Compliance with Laws and Constating Documents.

(i)                                     The operations of Newmont and its Subsidiaries and, to the knowledge of Newmont, the Newmont JV Entities have been since January 1, 2016 and are now being conducted in material compliance with all Laws of each jurisdiction, the Laws of which have been and are now applicable to the operations of Newmont, of any of its Subsidiaries and of any Newmont JV Entities, and none of Newmont or any of its Subsidiaries or, to the knowledge of Newmont, any of the Newmont JV Entities has received any notice of any alleged violation of any such Laws, other than non-compliance or violations which have not had and would not reasonably be expected to, individually or in the aggregate, have a Newmont Material Adverse Effect.

(ii)                                  None of Newmont or any of its Subsidiaries or the Newmont JV Entities is in conflict with, or in default under or in violation of its articles or by-laws or equivalent organizational documents except for such violation or default which would not, individually or in the aggregate, have a Newmont Material Adverse Effect.

(f)                                   Authorizations. Newmont and its Subsidiaries and, to the knowledge of Newmont, the Newmont JV Entities have obtained all material Authorizations necessary for the ownership, operation and use of the assets of Newmont, its Subsidiaries and the Newmont JV Entities or otherwise in connection with carrying on the business and operations of Newmont, its Subsidiaries and the Newmont JV Entities in compliance with all applicable Laws, except where the failure to have any such Authorization would not, individually or in the aggregate, have a Newmont Material Adverse Effect. Such Authorizations are in full force and effect in accordance with their terms. Newmont and its Subsidiaries and, to the knowledge of Newmont, the Newmont JV Entities have fully complied with and are in compliance with all such Authorizations. There is no action, investigation or proceeding pending or, to the knowledge of Newmont threatened, regarding any such Authorizations, which if successful would, individually or in the aggregate, have a Newmont Material Adverse Effect. None of Newmont or any of its Subsidiaries or, to the knowledge of Newmont, any of the Newmont JV Entities or any of their respective officers or directors, has received any notice, whether written or oral, of revocation or non-renewal or material amendments of any such Authorizations, or of any intention of any Person to revoke or refuse to renew or to materially amend any of such Authorizations, except in each case, for revocations, non-renewals or amendments which would not, individually or in the aggregate, have a Newmont Material Adverse Effect, and all Authorizations of Newmont and its Subsidiaries and, to the knowledge of Newmont, the Newmont JV Entities continue to be effective in order for Newmont, its Subsidiaries and the Newmont JV Entities to continue to conduct their respective businesses as they are currently being conducted. To the knowledge of Newmont, no Person other than Newmont or a wholly-owned Subsidiary thereof owns or has any proprietary,

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financial or other interest (direct or indirect) in any Authorizations of Newmont or its wholly-owned Subsidiaries.

(g)                                  Capitalization and Listing.

(i)                                     The authorized share capital of Newmont consists of 750,000,000 Newmont Shares and 5,000,000 shares of preferred stock, par value $5.00 per share. As of the date of this Agreement there are: (A) 534,614,887 Newmont Shares validly issued and outstanding as fully-paid and non-assessable shares of Newmont, of which 1,951,652 are treasury shares; (B) no shares of preferred stock issued or outstanding; (C) (1) 2,164,163 Newmont Shares underlying Newmont restricted stock units, (2) 2,231,386 Newmont Shares underlying Newmont performance leveraged stock units (assuming target performance), (3) no Newmont Shares underlying Newmont strategic stock units, (4) options to purchase 800,262 Newmont Shares, and (5) 247,147 Newmont Shares underlying Newmont director stock units. All Newmont Shares have been, and all Newmont Shares issuable upon the vesting or exercise of the Newmont restricted stock units, Newmont performance leveraged stock units, options to purchase Newmont Shares and Newmont director stock units, as the case may be, in accordance with their terms have been duly authorized and, upon issuance, will be, validly issued as fully paid and non-assessable shares of Newmont and are not and will not be, as applicable, subject to or issued in violation of, any pre-emptive rights. Except for the Newmont restricted stock units, Newmont performance leveraged stock units, options to purchase Newmont Shares, and Newmont director stock units referred to in this Section (g)(i), as of the date of this Agreement, there are no issued, outstanding or authorized options, warrants, conversion privileges, calls, or pre-emptive, redemption, repurchase, stock appreciation or other rights, shareholder rights plans, agreements, arrangements, commitments or obligations of Newmont, any of its Subsidiaries or any of the Newmont JV Entities to issue or sell any shares in the capital of Newmont or shares, partnership interests or other equity interests of any of its Subsidiaries or any of the Newmont JV Entities or securities or obligations of any kind convertible into, exchangeable for or otherwise carrying the right or obligation to acquire or subscribed for  any shares in the capital of Newmont or shares, partnership interests or other equity interests of any of its Subsidiaries or any of the Newmont JV Entities or the value of which is based on the value of the securities of Newmont or any of its Subsidiaries or any of the Newmont JV Entities, and other than the Newmont Incentive Plan, there are no equity or security based compensation arrangements maintained by Newmont.

(ii)                                  All outstanding securities of Newmont have been issued in material compliance with all applicable Laws and any pre-emptive or similar rights applicable to them.

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(iii)                              There are no issued, outstanding or authorized bonds, debentures or other evidences of indebtedness of Newmont, its Subsidiaries or the Newmont Material JV Entities or any other agreements, arrangements, instruments or commitments of any kind outstanding giving any Person, directly or indirectly, the right to vote (or that are convertible or exercisable for securities having the right to vote) with Newmont Shareholders on any matter.

(iv)                              The Consideration Shares to be issued at the Effective Time will be duly authorized and validly issued by Newmont as fully paid and non-assessable shares of Newmont, free and clear of all Liens.

(h)                                 Shareholder and Similar Agreements. Except as set forth in Section 4.1(h) of the Newmont Disclosure Letter, neither Newmont nor any of its Subsidiaries nor, to the knowledge of Newmont, any of the Newmont Material JV Entities is party to any shareholder, pooling, voting trust or other similar agreement or arrangement relating to the issued and outstanding shares in the capital of Newmont, any of its Subsidiaries or any of the Newmont Material JV Entities or pursuant to which any Person may have any right or claim in connection with any existing or past equity interest in Newmont, any of its Subsidiaries or any of the Newmont Material JV Entities, and Newmont has not adopted a shareholder rights plan or any other similar plan or agreement.

(i)                                     Reporting Issuer Status, Registrant Status and Stock Exchange Compliance.

(i)                                     Newmont is an SEC registrant and as of the date hereof, Newmont is a reporting issuer (or the equivalent) not in default under Canadian Securities Laws in each of the provinces of Canada, and is in material compliance with all applicable Canadian Securities Laws therein.

(ii)                                  There is no Order delisting, suspending or cease trading any securities of Newmont. The Newmont Shares are listed for trading on the NYSE and are not listed on any market other than the NYSE, and Newmont is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(iii)                              Newmont has not taken any action to cease to be a reporting issuer in any province nor has Newmont received notification from the Ontario Securities Commission, as principal regulator, or any other applicable securities commissions or securities regulatory authority of a province or territory of Canada seeking to revoke Newmont’s reporting issuer status. To the knowledge of Newmont, no delisting, suspension of trading or cease trade or other order or restriction with respect to any securities of Newmont is pending, in effect, has been threatened, or is expected to be implemented or undertaken, and Newmont is not subject to any formal or informal review, enquiry, investigation or other proceeding relating to any such order or restriction.

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(j)                                    U.S. Securities Law Matters.

(i)                                     The Newmont Shares are registered pursuant to Section 12(b) of the U.S. Exchange Act and Newmont is in material compliance with its reporting obligation pursuant to Section 13 of the U.S. Exchange Act.

(ii)                                 Other than the Newmont Shares, Newmont does not have, nor is it required to have, any class of equity securities registered under the U.S. Exchange Act, nor is Newmont subject to any reporting obligation (whether active or suspended) pursuant to section 15(d) of the U.S. Exchange Act.

(iii)                              Newmont is not an investment company registered or required to be registered under the U.S. Investment Company Act of 1940, as amended.

(k)                                 Reports. Since January 1, 2016, Newmont has timely filed true and correct copies of Newmont Public Documents that Newmont is required to file under U.S. Securities Laws and Canadian Securities Laws, other than such documents that the failure to file would, individually or in the aggregate, not have a Newmont Material Adverse Effect. Newmont Public Documents at the time filed (A) did not contain any misrepresentation, (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and (C) complied in all material respects with the requirements of applicable U.S. Securities Laws and Canadian Securities Laws,. Any amendments to Newmont Public Documents required to be made under U.S. Securities Laws have been filed on a timely basis. Newmont has not filed any confidential material change report with any Governmental Entity which at the date hereof remains confidential or any other confidential filings filed under Canadian Securities Laws or with any Governmental Entity.

(l)                                     Financial Statements.

(i)                                     The Newmont Financial Statements (including the related management’s discussion and analysis) have been, and all financial statements of Newmont (including any notes or schedules thereto and related management’s discussion and analysis) which are publicly disseminated by Newmont in respect of any subsequent periods prior to the Effective Date will be, prepared in accordance with U.S. GAAP applied on a basis consistent with prior periods (except where U.S. GAAP has changed and new accounting standards become effective for the subsequent period) and all applicable Laws and present fairly, in all material respects, the assets, liabilities (whether accrued, absolute, contingent or otherwise), consolidated financial position and results of operations of Newmont and its Subsidiaries as of the respective dates thereof and their results of operations and cash flows for the respective periods covered thereby.

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(ii)                                 The management of Newmont has established and maintains a system of disclosure controls and procedures, including “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the U.S. Exchange Act) designed to provide reasonable assurance that information required to be disclosed by Newmont in its annual filings, interim filings or other reports filed or submitted by it under the applicable Laws imposed by Governmental Entities is recorded, processed, summarized and reported within the time periods specified by such Laws imposed by such Governmental Entities. Such disclosure controls and procedures include controls and procedures designed to ensure that information required to be disclosed by Newmont in its annual filings, interim filings or other securities filings filed or submitted under the applicable Laws imposed by Governmental Entities is accumulated and communicated to Newmont’s management, including its chief executive officer and chief financial officer (or Persons performing similar functions), as appropriate to allow timely decisions regarding required disclosure.

(iii)                             Newmont maintains internal control over financial reporting, including “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the U.S. Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP and includes policies and procedures that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Newmont and its Subsidiaries; (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. GAAP, and that receipts and expenditures of Newmont and its Subsidiaries are being made only with authorizations of management and directors of Newmont and its Subsidiaries; and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Newmont or its Subsidiaries that could have a material effect on its financial statements. To the knowledge of Newmont, as of the date of this Agreement (x) there are no material weaknesses in the design and implementation or maintenance of internal controls over financial reporting of Newmont that are reasonably likely to adversely affect the ability of Newmont to record, process, summarize and report financial information; and (y) there is no fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of Newmont.

(iv)                              There are no off-balance sheet transactions, arrangements, obligations (including contingent obligations) or other relationships of Newmont or

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any of its Subsidiaries with unconsolidated entities or other Persons which are not reflected in the Newmont Financial Statements.

(v)                                 The financial books, records and accounts of Newmont and each of its Subsidiaries and, to the knowledge of Newmont, each of the Newmont Material JV Entities: (A) have been maintained, in all material respects, in accordance with U.S. GAAP, and (B) accurately and fairly reflect the basis for Newmont’s financial statements in all material respects.

(vi)                              None of Newmont, any of its Subsidiaries, or any of the respective directors, officers, employees, auditors, accountants or representatives of any of the foregoing, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Newmont or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion, or claim that Newmont or any of its Subsidiaries has engaged in questionable accounting or auditing practices, which has not been resolved to the satisfaction of the audit committee of the Newmont Board.

(m)                             Undisclosed Liabilities. None of Newmont nor any of its Subsidiaries nor, to the knowledge of Newmont, any of the Newmont Material JV Entities, has any material liabilities or obligations of any nature, whether or not accrued, contingent, absolute, determined, determinable or otherwise, except for (a) liabilities and obligations that are specifically presented on the unaudited condensed consolidated balance sheet of Newmont as of September 30, 2018 (the “Newmont Balance Sheet”) or disclosed in the notes thereto; (b) those incurred in the ordinary course of business since the date of the Newmont Balance Sheet and consistent with past practice; and (c) those incurred in connection with the execution of this Agreement.

(n)                                 Sarbanes-Oxley Compliance. Each of the principal executive officer and the principal financial officer of Newmont (or each former principal executive officer and each former principal financial officer of Newmont, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the U.S. Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Newmont Public Documents, and the statements contained in such certifications were true and accurate in all material respects as of the dates made in such Newmont Public Documents. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither Newmont nor any of its Subsidiaries has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the U.S. Exchange Act) of Newmont or any of its Subsidiaries. Newmont is in material

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compliance with all applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of the NYSE.

(o)                                 Title. Newmont its Subsidiaries and, to the knowledge of Newmont, the Newmont JV Entities:

(i)                                     have good and sufficient title to their real property interests, including fee simple estate of and in real property, leases, easements, rights of way, permits or licenses from landowners or authorities permitting the use of land by Newmont, its Subsidiaries or the Newmont JV Entities, as applicable, necessary to permit the operation of Newmont’s business as presently owned and conducted in all material respects (collectively, “Newmont Real Property Interests”); and

(ii)                                  hold their mineral concession, claims, leases, licenses, permits, access rights and other rights and interests necessary to explore for, develop, mine, produce, process or refine, minerals, concentrates or ores for development purposes on it their properties (collectively, the “Newmont Mineral Rights”), free and clear of any material Liens.

(p)                                 No Defaults under Leases and Agreements.

(i)                                     None of Newmont or any of its Subsidiaries or, to the knowledge of Newmont, any of the Newmont JV Entities has received notice of any default under any of the leases and other title and operating documents or any other agreement or instrument pertaining to the Newmont Real Property Interests or the Newmont Mineral Rights to which Newmont, any of its Subsidiaries or any of the Newmont JV Entities is a party or by or to which Newmont or any such assets are bound or subject, except to the extent that such defaults have not had and would not reasonably be expected to, individually or in the aggregate, have a Newmont Material Adverse Effect.

(ii)                                  (A) Newmont, its Subsidiaries and, to the knowledge of Goldcorp, the Newmont JV Entities are in good standing under all, and are not in default under any, and (B) there is no existing condition, circumstance or matter which constitutes or which, with the passage of time or the giving of notice or both, would constitute a default under any, leases and other title and operating documents or any other agreements and instruments pertaining to the Newmont Real Property Interests and the Newmont Mineral Rights to which it is a party or by or to which it or such assets are bound or subject and, to the knowledge of Newmont, all such leases, title and operating documents and other agreements and instruments are in good standing and in full force and effect and none of the counterparties to such leases, title and operating documents and other agreements and instruments is in default thereunder except to the extent that such defaults

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have not had and would not reasonably be expected to, individually or in the aggregate, have a Newmont Material Adverse Effect.

(q)                                 Expropriation. No properties or assets of Newmont or its Subsidiaries or, to the knowledge of Newmont, the Newmont Material JV Entities, subject to the Newmont Real Property Interests or the Newmont Mineral Rights has been taken or appropriated by any Governmental Entity, nor has any notice or proceeding in respect hereof been given or commenced, nor, to the knowledge of Newmont, is there any intent or proposal to give any such notice or to commence any such proceeding, except as would not reasonably be expected to, individually or in the aggregate, have a Newmont Material Adverse Effect.

(r)                                    Newmont Mineral Reserves and Resources.

(i)                                     The Newmont Material Properties are the only material properties of Newmont for the purposes of NI 43-101.

(ii)                                  Each of the technical reports relating to the Newmont Material Properties filed pursuant to NI 43-101 complied in all material respects with the requirements of NI 43-101 at the respective time of filing thereof.

(iii)                               The mineral reserves and mineral resources for the Newmont Real Property Interests and the Newmont Mineral Rights were prepared, in all material respects, in accordance with sound mining, engineering, geoscience and other applicable industry standards and practices, and in accordance with applicable Laws, including the requirements of NI 43-101. There has been no material reduction in the aggregate amount of estimated mineral resources or mineral reserves of Newmont from the amounts set forth in the Newmont Public Documents, other than as a result of production activities in the ordinary course. All information regarding the Newmont Real Property Interests or the Newmont Mineral Rights, including all drill results, technical reports and studies, that are required to be disclosed at Law, have been disclosed in the Newmont Public Documents on or before the date hereof.

(s)                                   Royalties and Rentals Paid. All rentals, royalties, overriding royalty interests, production payments, net profits, interest burdens, payments and obligations due and payable, or performable, as the case may be, on or prior to the date hereof under, with respect to, or on account of, any direct or indirect assets of Newmont and its Subsidiaries and, to the knowledge of Newmont, the Newmont JV Entities, have been: (i) duly paid; (ii) duly performed; or (iii) provided for prior to the date hereof, except to the extent that such non-payment, non-performance or non-provision would not reasonably be expected to, individually or in the aggregate, have a Newmont Material Adverse Effect.

(t)                                    Absence of Certain Changes or Events. Since September 30, 2018: (i) Newmont and its Subsidiaries have operated their respective businesses only in the ordinary

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course of business consistent with past practice, (ii) there has not been any Newmont Material Adverse Effect, and (iii) Newmont and its Subsidiaries have not taken or failed to take any action which, if taken after the date of this Agreement, would constitute a breach of Section 5.2.

(u)                                 Litigation. Except as set forth in Section 4.1(u) of the Newmont Disclosure Letter, there is no Proceeding against or involving Newmont or any of its Subsidiaries or, to the knowledge of Newmont, any of the Newmont JV Entities or any of their respective properties or assets pending or, to the knowledge of Newmont, threatened and, to the knowledge of Newmont, no event has occurred which would reasonably be expected to give rise to any Proceeding, in each case which, if adversely determined, would reasonably be expected to have a Newmont Material Adverse Effect or would prevent, significantly impede or materially delay the ability of Newmont to consummate the Arrangement.

(v)                                 Environmental. Except as disclosed in the Newmont Public Documents and Section 4.1(v) of the Newmont Disclosure Letter, and except as has not had and would not reasonably be expected to, individually or in the aggregate, have a Newmont Material Adverse Effect, the operations of Newmont and each of its Subsidiaries are in compliance in all material respects with Environmental Laws.

(w)                               Employment Matters. Except as set forth in Section 4.1(w) of the Newmont Disclosure Letter or otherwise disclosed in the Newmont Public Documents, there is no labour strike, dispute, work slowdown or stoppage pending or involving, or to the knowledge of Newmont threatened against Newmont, any of its Subsidiaries or, to the knowledge of Newmont, any of the Newmont Material JV Entities, and no such event has occurred within the last two years.

(x)                                 Ownership of Goldcorp Shares. None of Newmont or any of its Subsidiaries or affiliates or any Person acting jointly or in concert with them in respect of the transactions contemplated by this Agreement beneficially owns or exercises control or direction over any securities of Goldcorp.

(y)                                 Taxes. Except as disclosed in Section 4.1(y) of the Newmont Disclosure Letter:

(i)                                     each of Newmont and its Subsidiaries has duly and in a timely manner made or prepared all material Tax Returns required to be made or prepared by it, and duly and in a timely manner filed all material Tax Returns required to be filed by it with the appropriate Governmental Entity, and all such Tax Returns were complete and correct in all material respects;

(ii)                                 each of Newmont and its Subsidiaries has paid all Taxes, including instalments on account of Taxes for the current year required by applicable Law, which are due and payable by it whether or not assessed by the appropriate Governmental Entity and Newmont has provided adequate accruals in accordance with U.S. GAAP in the most recently published financial statements of Newmont for any Taxes of Newmont

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and each of its Subsidiaries for the period covered by such financial statements that have not been paid whether or not shown as being due on any Tax Returns, except in each case where the failure to do so would not reasonably be expected to, individually or in the aggregate, have a Newmont Material Adverse Effect. Except as would not reasonably be expected to, individually or in the aggregate, have a Newmont Material Adverse Effect since such publication date, no liability in respect of Taxes not reflected in such statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued, other than in the ordinary course of business;

(iii)                              each of Newmont and its Subsidiaries has duly and timely withheld all Taxes required by Law to be withheld by it (including Taxes required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the benefit of any Person) and has duly and timely remitted to the appropriate Governmental Entity such Taxes or other amounts required by Law to be remitted by it, except where the failure to do so would not reasonably be expected to, individually or in the aggregate, have a Newmont Material Adverse Effect;

(iv)                              each of Newmont and its Subsidiaries has duly and timely collected all amounts on account of any sales, use or transfer Taxes, including, without limitation, goods and services, harmonized sales, provincial and territorial sales taxes and state and local taxes, required by Law to be collected by it and has duly and timely remitted to the appropriate Governmental Entity such amounts required by Law to be remitted by it, except where the failure to do so would not reasonably be expected to, individually or in the aggregate, have a Newmont Material Adverse Effect;

(v)                                 there are no material proceedings, investigations, audits or claims now pending in writing against Newmont or any of its Subsidiaries in respect of any Taxes and there are no matters under discussion, audit or appeal with any Governmental Entity relating to Taxes, except to the extent that any of the foregoing would not reasonably be expected to, individually or in the aggregate, have a Newmont Material Adverse Effect;

(vi)                              neither Newmont nor any of its Subsidiaries has been the “distributing corporation” or a “controlled corporation”, in each case, within the meaning of Section 355 of the Code, with respect to a transaction that was intended to be governed in whole or in part by Section 355 of the Code;

(vii)                           there are no Liens for Taxes upon any properties or assets of Newmont or any of its Subsidiaries (other than Liens (A) relating to Taxes not yet due and payable and for which adequate reserves have been recorded on the most recent balance sheet included in the Newmont Annual Financial Statements; and (B) which would not reasonably be expected to,

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individually or in the aggregate, have a Newmont Material Adverse Effect);

(viii)                        for the purposes of the Tax Act and any other relevant Tax purposes:

(i)                                     Newmont is a corporation formed under the laws of the state of Delaware and is not managed or controlled in any other country; and

(ii)                                  each of its Subsidiaries is resident in the jurisdiction (or country of which such jurisdiction is a political subdivision) in which it was formed or continued, and is not resident in any other country;

(z)                                  Books and Records. The corporate records and minute books of Newmont and its Subsidiaries are currently maintained in accordance with applicable Laws and are complete and accurate in all material respects.

(aa)                          Insurance. Newmont, its Subsidiaries and, to the knowledge of Newmont, the Newmont Material JV Entities have in place reasonable and prudent insurance policies that adequately cover all risks as are customarily covered by businesses in the industry in which Newmont, its Subsidiaries and the Newmont Material JV Entities operate, and Newmont and its Subsidiaries and, to the knowledge of Newmont, the Newmont Material JV Entities are in compliance in all material respects with all requirements with respect to such policies.

(bb)                          Non-Arm’s Length Transactions. Other than as disclosed in the Newmont Public Documents and other than employment or compensation agreements entered into in the ordinary course of business, no director, officer, employee or agent of, or independent contractor to, Newmont, any of its Subsidiaries, or holder of record or beneficial owner of 5% or more of the Newmont Shares, or associate or affiliate of any such officer, director or beneficial owner, is a party to, or beneficiary of, any loan, guarantee, Contract, arrangement or understanding or other transactions with Newmont or any of its Subsidiaries.

(cc)                            Restrictions on Business Activities. There is no Newmont Material Contract or Order binding upon Newmont or any of its Subsidiaries or, to the knowledge of Newmont, any of the Newmont Material JV Entities that has or could reasonably be expected to have the effect of prohibiting, restricting or materially impairing any business practice of Newmont, any of its Subsidiaries or any of the Newmont JV Entities or the conduct of business by Newmont, any of its Subsidiaries or any of the Newmont Material JV Entities as currently conducted (including following the transaction contemplated by this Agreement) other than Newmont Material Contracts or Orders which has not and would not reasonably be expected to, individually or in the aggregate, have a Newmont Material Adverse Effect.

(dd)                          Material Contracts. True and complete copies of the Newmont Material Contracts have been disclosed in the Newmont Data Room or are part of the Newmont

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Public Documents. Newmont and its Subsidiaries have performed in all material respects all of the respective obligations required to be performed by them under the Newmont Material Contracts and none of Newmont, any of its Subsidiaries is in material breach or default under any Newmont Material Contract to which it is a party or bound. To the knowledge of Newmont, there is no material breach or default under any such Newmont Material Contract by any other party thereto. All Newmont Material Contracts are legal, valid, binding and in full force and effect and are enforceable by Newmont (or a Subsidiary of Newmont, as the case may be) in accordance with their respective terms (subject to bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally, and to general principles of equity). Newmont has not received any written or, to the knowledge of Newmont, other notice that any party to a Newmont Material Contract intends to cancel, terminate or otherwise modify or not renew its relationship with Newmont or any of its Subsidiaries, and, to the knowledge of Newmont, no such action has been threatened.

(ee)                            Anti-Corruption.

(i)                                     None of Newmont, its Subsidiaries nor, to the knowledge of Newmont, the Newmont JV Entities, nor any of their directors, officers, employees, agents or representatives has, directly or indirectly, offered, promised, agreed, paid, authorized, given or taken any act in furtherance of any such offer, promise, agreement, payment or authorization on behalf of Newmont, its Subsidiaries or the Newmont JV Entities, anything of value, directly or indirectly, to any official of a Governmental Entity, any political party or official thereof or any candidate for political office, for the purpose of any of the following:

(A)                               influencing any action or decision of such person in such person’s official capacity, including a decision to fail to perform such person’s official function in order to obtain or retain an advantage in the course of business;

(B)                               inducing such person to use such person’s influence with any Governmental Entity to affect or influence any act or decision of such Governmental Entity to assist Newmont, one of its Subsidiaries or one of the Newmont JV Entities in obtaining or retaining business for, with, or directing business to, any person or otherwise to obtain or retain an advantage in the course of business; or

(C)                               where such payment would constitute a bribe, rebate, payoff, influence payment, kickback or illegal or improper payment to assist Newmont, one of its Subsidiaries or one of the Newmont JV Entities in obtaining or retaining business for, with, or directing business to, any person,

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other than such actions which have not had and would not reasonably be expected to, individually or in the aggregate, have a Newmont Material Adverse Effect.

(ii)                                  None of Newmont, its Subsidiaries nor, to the knowledge of Newmont, the Newmont JV Entities, nor any of their directors, officers, employees, agents or representatives has taken any action that is inconsistent with or prohibited by or would cause Newmont, one of its Subsidiaries or one of the Newmont JV Entities to be in violation of the substantive prohibitions or requirements of the Corruption of Foreign Public Officials Act (Canada), the Foreign Corrupt Practices Act of 1977 (United States) or any similar legislation prohibiting corruption, bribery and money laundering in any jurisdiction in which it conducts its business and to which it is subject and all contracts and arrangements between Newmont, one of its Subsidiaries or one of the Newmont JV Entities and any other person are in compliance with such laws, other than such actions which have not had and would not reasonably be expected to, individually or in the aggregate, have a Newmont Material Adverse Effect. Since January 1, 2016, Newmont, its Subsidiaries and, to the knowledge of Newmont, the Newmont JV Entities have maintained policies and procedures applicable to it and their respective directors, officers, employees, agents and representatives in place in respect thereof as are appropriate to prevent and detect violations of laws prohibiting corruption, bribery and money laundering.

(iii)                               None of Newmont, its Subsidiaries nor, to the knowledge of Newmont, the Newmont JV Entities nor any of its directors, officers, employees, agents or representatives has (A) conducted or initiated any review, audit or internal investigation that concluded that Newmont, one of its Subsidiaries or one of the Newmont JV Entities or any of their respective directors, officers, employees, agents or representatives has violated any Laws prohibiting corruption, bribery or money laundering or committed any wrongdoing thereunder, or (B) made a voluntary, directed or involuntary disclosure to any Governmental Entity responsible for enforcing anti-corruption, anti-bribery and money laundering Laws, in each case with respect to any alleged act or omission arising under or relating to non-compliance with any such Laws, or received any notice, request or citation from any person alleging non-compliance with any such Laws, other than such actions which have not had and would not reasonably be expected to, individually or in the aggregate, have a Newmont Material Adverse Effect.

(iv)                              Newmont, its Subsidiaries and, to the knowledge of Newmont, the Newmont JV Entities have maintained systems of internal controls intended to ensure compliance with the Corruption of Foreign Public Officials Act (Canada), the Foreign Corrupt Practices Act of 1977 (United

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States) or any similar legislation prohibiting corruption, bribery and money laundering.

(ff)                              Sanctions.

(i)                                     Neither Newmont, nor any of its Subsidiaries or joint ventures, nor any of their respective directors, officers or employees nor, to the knowledge of the Newmont, any agents or persons acting on any of their behalf: (i) is a Restricted Party; or (ii) has received written notice of or is aware of any claim, action, suit, proceeding or investigation against it with respect to Sanctions by any Sanctions Authority.

(ii)                                  None of Newmont, any of its Subsidiaries or, to the knowledge of the Newmont, any director, officer, employee or agent of Newmont or any of its Subsidiaries is a Person that is, or is owned or controlled by Persons that are: (i) the subject/target of any Sanctions, or (ii) located, organized or resident in a country or territory that is the subject of Sanctions, including Crimea, Cuba, Iran, North Korea, and Syria).

(iii)                               Newmont represents and covenants that for the past three years, neither Newmont nor any of its Subsidiaries has knowingly engaged in, or is now knowingly engaged in, or will engage in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions, in violation of Sanctions.

(gg)                            Brokers; Expenses. Except for the fees to be paid to BMO Capital Markets Corp., Citigroup Global Markets Inc. and Goldman Sachs & Co. LLC pursuant to their engagement letters with Newmont, true and complete copies of which have been disclosed in the Newmont Data Room, none of Newmont, any of its Subsidiaries, or the Newmont JV Entities or any of their respective officers, directors or employees has employed any broker, finder, investment banker, financial advisor or other person or incurred any liability for any brokerage fees, commissions, finder’s fees, financial advisory fees or other similar fees in connection with the transactions contemplated by this Agreement.

(hh)                          Fairness Opinion. As of the date hereof:

(i)                                     Each of BMO Capital Markets Corp., Citigroup Global Markets Inc. and Goldman Sachs & Co. LLC, financial advisors to the Newmont Board, have delivered an oral opinion to the Newmont Board to the effect that as of the date of such opinion, subject to the assumptions and limitations set out therein, the Consideration to be paid by Newmont pursuant to the Arrangement is fair from a financial point of view to Newmont; and

(ii)                                  Newmont has been authorized by BMO Capital Markets Corp., Citigroup Global Markets Inc. and Goldman Sachs & Co. LLC to permit inclusion of

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the Newmont Fairness Opinions and references thereto in the Newmont Proxy Statement.

(ii)                                  Freely Tradeable Shares. The Consideration Shares to be issued pursuant to the Arrangement shall be registered or qualified for distribution, or exempt from or not subject to any requirement for registration or qualification for distribution, under Canadian Securities Laws, U.S. federal securities laws and the state securities of each U.S. state where holders entitled to receive such shares are located. Such securities shall not be “restricted securities” within the meaning of Rule 144 under the U.S. Securities Act of 1933, as amended, and shall not be subject to any “hold period” resale restrictions under National Instrument 45-102 — Resale of Securities of the Securities Authorities.

(jj)                                Sufficient Funds. Newmont’s cash on hand shall be sufficient for Newmont to fund the cash portion of the Consideration payable to holders of Goldcorp Shares pursuant to the Plan of Arrangement.

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